    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1997


                                                      REGISTRATION NO. 333-29415
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                                   ICO, INC.
             (Exact name of Registrant as specified in its charter)

             TEXAS                           1389                         75-1619554
 (State of other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or         Classification Code Number)         Identification No.)
          organization)
                                                                JON C. BIRO
                                                    SENIOR VICE PRESIDENT AND TREASURER
         11490 WESTHEIMER, SUITE 1000                   11490 WESTHEIMER, SUITE 1000
             HOUSTON, TEXAS 77077                           HOUSTON, TEXAS 77077
                (281) 721-4200                                 (281) 721-4200
 (Address, including zip code, and telephone      (Name, Address, including zip code, and
       number, including area code, of             telephone number, including area code,
  registrant's principal executive offices)                of agent for service)

                                    Copy to:

                                 T. MARK KELLY
                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                               1001 FANNIN STREET
                           HOUSTON, TEXAS 77002-6760
                                 (713) 758-4592

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                                   ICO, INC.
                               OFFER TO EXCHANGE
                    10 3/8% SENIOR NOTES DUE 2007, SERIES B
          FOR ALL OUTSTANDING 10 3/8% SENIOR NOTES DUE 2007, SERIES A

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
                      ON NOVEMBER 5, 1997, UNLESS EXTENDED
                             ---------------------

     ICO, Inc., a Texas corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 10 3/8% Senior Notes due 2007, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 10 3/8% Senior Notes due 2007, Series A (the "Old Notes"), of which $120,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture (as defined herein). The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

     The Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and senior in right of payment to all existing and future Subordinated Indebtedness of the Company. Under certain circumstances, any existing or future Restricted Subsidiaries of the Company will be obligated to guarantee the Notes. See "Description of Notes -- Guarantees of Certain Indebtedness". The obligation of the Restricted Subsidiaries under such guarantees will be senior unsecured obligations of such Restricted Subsidiaries which will rank pari passu with all existing and future unsecured Senior Indebtedness of such Guarantor and senior in right of payment to all future Subordinated Indebtedness of such Guarantor.

     The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be November 5, 1997, unless the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendment." Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date (as defined herein), unless previously accepted for exchange. The maximum period of time that the Exchange Offer will remain open is 45 days from the date the Registration Statement is declared effective, including all extensions. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). In addition, the Company has agreed that it will make the Prospectus and any amendment or supplement to this Prospectus available for resales by broker dealers who acquired the Notes in market making or trading activities for a period of up to 180 days. Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

                         (cover continued on next page)
                             ---------------------

     See "Risk Factors" beginning on Page 14 of this Prospectus for a discussion of certain factors that should be considered in connection with the Exchange Offer.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

                The date of this Prospectus is October 7, 1997.

     The Exchange Notes will bear interest at the rate of 10 3/8% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1997. Holders of Exchange Notes of record on November 15, 1997 will receive interest on December 1, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, June 9, 1997, to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     The Old Notes were sold by the Company on June 9, 1997 to the Initial Purchaser (as defined herein) in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Old Notes were thereupon offered and sold by the Initial Purchaser only to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), each of whom agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Old Notes may not be offered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into with the Initial Purchaser in connection with the offering of the Old Notes. See "The Exchange Offer" and "Description of Notes -- Registration Rights; Liquidated Damages."

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission" or "SEC") to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13,
1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Holders who tender Old Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley Letter or similar no-action letters. See "The Exchange Offer -- General." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of up to 180 days after consummation of the Exchange Offer. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer.

     The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes or as to the ability of or price at which the holders of Exchange Notes would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange. Bear, Stearns & Co. Inc. (the "Initial Purchaser") has informed the Company that it currently intends to make a market for the Exchange Notes as permitted by applicable law and regulation. However, it is not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
Available Information.......................................      3
Disclosure Regarding Forward Looking Statements.............      4
Incorporation of Certain Documents by Reference.............      4
Prospectus Summary..........................................      6
Summary Financial Data......................................     12
Risk Factors................................................     14
The Company.................................................     21
Private Placement...........................................     23
Use of Proceeds.............................................     23
Capitalization..............................................     24
Selected Historical Financial Data..........................     25
Selected Unaudited Pro Forma Consolidated Financial Data....     27
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     28
Business....................................................     37
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................     49
The Exchange Offer..........................................     56
Description of Certain Credit Facilities....................     63
Description of Notes........................................     64
Description of Capital Stock................................     94
Certain Federal Income Tax Consequences.....................     96
Plan of Distribution........................................     99
Transfer Restrictions on Old Notes..........................    101
Legal Matters...............................................    103
Experts.....................................................    104

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov. The Company's Common Stock is traded on The Nasdaq Stock Market National Market System under the trading symbol "ICOC" and such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. While any Old Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of Old Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to Jon C. Biro, Senior Vice President and Treasurer of the Company, 11490 Westheimer, Suite 1000, Houston, Texas 77077.

     This Prospectus constitutes part of a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of contracts or other documents are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the applicable contract or other document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes (or incorporates by reference) "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both domestic and foreign; industry capacity; management of growth; development of products; proprietary rights; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; liability and other claims asserted against the Company; competition; the loss of any significant customers; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company as a result of the sale of the Old Notes; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the following documents, which have been filed with the Commission pursuant to the Exchange Act: (i) the Company's Current Report on Form 8-K dated April 30, 1996 and the amendment thereto dated July 15, 1996, (ii) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996; (iv) the Company's Proxy Statement dated January 24, 1997 for the Annual Meeting of Shareholders held March 3, 1997; (v) the Company's Quarterly Report on Form 10-Q for the six months ended March 31, 1997; (vi) the Company's Current Report on Form 8-K filed May 12, 1997; (vii) the Company's Current Report on Form 8-K filed June 4, 1997, (viii) the Company's Quarterly Report on Form 10-Q for the nine months ended June 30, 1997, (ix) the Company's Current Report on Form 8-K dated August 5, 1997 and the amendment thereto dated October 2, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by the Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of such documents.

     Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed incorporated document or in any accompanying prospectus supplement modifies or supersedes such statement (but not to the extent that any statement and any such other filed document is only summarized herein or in any other subsequently filed document). Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference, not including exhibits to the information that has been incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to Jon C. Biro, Senior Vice President and Treasurer, ICO, Inc., 11490 Westheimer, Suite 1000, Houston, Texas 77077; telephone number (281) 721-4200.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the "Selected Historical Financial Data", "Unaudited Pro Forma Condensed Consolidated Financial Statements" and Consolidated Financial Statements and notes thereto, each included elsewhere in this Prospectus or incorporated by reference herein. Unless the context otherwise requires or as otherwise stated, for purposes of this Prospectus the "Company" or "ICO" refers to ICO, Inc. and its wholly-owned subsidiaries. References to a "fiscal year" refer to the Company's fiscal year which ends on September 30 (e.g., "fiscal 1996" means the Company's fiscal year ended September 30, 1996), and all numbers presented in the text have been rounded to the nearest increment.

                                  THE COMPANY

     The Company provides specialized oilfield services and petrochemical processing services. The Company operates in the United States, Canada and Europe, and has grown through a combination of internal growth and sixteen acquisitions since the beginning of fiscal 1994. On a consolidated basis, pro forma for the fiscal 1996 and fiscal 1997 acquisitions of Wedco Technology, Inc. ("Wedco"), Bayshore Industrial, Inc. ("Bayshore"), Rotec Chemicals Ltd. ("Rotec") and Verplast S.p.A. ("Verplast") as if they had occurred at the start of the period, ICO would have reported net revenues of $204.2 million, Adjusted EBITDA (as defined) of $26.6 million and a net loss of $13.2 million for the year ended September 30, 1996 and would have reported net revenues of $178.2 million, EBITDA of $24.8 million and net income of $1.4 million for the nine months ended June 30, 1997. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

     The Company is a leading provider of oilfield services designed to reduce the customers' cost of drilling and production by preventing faulty tubular goods from being placed downhole (exploration services), reclaiming and reconditioning used tubular goods and sucker rods (production services), and preventing premature failure of tubular goods and sucker rods from occurring due to the corrosive downhole drilling environment (corrosion control services). Although comprehensive industry statistics are not readily available, ICO believes it is one of the two largest providers of inspection, reconditioning and coating services for tubular goods in the United States. The Company's customers in the oilfield services segment include several of the leading integrated oil companies and major independent oil and gas exploration and production companies.

     In the petrochemical processing segment, the Company provides specialty size reduction services and manufactures and distributes concentrates for use in petrochemical products. The Company's size reduction services and concentrates manufacturing operations are an intermediate step between the primary production of petrochemical resins and the final manufacture of a wide variety of end products, such as paint, garbage bags or objects made of plastic. The Company's size reduction services involve the grinding of pellets into smaller sizes or the blending of petrochemical pellets with other additives or fillers, while the Company's concentrates manufacturing operations produce additives, which, when blended into resin, give end products desired properties such as flame retardance, color, ultraviolet stabilization or adhesion.

     From the beginning of fiscal 1994 through the middle of fiscal 1996, ICO completed and integrated eight acquisitions in the oilfield services segment which increased its market share and expanded its service capabilities. In April 1996, the Company entered the petrochemical processing industry through the acquisition of Wedco to take advantage of opportunities in that market. ICO believes that the petrochemical processing segment presents consolidation opportunities similar to those which existed in the oilfield services segment on which ICO capitalized in the early 1990's. Since the Wedco acquisition, the Company has completed six additional acquisitions in the petrochemical processing industry and is in the process of consolidating three manufacturing facilities to reduce operating costs and capital expenditure requirements.

     The Company seeks growth through internal expansion, capital investments and acquisitions. The primary focus of the Company's growth strategy is to (i) increase its penetration of the oilfield services segment by continuing to introduce new products that meet customers needs and utilizing technology to develop innovative solutions for customers, (ii) continue to consolidate certain segments of the petrochemical processing market through acquisitions, (iii) expand its business of international distribution of certain petrochemical products, and (iv) selectively pursue complementary acquisitions in the oilfield services business.

                              RECENT DEVELOPMENTS

     On April 30, 1997 the Company completed the acquisition of Rotec, an English manufacturer of specialized color concentrates and compounds, primarily for the rotational molding industry. Rotec distributes the products it manufactures to customers in Europe under its own brand name, and it has a sales force of three persons and a facility located in Rushden, England. The Company believes that the Rotec acquisition will enhance its distribution capabilities in Europe and will offer it opportunities to provide its United States rotational molding customers with products currently sold by Rotec.

     On May 5, 1997 the Company acquired the remaining 50% interest in Micronyl-Wedco S.A. ("Micronyl"), a joint venture previously established by Wedco to perform size reduction operations in France, from its local management joint venture partner. Micronyl operates two size reduction facilities in France which perform services similar to those performed by other Wedco units.

     On July 21, 1997 the Company acquired Verplast S.p.A. ("Verplast") for $18,293,000 in cash and the assumption of $7,100,000 in debt. The Company used a portion of the proceeds of the recently issued Senior Notes due 2007 to acquire Verplast and accounted for the acquisition using the purchase method of accounting. Verplast, located in northern Italy, is a supplier of petrochemical processing services and value-added plastic materials for the rotational molding market and for other plastic powder applications.

     On September 19, 1997 the Company acquired the operating assets of Nspection Systems, Inc. ("Nspection") for $600,000 in cash and future royalty payments based on sales. Nspection provides electromagnetic inspection and related services for new and used tubing, casing and drill pipe utilizing two locations in Houston, Texas.

                   THE PRIVATE PLACEMENT AND USE OF PROCEEDS

     The Old Notes were sold by the Company on June 9, 1997 to the Initial Purchaser and were thereupon offered and sold by the Initial Purchaser only to certain qualified buyers. The Company intends to use the $115.3 million net proceeds received by the Company in connection with the sale of the Old Notes to
(i) repay the balance of certain of the Company's outstanding indebtedness, of approximately $17.2 million ($16.7 million of which has been repaid as of September 29, 1997), and (ii) finance capital expenditures in its petrochemical processing business segment, estimated at $8.2 million. The balance of the net proceeds of the sale of the Old Notes is intended to be used for general corporate purposes, including capital expenditures and acquisitions. In July 1997, the Company used $18.3 million of the proceeds to purchase Verplast. See "Private Placement" and "Capitalization."

                               THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $120,000,000 principal amount of Exchange Notes for up to $120,000,000 principal amount of Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and will not contain certain transfer restrictions and hence are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the interest rate provided for pursuant thereto. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture governing the Old Notes. See "Description of the Notes."

The Exchange Offer.........  Each $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of outstanding Old Notes. As of the date hereof, $120,000,000 principal amount of Old Notes are issued and outstanding. The Company will issue the Exchange Notes to tendering holders of Old Notes on or promptly after the Expiration Date.

Resale.....................  The Company believes that the Exchange Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except for certain Restricted Holders who may be required to deliver copies of this Prospectus in connection with any resale of the Exchange Notes issued in exchange for such Old Notes. See "The Exchange Offer -- General" and "Plan of Distribution."

Expiration Date............  5:00 p.m., New York City time, on November 5, 1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Interest on the Notes......  The Exchange Notes will bear interest payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1997. Holders of Exchange Notes of record on November 15, 1997 will receive interest on December 1, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, June 9, 1997, to the date of exchange thereof. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on December 1, 1997 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. See "The Exchange Offer -- Interest on the Exchange Notes."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, or an Agent's Message (as defined herein) together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
Beneficial Holders.........  Any beneficial holder whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on the beneficial holder's behalf. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures.................  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old

                             Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer -- Withdrawal of Tenders."

Termination of the Exchange
  Offer....................  The Company may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Termination" and "Description of the Notes -- Registration Rights; Liquidated Damages."

Acceptance of Old Notes and
  Delivery of Exchange
  Notes....................  Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in "The Exchange
                             Offer -- Termination"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- General."

Exchange Agent.............  State Street Bank and Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is: State Street Bank and Trust Company, Corporate Trust Department, P.O. Box 778, Boston, Massachusetts 02102-0078. Hand deliveries and deliveries by overnight courier should be addressed to State Street Bank and Trust Company, Corporate Trust Department, 4th Floor, Two International Place, Boston, Massachusetts 02110. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is
                             (617) 664-5587 and the facsimile number for the Exchange Agent is (617) 664-5395. See "The Exchange Offer -- Exchange Agent."

Use of Proceeds............  There will be no cash proceeds payable to the
                             Company from the issuance of the Exchange Notes pursuant to the Exchange Offer. See "Use of Proceeds." For a discussion of the use of the net proceeds received by the Company from the sale of the Old Notes, see "Private Placement."

Principal Executive
Offices....................  The Company's address is 11490 Westheimer, Suite
                             1000, Houston, Texas 77077. The Company's telephone number is (281) 721-4200.

                               TERMS OF THE NOTES

Notes Outstanding..........  $120 million principal amount of 10 3/8% Senior
                             Notes due 2007.

Maturity Date..............  June 1, 2007.

Interest Payment Dates.....  June 1 and December 1 of each year, commencing
                             December 1, 1997.

Optional Redemption........  The Notes are redeemable at the option of the
                             Company, in whole or in part, at any time on or after June 1, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, or at the Make-Whole Price plus accrued and unpaid interest to the date of redemption if redeemed prior to June 1, 2002. In addition, the Company may, at its option, redeem prior to June 1, 2000 up to 35% of the aggregate principal amount of the Notes at 110.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, from the net proceeds of one or more Equity Offerings, provided that at least $78 million the aggregate principal amount of the Notes remains outstanding following each such redemption. See "Description of Notes -- Optional Redemption."

Mandatory Redemption.......  None, except as set forth below under "Change of
                             Control Offer" and in the case of an asset sale offer. See "Description of Notes -- Limitation on Sale of Assets."

Change of Control Offer....  Upon the occurrence of a Change of Control, the
                             Company will be required, subject to certain conditions, to offer to repurchase all or any part of the outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Notes -- Change of Control."

Ranking....................  The Notes are senior unsecured obligations of the
                             Company ranking pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and senior in right of payment to all existing and future Subordinated Indebtedness of the Company. At June 30, 1997, after giving pro forma effect to the acquisition of Verplast, the Company would have had $1.4 million of indebtedness that would rank pari passu with the Notes, $900,000 of which is secured and would effectively rank senior to the Notes in right of payment. In addition, at June 30, 1997 the Company would have had $15.0 million available for borrowing under the Bank Credit Facility on the same pro forma basis. The Notes will be effectively subordinated to the liabilities of the Company's subsidiaries, including trade payables. At June 30, 1997, on the same pro forma basis, the Company's subsidiaries would have had $22.8 million of indebtedness that would be effectively senior to the Notes. See "Description of Notes -- Ranking."

Certain Covenants..........  The Indenture governing the Notes (the "Indenture")
                             contains certain covenants, including, but not limited to, covenants limiting the Company and its Subsidiaries with respect to the following: (i) asset sales; (ii) the incurrence of additional indebtedness; (iii) liens; (iv) issuance of certain preferred stock; (v) mergers and consolidations;
                             (vi) payment restrictions affecting subsidiaries;
                             (vii) dividends, investments and other restricted payments; (viii) transactions with affiliates; and
                             (ix) issuance or sale of equity interests in subsidiaries. See "Description of Notes -- Certain Covenants."

Use of Proceeds of Old
Notes......................  The Company intends to use the net proceeds of the sale of the Old Notes (approximately $115.3 million) to (i) repay the balance of certain of the Company's outstanding indebtedness, estimated at $17.2 million

                             ($16.7 million of which has been repaid as of September 29, 1997), and (ii) finance capital expenditures in its petrochemical processing business segment, estimated at $8.2 million. The balance of the net proceeds of the sale of the Old Notes is intended to be used for general corporate purposes, including capital expenditures and acquisitions. In July 1997, the Company used $18.3 million of the proceeds to purchase Verplast. See "Capitalization".

Transfer Restrictions......  The Old Notes were not registered under the
                             Securities Act and unless so registered may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. See "Transfer Restrictions on Old Notes".

Exchange Offer.............  Pursuant to a registration rights agreement (the
                             "Registration Rights Agreement") by and between the Company and the Initial Purchaser, the Company has agreed to (i) file a registration statement with the Commission (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Notes (the "Exchange Offer") for senior debt securities of the Company with terms substantially identical to the Old Notes (the "New Notes") (except that the New Notes generally will not contain terms with respect to transfer restrictions) within 60 days after the date of original issuance of the Old Notes, June 9, 1997, and (ii) use its best efforts to cause such registration statement to become effective under the Securities Act within 120 days after such issue date. The Registration Statement of which this Prospectus is a part constitutes such Exchange Offer Registration Statement. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if certain holders of the Notes notify the Company that they are not permitted to participate in, or would not receive freely tradeable Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective a registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until two years after the date of original issuance of the Old Notes. The interest rate on the Old Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Description of
                             Notes -- Registration Rights; Liquidated Damages."

                                  RISK FACTORS

     The Notes involve certain risks that a potential investor should carefully evaluate prior to making an investment. See "Risk Factors."

                           SUMMARY FINANCIAL DATA(1)

                                                                                                           NINE MONTHS ENDED
                                                        FISCAL YEAR ENDED SEPTEMBER 30,                        JUNE 30,
                                           ----------------------------------------------------------   -----------------------
                                             1992        1993        1994        1995         1996         1996         1997
                                           ---------   ---------   ---------   ---------   ----------   ----------   ----------
                                                                                                              (UNAUDITED)

                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.............................  $  34,635   $  60,217   $  75,970   $  87,883   $  108,663   $   73,470   $  137,045
Cost of sales and services...............     24,153      42,862      54,191      59,885       74,704       51,051       96,662
                                           ---------   ---------   ---------   ---------   ----------   ----------   ----------
Gross profit.............................     10,482      17,355      21,779      27,998       33,959       22,419       40,383
Selling, general and administrative
  expenses...............................      8,055      12,730      15,202      17,736       19,996       13,050       22,182
Depreciation and amortization............      2,616       3,669       4,357       5,112        7,230        4,826        8,012
Impairment of long-term assets...........         --          --          --          --        5,025           --           --
Non-recurring compensation
  arrangements...........................         --          --          --          --        1,812           --           --
Non-recurring litigation charges.........       (467)        605          --          --        1,112           --           --
Writedown of inventories.................         --          --          --         104          868           --           --
                                           ---------   ---------   ---------   ---------   ----------   ----------   ----------
Operating income (loss)..................        278         351       2,220       5,046       (2,084)       4,543       10,189
Interest (income) expense, net...........        740       2,352        (431)     (1,307)        (608)        (752)       1,532
Other (income) expense...................         --          --          --          (4)         216         (104)        (118)
                                           ---------   ---------   ---------   ---------   ----------   ----------   ----------
Income (loss) before income taxes and
  extraordinary item.....................       (462)     (2,001)      2,651       6,357       (1,692)       5,399        8,775
Income taxes (benefit)...................         --          --          55         567         (632)         697        3,568
Extraordinary item -- gain (loss) on
  repayment of debt......................         79          --      (1,371)         --           --           --           --
                                           ---------   ---------   ---------   ---------   ----------   ----------   ----------
Net income (loss)........................       (383)     (2,001)      1,225       5,790       (1,060)       4,702        5,207
                                           ---------   ---------   ---------   ---------   ----------   ----------   ----------
Preferred dividends......................         --          --       1,826       2,176        2,178        1,633        1,632
                                           ---------   ---------   ---------   ---------   ----------   ----------   ----------
Net income (loss) available for Common
  shareholders...........................  $    (383)  $  (2,001)  $    (601)  $   3,614   $   (3,238)  $    3,069   $    3,575
                                           =========   =========   =========   =========   ==========   ==========   ==========
EARNINGS (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARES:
Income (loss) before extraordinary
  items..................................  $    (.15)  $    (.49)  $     .09   $     .41   $     (.24)  $      .27   $      .17
Net income (loss) available for Common
  shareholders...........................  $    (.12)  $    (.49)  $    (.07)  $     .41   $     (.24)  $      .27   $      .17
                                           =========   =========   =========   =========   ==========   ==========   ==========
Cash dividends declared on Common
  stock..................................         --          --          --          --   $      .21   $      .17   $      .16
Weighted average shares outstanding......  3,093,964   4,052,325   8,299,559   8,709,303   13,327,855   11,241,031   20,911,797
OTHER FINANCIAL DATA:
EBITDA(2)................................  $   2,894   $   4,020   $   6,577   $  10,158   $    5,146   $    9,369   $   18,201
Adjusted EBITDA(3).......................      2,427       4,625       6,577      10,262       13,963        9,369       18,201
Net cash provided by (used for) operating
  activities.............................        752      (1,008)      4,746       9,029       11,110        7,476        7,151
Net cash used for investing activities...       (625)     (2,115)     (7,443)     (6,640)     (14,466)     (11,584)     (19,877)
Net cash provided by (used for) financing
  activities.............................       (401)     12,364      18,010      (2,161)      (8,221)      (3,065)     101,590
Capital expenditures(4)..................        642       2,252       4,782       5,838        8,712        7,136        9,832
Common stock dividends...................         --          --          --          --        2,830        1,866        3,375
Ratios of:
Earnings to fixed charges(5).............         --          --         3.7x       10.7x          --          8.3x         4.2x
EBITDA to interest expense, net(6).......        3.9x        1.7x         --          --           --           --         11.9x
Adjusted EBITDA to interest expense,
  net(6).................................        3.3x        2.0x         --          --           --           --         11.9x

                                                       AS OF SEPTEMBER 30,                    AS OF JUNE 30,
                                         ------------------------------------------------   -------------------
                                          1992      1993      1994      1995       1996       1996       1997
                                         -------   -------   -------   -------   --------   --------   --------
                                                                                                (UNAUDITED)

                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and equivalents...................  $   209   $ 9,450   $24,763   $24,991   $ 13,414   $ 17,818   $102,278
Working capital........................    3,321    17,787    37,656    37,284     29,882     28,756    127,820
Property, plant & equipment, net.......   25,435    24,431    27,513    29,824     72,585     73,482     84,637
Total assets...........................   40,713    51,353    78,969    88,183    163,391    168,397    300,661
Long-term debt, net of current
  portion..............................   19,376    10,676       456     1,047     15,422     15,578    131,003
Stockholders' equity...................   10,304    32,293    69,204    74,471    120,594    126,808    128,004

---------------

(1) The Statement of Operations, Balance Sheet and Other Financial Data include the results of operations and financial position of the Company and each of the companies acquired since their respective dates of acquisition. See note 2 to the Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus, and "Selected Unaudited Pro Forma Condensed Consolidated Financial Data" included elsewhere in this Prospectus.

(2) EBITDA represents income from operations before interest expense, other income and expense, provision for income taxes, extraordinary items and depreciation and amortization. EBITDA is a widely accepted indicator of a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(3) Adjusted EBITDA is comprised of EBITDA (see (2) above) excluding the following fiscal 1996 operating expenses: impairment of long-term assets, non-recurring compensation arrangements, non-recurring litigation and writedown of inventories. Adjusted EBITDA is provided as additional information regarding ICO's ability to service debt, but, as with EBITDA, should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(4) Consists of cash used for capital expenditures, excluding property, plant and equipment obtained in acquisitions.

(5) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, extraordinary items, undistributed income in joint ventures and fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor. As a result of incurring a net loss for the fiscal years ended September 30, 1992, 1993 and 1996, earnings did not cover fixed charges by $462,000, $2,001,000 and $1,772,000, respectively.

(6) The ratio has not been presented for periods in which the Company incurred net interest income.

                                  RISK FACTORS

     In addition to the other information set forth elsewhere in this Prospectus, the following factors should be considered by prospective investors when evaluating an investment in the Notes.

LEVERAGE AND RESTRICTIONS IMPOSED BY INDEBTEDNESS

     At June 30, 1997, on a pro forma basis, after giving effect to the acquisition of Verplast as described under "Unaudited Pro Forma Condensed Consolidated Financial Data," the Company would have had $144.7 million of indebtedness and stockholders' equity of $128.0 million. In addition, the terms of the Notes permit the Company to incur (i) $25 million of indebtedness under the Bank Credit Facility, which amount the Company may increase if certain inventory and receivables levels are achieved by the Company and (ii) certain other indebtedness. The Company's stockholders' equity includes 322,500 shares, with a $100 liquidation preference, of $6.75 Convertible Exchangeable Preferred Stock (the "Convertible Preferred Stock") outstanding on which holders are entitled to receive, out of funds of the Company legally available therefor, an annual cash dividend of $6.75 per share, payable quarterly. See "Private Placement", "Capitalization", "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Description of Certain Credit Facilities" and "Description of Notes."

     The significant indebtedness incurred as a result of the sale of the Old Notes will have several important consequences to the holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to service the Company's indebtedness (including any increase in the Company's indebtedness to the extent permitted by the terms of the Notes) and to pay dividends on the Convertible Preferred Stock outstanding, to the extent funds are legally available, and the failure of the Company to generate sufficient cash flow to service such indebtedness could result in a default under such indebtedness, including under the Notes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or for other purposes may be impaired; (iii) the Company's flexibility to expand, make capital expenditures and respond to changes in the industry and economic conditions generally may be limited; (iv) the Indenture contains, and future agreements relating to the Company's indebtedness (including any expanded bank lines of credit, to the extent permitted by the terms of the Notes) may contain, numerous financial and other restrictive covenants, including, among other things, limitations on the ability of the Company to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets or to merge or consolidate with another entity, the failure to comply with which may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; and (v) the ability of the Company to satisfy its obligations pursuant to such indebtedness, including pursuant to the Notes and the Indenture, will be dependent upon the Company's future performance which, in turn, will be subject to management, financial, business, regulatory and other factors affecting the business and operations of the Company, some of which are not in the Company's control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the payment terms or to refinance all or a portion of the indebtedness under the Notes, its bank lines of credit or otherwise, to sell assets or to obtain additional financing. If the Company cannot satisfy its obligations related to such indebtedness, substantially all of the Company's long-term debt could be in default and could be declared immediately due and payable which would have a material adverse effect on the Company. See "Description of Notes" and "Description of Capital Stock."

RANKING OF THE NOTES: EFFECTIVE SUBORDINATION

     The Old Notes are, and the Exchange Notes will be, senior unsecured obligations of ICO, Inc. ranking pari passu in right of payment with all existing and future senior indebtedness of ICO, Inc. Holders of secured indebtedness of the Company and its subsidiaries, however, will have claims with respect to the assets constituting collateral for such indebtedness that are prior to the claims of holders of Notes. In addition, the

Old Notes are, and the Exchange Notes will be, effectively subordinated to liabilities of the Company's subsidiaries, including trade payables.

     In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company, assets securing indebtedness of the Company and its subsidiaries will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. Accordingly, the Notes will be effectively subordinated to claims of secured creditors of the Company to the extent of such pledged collateral. At June 30, 1997, after giving pro forma effect to the acquisition of Verplast, the Company would have had $1.4 million of indebtedness that would rank pari passu with the Notes, of which $900,000 is secured and would effectively rank senior to the Notes in right of payment. The Company's subsidiaries would have had $22.8 million of indebtedness that would be effectively senior to the Notes, as described in the following paragraph. The terms of the Notes permit the Company to incur (i) $25 million of indebtedness under the Bank Credit Facility, which amount the Company may increase if certain inventory and receivables levels are achieved by the Company and (ii) certain other indebtedness. All of such additional borrowings could rank senior to or pari passu in right of payment with the Notes in the event of any default by the Company under its indebtedness. See "Selected Historical Financial Data", "Unaudited Pro Forma Condensed Consolidated Financial Data", "Description of Certain Credit Facilities", "Description of the Notes", and the Company's Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus.

     Although the Company itself has substantial assets, material amounts of assets are held by the Company's subsidiaries. The Company's subsidiaries will not guarantee the Company's obligations under the Notes and will not be required to do so except in certain circumstances in which a subsidiary in the future provides a Guarantee to third persons. Therefore, any indebtedness, or other claims of creditors, of the Company's subsidiaries will be effectively senior to the claims of the holders of the Notes with respect to the assets of such subsidiary, and the rights of the Company and its creditors, including holders of the Notes, with respect to a subsidiary's assets, upon such subsidiary's liquidation or reorganization (and the consequent right of holders of the Notes to participate in those assets) will be subject to the prior claims of such subsidiary's creditors and the holders of minority interests, except to the extent that the Company may itself be a creditor with recognized claims against a subsidiary. In such case the Company's claims would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to the claims of the Company. In addition, the Company is dependent to a material extent upon the dividends or other distributions paid by its subsidiaries to pay its operating expenses, service its debt obligations, including the Notes, and satisfy any repurchase obligations relating to the Notes, as a result of a Change of Control or a sale or disposition of certain assets. Such funds may not be available depending on the financial condition and results of operations of such subsidiaries on a stand alone basis. See
"-- Fraudulent Transfer Statutes" and "Description of Notes."

CHANGE OF CONTROL PROVISIONS

     Upon the occurrence of a Change of Control at any time, the Company will be required to offer to repurchase all or any part of each Holder's Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. Neither the board of directors nor the Trustee may waive the Company's obligation to make a Change of Control offer. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. In addition, the requirement to repurchase the Notes upon a Change of Control may discourage persons from making a tender offer for or a bid to acquire the Company. See "Description of Notes -- Change of Control".

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the retention of, and continued performance by, its senior management, including Dr. Asher O. Pacholder, Chairman of the Board and Chief Financial Officer, Ms. Sylvia A. Pacholder, President and Chief Executive Officer, Mr. Theo J. M. L. Verhoeff, Executive Vice President -- Wedco and Mr. Isaac H. Joseph, Executive Vice President -- Oilfield Services. The Company believes that the loss of the services of any of its senior management could have a material adverse effect on the Company. ICO has not obtained key-man disability or life insurance policies covering such executive officers. The Company's success also depends in part on its ability to attract, retain and motivate qualified professionals. While the Company believes it has been able to obtain the services of such personnel to date, there can be no assurance that it will continue to be able to do so. See "Business -- Oilfield Services" and "-- Petrochemical Processing."

OILFIELD SERVICES: DEPENDENCE ON VOLATILE OIL AND GAS INDUSTRY

     Demand for the Company's oilfield services principally depends upon the level of domestic oil and gas drilling activity, which in turn depends upon factors such as the level of oil and gas prices, expectations about future oil and gas prices, the cost of exploring for and producing oil and gas, worldwide weather conditions, international political, military, regulatory and economic conditions and the ability of oil and gas companies to raise capital. No assurance can be given that current levels of domestic oil and gas exploration activities will continue or that the demand for the Company's services will continue to reflect the level of activity in the industry generally. Industry conditions will continue to be influenced by numerous factors over which the Company will have no control. Over the last several years, drilling activity has increased due to technological advances, royalty relief in deep offshore waters and relatively stable oil and gas prices. A material decline in oil or gas prices or domestic industry activity could have a material adverse effect on the Company's oilfield service business, results of operations and prospects. Furthermore, the oilfield services business is substantially seasonal, reflecting the pattern of oilfield drilling and workovers, with the first and fourth quarters of the fiscal years having generally higher levels of activity. See "Business -- Oilfield Services" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TECHNOLOGICAL OBSOLESCENCE

     The operations of the Company's oilfield services and specialty petrochemical processing businesses are dependent to a certain degree upon proprietary technology, know-how and trade secrets either developed by the Company or licensed to it by third parties. In many cases, these or equivalent processes or technologies are available to the Company's competitors, customers and others. In addition, there can be no assurance that such persons will not develop substantially equivalent or superior proprietary processes and technologies. The development by others of equivalent or superior information, processes or technologies could have a material adverse effect on the Company. See "Business -- Oilfield Services," "-- Petrochemical Processing" and
"-- Patents and Licenses."

LIMITED OPERATING HISTORY IN THE PETROCHEMICAL PROCESSING BUSINESS; ABILITY TO MANAGE GROWTH

     The Company recently entered the specialty petrochemical processing industry with its acquisition of Wedco in April 1996, and had no experience in the industry prior to the acquisition. Since the acquisition of Wedco, the Company has expanded its specialty petrochemical processing business with the acquisitions of PSI and Bayshore in July 1996 and December 1996, respectively, the Rotec acquisition and the purchase of the micropowders business of Exxon Chemical Belgium ("Micropowders Business") in April 1997, the Micronyl acquisition in May 1997, and the Verplast acquisition in July 1997, and the success of the Company will depend, in part, on the Company's ability to integrate the operations of these specialty petrochemical processing companies, including centralizing certain functions to achieve cost savings, successfully implementing the Company's announced plan to discontinue petrochemical size reduction services at plants in Houston, Texas and Long Beach, California (which have been closed) and Maywood, Illinois (which is expected to be closed during fiscal 1997 or early fiscal 1998) and developing programs and processes that will promote cooperation among the businesses and the sharing of resources. In addition, the recent growth of the Company will place significant demands on the Company's management, internal systems and networks. There can be no assurance that the Company will be able to effectively manage or implement its plans for these operations or that if implemented such plans will be successful. In addition, in fiscal 1997, the Company began to expand the distribution aspects of its specialty petrochemical production services business through the acquisition of the Micropowders Business, the execution of supply agreements with Borealis and Exxon Chemical Holland and the acquisition of Rotec and Verplast. Each of these operations, as well as the Bayshore operation, will require the Company to buy and manage inventories of supplies and products in the specialty petrochemical processing business. The Company's entry into the distribution portion of this business may require the Company to maintain greater levels of working capital than it has historically and to manage the risk of ownership of commodity inventories having fluctuating market values. The maintenance of excessive inventories in these businesses could expose the Company to losses upon drops in market prices for its products while maintenance of insufficient inventories may result in lost sales to the Company. See "Business -- Petrochemical Processing" and "Management's Discussion and Analysis of Financial condition and Results of Operations."

CYCLICAL NATURE OF PETROCHEMICAL PROCESSING SERVICES

     The business cycles of the Company's petrochemical processing services segment are subject to changes in the cost of the petrochemicals produced by the major chemical companies; as a result, the cycles are relatively unpredictable. In addition, these business cycles may reflect cycles and prices in the petroleum industry which also affect the Company's oilfield services business segment and may make the Company as a whole vulnerable to the effects of changes in the petroleum industry.

RISKS OF INTERNATIONAL OPERATIONS

     A portion of the Company's current operations are conducted in international markets, particularly the Company's Western European specialty petrochemical processing services business. International specialty petrochemical processing operations accounted for 32% of the Company's operating revenues on a pro forma basis for the fiscal year ended September 30, 1996. The Company expects to continue to seek to expand its international operations, particularly in Europe, through internal growth and acquisitions, although the Company has not entered into any agreement or arrangement for any such acquisition. The Company's international operations are subject to certain political, economic and other uncertainties, including, among others, risks of government policies regarding private property, taxation policies, foreign exchange restrictions and currency fluctuations and other restrictions arising out of foreign governmental sovereignty over areas in which the Company conducts business, and, possibly, civil disturbance or other forms of conflict. The Company has not historically hedged against the risks inherent in currency fluctuations, and there is no assurance the Company will be able to effectively hedge against such risks. Losses from these factors could be material in those countries where the Company now has or may in the future have a concentration of assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 17 to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus or incorporated by reference herein.

ACQUISITION STRATEGY

     Since the beginning of fiscal 1994, the Company has made 16 acquisitions. Reported revenues have increased from $34.6 million in fiscal 1992 to $108.7 million in fiscal 1996. Currently, the Company is actively seeking strategic acquisitions that will provide additional and complementary products and services. The Company expects to fund such acquisitions through a combination of one or more of the following: cash from operations, the issuance of additional equity securities, the net proceeds received from the sale of the Old Notes and indebtedness, including borrowings under bank lines of credit (to the extent permitted under the terms of the Notes). While the Company considers acquisition opportunities from time to time, the Company has not entered into any agreement or arrangement for any such acquisition. There can be no assurance that the Company will be able to identify or reach mutually agreeable terms with acquisition candidates and their owners, or that the Company will be able to profitably manage additional businesses or successfully integrate such additional businesses into the Company at all, or without substantial costs, delays or other problems. There can be no assurance that businesses acquired will achieve sales and profitability that justify the investment made by the Company. Any inability on the part of the Company to effectively control these risks and integrate and manage acquired businesses could have a material adverse effect on the Company. See "The

Company -- Acquisitions," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Use of Proceeds."

RECENT LOSS

     The Company reported a net loss in fiscal 1996 as a result of certain nonrecurring costs and expenses. There can be no assurance that the Company will be profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus or incorporated by reference herein.

CONTROL BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     Six of the Company's ten directors are presently or were formerly associated with Pacholder Associates, Inc., an investment advisory firm located in Cincinnati, Ohio ("PAI"), or USF&G Pacholder Fund, Inc., an affiliate of PAI, and a seventh director is the founder and former chief executive officer of Wedco. As a majority of the Company's Board of Directors, these persons collectively are in a position to direct the business and policies of the Company. Five of these persons (Dr. Asher O. Pacholder, Sylvia A. Pacholder, Robin E. Pacholder, William J. Morgan and William E. Willoughby), PAI and certain former shareholders of Wedco are parties to a stockholders agreement ("ICO Stockholders Agreement") covering approximately 33% of the Company's outstanding Common Stock, without par value (the "Company Common Stock") and which currently requires the shares subject thereto to be voted for the slate of directors nominated by the Company's management for election at annual elections of directors. The number of shares subject to the shareholders agreement may be sufficient to control the election of the Company's Board of Directors. In addition, the Company's organizational documents provide for the classification of the Board of Directors of ICO into three classes, with directors serving staggered three-year terms. As a result only one-third of the Company's Board of Directors will be elected each year. The concentration of share ownership and terms of the shareholders agreement and the classified board provision may discourage persons from making a tender offer or a bid to acquire the Company. See "Description of Capital Stock," included elsewhere in this Prospectus and the Company's Proxy Statement dated January 24, 1997, incorporated by reference herein.

ENVIRONMENTAL REGULATIONS

     The Company is subject to numerous and changing local, state, federal and foreign laws and regulations concerning the use, storage, treatment, disposal and general handling of hazardous materials, some of which may be considered to be hazardous wastes, and restricting releases of pollutants and contaminants into the environment. These laws and regulations may require the Company to obtain and maintain its operations in compliance with certain permits and other authorizations mandating procedures under which the Company shall operate and restricting emissions. Many of these laws and regulations provide for strict joint and several liability for the costs of cleaning up contamination resulting from releases of regulated materials into the environment. Violations of mandatory procedures under operating permits may result in fines, remedial actions or, in more serious instances, shutdowns or revocation of permits or authorizations. There can be no assurance that a review of the Company's past, present or future operations by courts or federal, state, local or foreign regulatory authorities will not result in determinations that could have a material adverse effect on the Company's financial condition or results of operations. In addition, the revocation of any of the Company's material operating permits, the denial of any material permit application or the failure to renew any interim permit, could have a material adverse effect on the Company. The Company cannot predict what environmental laws and regulations will be enacted or adopted in the future or how such future law or regulation will be administered or interpreted. Compliance with more stringent environmental laws and regulations, more vigorous enforcement policies, or stricter interpretations of current laws and regulations, or the occurrence of an industrial accident, could have a material adverse effect on the Company. See "Business -- Environmental Regulation" and "-- Legal Proceedings."

INSURANCE RISKS

     The Company has insurance coverage it believes to be adequate for the risks of the businesses in which the Company is engaged. However, the occurrence of a significant loss not fully covered by insurance could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will be able to maintain adequate insurance coverage at rates it believes reasonable. See "Business -- Insurance and Risk."

COMPETITION

     Each of the industries in which the Company participates is highly competitive. Some competitors or potential competitors of the Company have substantially greater financial or other resources than the Company. The inability of the Company to effectively compete in its markets would have a material adverse effect on the Company. See "Business -- Oilfield
Services -- Competition" and "-- Petrochemical Processing -- Competition."

LEGAL PROCEEDINGS

     The Company is a named defendant in 14 cases involving 14 plaintiffs, filed since June 1990, for personal injury claims alleging exposure to silica resulting in silicosis-related disease. The Company is generally protected under worker's compensation law from claims under these suits except to the extent a judgment is awarded against the Company for intentional tort. If an adverse judgment is obtained against the Company in any of the referenced suits which is ultimately determined not to be covered by insurance, the amount of such judgment could have a material adverse effect on the Company. The Company is also a party to certain other litigation. See "Business -- Legal Proceedings."

ABSENCE OF PUBLIC MARKET

     Prior to the Exchange Offer, there has been no public market for the Notes, and there can be no assurance that such a market will develop. In addition, the Notes will not be listed on any national securities exchange. The Company has been advised by the Initial Purchaser that it currently intends to make a market in the Notes following the Offering as permitted by applicable law and regulation; however the Initial Purchaser is not obligated to do so and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for any of the Notes will develop, either prior to or after the Company's performance of its obligations under the Registration Rights Agreement and even if a market does develop, the price at which the holders of Exchange Notes will be able to sell such Notes is not assured and the Exchange Notes could trade at a price above or below either their purchase price or face value. Furthermore, prior to the Company's performance of its obligations under the Registration Rights Agreement, the Notes may only be offered and sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and such state securities laws. See "Description of Notes -- Registration Rights" and "Transfer Restrictions on Old Notes."

RISKS OF NOT ACCEPTING THE EXCHANGE OFFER

     Investors who do not accept the Exchange Offer will continue to hold Old Notes and any rights to receive registered Exchange Notes will be extinguished. The Old Notes have not been, and will not be, registered under the Securities Act or any state securities laws. Unless so registered, the Old Notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

FRAUDULENT TRANSFER STATUTES

     Under Federal or state fraudulent transfer laws, the indebtedness represented by the Notes may be subordinated to existing or future indebtedness of the Company or found not to be enforceable in accordance with its terms. Under such statutes, if a court were to find that, at the time the Notes were issued, the Company (i) was insolvent, or was rendered insolvent by the issuance of the Notes, and the substantially concurrent use of the proceeds therefrom, (ii)was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital, (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or (iv) intended to hinder, delay or defraud its creditors, such court could void the Company's obligations under the Notes, or subordinate the Notes to all other indebtedness of the Company. In such event, there can be no assurance that any repayment of the Notes could ever be recovered by Holders of the Notes.

     If Guarantees (as defined) by any of the Company's subsidiaries are issued in accordance with the terms of the Notes, a similar risk would exist that the indebtedness of any subsidiary represented by any Guarantee may be subordinated to existing or future indebtedness of the Guarantor (as defined), found not to be enforceable in accordance with its terms, or that the Guarantor's obligations under the Guarantee could be avoided and any proceeds paid under the Guarantee be ordered returned to the Guarantor, if a court were to find (a) any of the factors listed in (i) through (iv) of the foregoing paragraph true with regard to the Guarantor at the time the Guarantee was given, or (b) that the Guarantor received less than fair consideration or reasonably equivalent value for giving the Guarantee. It is likely that a Guarantor will be deemed not to have received fair consideration or reasonably equivalent value for its Guarantee to the extent that its liability thereunder exceeds the amount by which it directly benefits from the proceeds of the Old Notes.

     For purposes of the foregoing, the measure of insolvency varies depending upon the law of the jurisdiction which is being applied. Generally, however, the Company or the Guarantor would be considered to have been insolvent at the time the Old Notes were issued or the Guarantee given if the sum of its debts was, at that time, greater than the sum of the value of all of its property at a fair valuation, or if the then fair saleable value of its assets was less than the amount that was then required to pay its probable liability on its existing debts as they became absolute and matured. There can be no assurance as to what standard a court would apply in order to determine whether the Company or any Guarantor was insolvent as of the date the Old Notes were issued or any Guarantee given, or that, regardless of the method of valuation, a court would not determine that the Company or Guarantor was insolvent on that date, or that, regardless of whether the Company or Guarantor was insolvent on the date the Old Notes were issued or the Guarantee given, as the case may be, that the issuances constituted fraudulent transfers on another of the grounds summarized above.

                                  THE COMPANY

     The Company provides specialized oilfield and petrochemical processing services. In the oilfield services segment, ICO is a leading provider of inspection, reconditioning and coating services for new and used tubular goods and sucker rods utilized in the oil and gas industry. The Company's oilfield services are designed to reduce the customers' cost of drilling and production by preventing faulty tubular goods from being placed downhole (exploration services), reclaiming and reconditioning used tubular goods and sucker rods (production services), and preventing premature failure of tubular goods and sucker rods from occurring due to the corrosive downhole drilling environment (corrosion control services). Although comprehensive industry statistics are not readily available, ICO believes it is one of the two largest providers of inspection, reconditioning and coating services for tubular goods in the United States. In the petrochemical processing segment, the Company provides grinding and ancillary services for petrochemical resins produced in pellet form (size reduction services) and formulates and manufactures concentrated products for blending with petrochemical resins to give finished products desired characteristics such as color or ultraviolet protectants (concentrates manufacturing).

ACQUISITIONS

     From the beginning of fiscal 1994 through the middle of fiscal 1996, the Company completed and integrated eight acquisitions in the oilfield services segment which increased its market share and expanded its service capabilities. The Company made an additional acquisition in September 1997 within the oilfield services segment. In April 1996, the Company entered the petrochemical processing industry through the acquisition of Wedco to take advantage of opportunities in that market. Since the Wedco acquisition, the Company has completed six additional acquisitions in the petrochemical processing industry. In total, in the 16 acquisitions since the beginning of fiscal 1994, the Company has invested approximately $42.7 million cash, issued 13,371,242 shares of Company Common Stock (recorded at approximately $65.8 million) and effectively assumed certain liabilities in these acquisitions, as described below. The Company is actively seeking strategic acquisitions, although the Company has not entered into any agreement or arrangement for any such acquisition. For additional information, see the unaudited pro forma information regarding these acquisitions contained in notes 2 and 19 of the Company's Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus. Also see "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Use of Proceeds" included in this Prospectus.

     In November 1993, ICO acquired the assets of Tubular Ultrasound Corporation ("TUC"), a tubular inspection company with low cost ultrasonic inspection technology, located in Houston, Texas, for a total consideration of $1.1 million in Company Common Stock and repayment of debt. The TUC acquisition provided ICO with additional engineering and product development expertise in the ultrasonic inspection area.

     In February 1994, ICO acquired Shearer Supply Ltd. ("Shearer") located in Edmonton, Alberta, for $1.9 million in cash and Company Common Stock, which provided ICO with a presence in the Canadian market. Shearer is the largest provider of sucker rod inspection and reclamation services in Canada and sells pump engines used in the oilfield.

     In April 1994, the Company acquired Permian Enterprises, Inc. ("Permian") for approximately $2.5 million in Company Common Stock and the effective assumption of $2.1 million in liabilities. Permian provides cement and fiberglass lining for tubing and casing and also applies an external fusion bonded wrap to tubular goods.

     In April 1994, ICO acquired Frontier Inspection Services, Inc. ("Frontier") of Farmington, New Mexico for approximately $1.5 million in Company Common Stock. Frontier is a provider of tubular inspection services in New Mexico and the lower Rocky Mountain area.

     In October 1994, the Company purchased B&W Equipment Sales and Mfg., Inc. ("B&W") for approximately $745,000 in cash and Company Common Stock. B&W designs and manufactures parts and components for nondestructive testing and inspection of equipment for use in the tubular market. The acquisition enabled the Company to lower repair and maintenance expenses for the Company's inspection units.

     In March 1995, the Company acquired the operating assets of Kebco Pipe Services, Inc. ("Kebco"), which provides testing, inspecting and reconditioning services for oil country tubular goods in the West Texas area. Kebco was acquired for a total consideration of $671,000.

     In June 1995, the Company purchased R. J Dixon, Inc. d/b/a Spinco ("Spinco") for approximately $490,000 in cash and 94,884 shares of Company Common Stock. Spinco provides inspection and reclamation services for drill pipe and other oil country tubular goods in the Gulf Coast area.

     In March 1996, the Company acquired the operating assets of Rainbow Inspection Company of Mississippi, Inc. ("Rainbow") for $328,000 in cash and assumed liabilities. Rainbow provides inspection and reclamation services for oil country tubular goods in the southern United States.

     In April 1996, the Company acquired, via merger, Wedco. Wedco serves the petrochemical industry by providing plastics size reduction services and related machinery. The consideration paid consisted of 10,232,609 shares of Company Common Stock, $4.6 million in cash (including transaction fees and expenses) and the effective assumption of $29.9 million in total liabilities.

     In July 1996, the Company acquired PSI for 431,826 shares of Company Common Stock, approximately $2.0 million in cash and $2.1 million of effectively assumed liabilities. PSI provides size reduction and related processing services for the petrochemical industry.

     During December 1996, the Company acquired Bayshore for approximately $6.9 million in cash and 1,285,012 shares of Company Common Stock, and effectively assumed $2.6 million in debt. Bayshore is a provider of concentrates and compounds to resin producers in the United States.

     Effective April 1, 1997, the Company acquired the Micropowders Business. The consideration consisted of an initial payment of $500,000 and five additional payments of Dutch Guilders ("NLG") 674,000 ($340,000 at June 30, 1997 exchange rates) payable for each of five years beginning one year after the acquisition date. The Company also purchased inventory from Exxon Chemical Belgium and entered into a supply agreement with Exxon Chemical Holland to acquire inventories in the future at contracted prices. The Company believes that the acquisition of this business complements the Company's existing European operations by allowing for the distribution of rotational molding powders throughout Europe under the ICO Polymers name.

     On April 30, 1997, the Company acquired Rotec for $2.5 million in cash and 427,353 shares of Company Common Stock. In addition, Rotec shareholders may be entitled to additional consideration in cash and Company Common Stock based on future earnings of Rotec. Rotec serves the United Kingdom, Ireland and Continental Europe markets and is a producer of high quality concentrates for a variety of plastics processes.

     On May 5, 1997, the Company acquired the remaining 50% ownership of Micronyl not already owned by the Company for French Francs ("FF") 15 million ($2.6 million) in cash and the assumption of Micronyl's total outstanding debt as of the acquisition date equal to $1.5 million. Micronyl operates two size reduction facilities in France which perform services similar to those performed by other Wedco units.

     On July 21, 1997 the Company acquired Verplast S.p.A. ("Verplast") for $18,293,000 in cash and the assumption of $7,100,000 in debt. The Company used a portion of the proceeds of the Old Notes to acquire Verplast and accounted for the acquisition using the purchase method of accounting. Verplast, located in northern Italy, is a supplier of petrochemical processing services and value-added plastic materials for the rotational molding market and for other plastic powder applications.

     On September 19, 1997 the Company acquired the operating assets of Nspection Systems, Inc. for $600,000 in cash and future royalty payments based on sales. Nspection provides electromagnetic inspection and related services for new and used tubing, casing and drill pipe utilizing two locations in Houston, Texas.

     In connection with each of the foregoing acquisitions in which ICO issued Company Common Stock (other than Shearer and Rotec), the Company granted demand and/or piggyback registration rights to the former owners of the business acquired to register the resale of the Company Common Stock issued in such acquisitions.

     The Company is a Texas corporation whose corporate headquarters are located at 11490 Westheimer, Suite 1000, Houston, Texas 77077 and its telephone number is (281) 721-4200.

                               PRIVATE PLACEMENT

     On June 9, 1997, the Company completed the private sale to the Initial Purchaser of $120,000,000 principal amount of the Old Notes at a price of 96.75% of the principal amount thereof in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Initial Purchaser thereupon offered and resold the Old Notes only to qualified institutional buyers and a limited number of institutional accredited investors at an initial price to such purchasers of 100% of the principal amount thereof. The $115.3 million net proceeds received by the Company in connection with the sale of the Old Notes will be used to (i) repay the balance of certain of the Company's outstanding indebtedness, estimated at $17.2 million ($16.7 million of which has been repaid as of September 29, 1997), and (ii) finance capital expenditures in its petrochemical processing business segment, estimated at $8.2 million. The balance of the net proceeds from the sales of the Old Notes is intended to be used for general corporate purposes, including capital expenditures and acquisitions. In July 1997, the Company used $18.3 million of the proceeds to purchase Verplast.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of the Company.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997 on an actual basis, which includes the effect of the sale of the Old Notes, and pro forma for the acquisition of Verplast. This table should be read in conjunction with "Selected Historical Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Statements" appearing elsewhere in this Prospectus and the Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus.

                                                                   JUNE 30, 1997
                                                              ------------------------
                                                               ACTUAL     PRO FORMA(1)
                                                              --------    ------------
                                                                    (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT
                                                                    SHARE DATA)
Cash and equivalents........................................  $102,278      $ 83,698
                                                              ========      ========
Short-term borrowings and current maturities of long term
  debt......................................................     2,038         2,193
Credit facilities...........................................     4,126         9,109
                                                              --------      --------
                                                              $  6,164      $ 11,302
                                                              ========      ========
Long-term debt:
  10 3/8% Senior Notes due 2007.............................   120,000       120,000
  Foreign term debt(2)......................................     8,317        10,677
  Domestic term debt(3).....................................     2,686         2,686
                                                              --------      --------
                                                               131,003       133,363
                                                              --------      --------
Stockholders' Equity:
  Preferred stock, without par value -- 500,000 shares
     authorized; 322,500 shares issued and outstanding with
     a liquidation preference of $32,250,000................        13            13
  Common Stock, without par value -- 50,000,000 shares
     authorized; 21,016,124 shares issued and outstanding,
     actual and 21,443,477 shares issued and outstanding,
     pro forma and as adjusted..............................    36,090        36,090
  Additional paid-in capital................................   110,452       110,452
  Cumulative translation adjustment.........................    (1,050)       (1,050)
  Accumulated deficit.......................................   (17,501)      (17,501)
                                                              --------      --------
                                                               128,004       128,004
                                                              --------      --------
          Total Capitalization..............................  $259,007      $261,367
                                                              ========      ========

------------------------------

(1) Represents actual amounts adjusted to give effect to the acquisition of Verplast as if it had occurred on June 30, 1997.

(2) Consists of term loans for the Company's Wedco Holland ($3,312,000, including $436,000 of current maturities), Wedco U.K. ($2,403,000, including $167,000 of current maturities), ICO Polymers B.V. ($1,718,000, including $343,000 of current maturities), ICO Polymers UK Ltd. ($500,000), Rotec ($437,000, including $164,000 of current maturities) and Micronyl ($1,365,000, including $308,000 of current maturities) subsidiaries and, for the Pro Forma column, debt assumed in connection with the Verplast acquisition.

(3) Consist of various term loans secured by property, plant and equipment.

                     SELECTED HISTORICAL FINANCIAL DATA(1)

     The following selected historical financial data have been derived from the consolidated financial statements of the Company audited by Price Waterhouse LLP, independent accountants, whose report with respect to the fiscal years ended September 30, 1994, 1995 and 1996 is incorporated by reference herein. The data as of June 30, 1997 and for the nine months ended June 30, 1996 and 1997 are derived from the Company's unaudited financial statements incorporated by reference in this Prospectus. In the opinion of management, the unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended June 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or the entire year. The following data should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto incorporated by reference into this Prospectus and "Management's Discussion and Analysis of Operations" included elsewhere in this Prospectus.

                                                                                                                NINE MONTHS
                                                          FISCAL YEAR ENDED SEPTEMBER 30,                     ENDED JUNE 30,
                                             ----------------------------------------------------------   -----------------------
                                               1992        1993        1994        1995         1996         1996         1997
                                             ---------   ---------   ---------   ---------   ----------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues...............................  $  34,635   $  60,217   $  75,970   $  87,883   $  108,663   $   73,470   $  137,045
Cost of sales and services.................     24,153      42,862      54,191      59,885       74,704       51,051       96,662
                                             ---------   ---------   ---------   ---------   ----------   ----------   ----------
Gross profit...............................     10,482      17,355      21,779      27,998       33,959       22,419       40,383
Selling, general and administrative
  expenses.................................      8,055      12,730      15,202      17,736       19,996       13,050       22,182
Depreciation and amortization..............      2,616       3,669       4,357       5,112        7,230        4,826        8,012
Impairment of long-term assets.............         --          --          --          --        5,025           --           --
Non-recurring compensation arrangements....         --          --          --          --        1,812           --           --
Non-recurring litigation charges...........       (467)        605          --          --        1,112           --           --
Writedown of inventories...................         --          --          --         104          868           --           --
                                             ---------   ---------   ---------   ---------   ----------   ----------   ----------
Operating income (loss)....................        278         351       2,220       5,046       (2,084)       4,543       10,189
Interest (income) expense, net.............        740       2,352        (431)     (1,307)        (608)        (752)       1,532
Other (income) expense.....................         --          --          --          (4)         216         (104)        (118)
                                             ---------   ---------   ---------   ---------   ----------   ----------   ----------
Income (loss) before income taxes and
  extraordinary item.......................       (462)     (2,001)      2,651       6,357       (1,692)       5,399        8,775
Income taxes (benefit).....................         --          --          55         567         (632)         697        3,568
Extraordinary items -- gain (loss) on
  repurchase (repayment) of debt...........         79          --      (1,371)         --           --           --           --
                                             ---------   ---------   ---------   ---------   ----------   ----------   ----------
Net income (loss)..........................       (383)     (2,001)      1,225       5,790       (1,060)       4,702        5,207
Preferred stock dividends..................         --          --       1,826       2,176        2,178        1,633        1,632
                                             ---------   ---------   ---------   ---------   ----------   ----------   ----------
Net income (loss) available for
  common shareholders......................  $    (383)  $  (2,001)  $    (601)  $   3,614   $   (3,238)  $    3,069   $    3,575
                                             =========   =========   =========   =========   ==========   ==========   ==========
EARNINGS (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARES........................
Income (loss) before extraordinary items...  $    (.15)  $    (.49)  $     .09   $     .41   $     (.24)  $      .27   $      .17
Net income (loss) available for Common
  shareholders.............................  $    (.12)  $    (.49)  $    (.07)  $     .41   $     (.24)  $      .27   $      .17
                                             =========   =========   =========   =========   ==========   ==========   ==========
Cash dividends declared on Common stock....         --          --          --          --          .21          .17          .16
Weighted average shares outstanding........  3,093,964   4,052,325   8,299,559   8,709,303   13,327,855   11,241,031   20,911,797
OTHER FINANCIAL DATA:
EBITDA(2)..................................  $   2,894   $   4,020   $   6,577   $  10,158   $    5,146   $    9,369   $   18,201
Adjusted EBITDA(3).........................      2,427       4,625       6,577      10,262       13,963        9,369       18,201
Net cash provided by (used for) operating
  activities...............................        752      (1,008)      4,746       9,029       11,110        7,476        7,151
Net cash used for investing activities.....       (625)     (2,115)     (7,443)     (6,640)     (14,466)     (11,584)     (19,877)
Net cash provided by (used for) financing
  activities...............................       (401)     12,364      18,010      (2,161)      (8,221)      (3,065)     101,590
Capital expenditures(4)....................        642       2,252       4,782       5,838        8,712        7,136        9,832
Common stock dividends.....................         --          --          --          --        2,830        1,866        3,375
Ratios of:
Earnings to fixed charges(5)...............         --          --         3.7x       10.7x          --          8.3x         4.2x
EBITDA to interest expense, net(6).........        3.9x        1.7x         --          --           --           --         11.9x
Adjusted EBITDA to interest expense,
  net(6)...................................        3.3x        2.0x         --          --           --           --         11.9x

                                                                AS OF SEPTEMBER 30,                           AS OF JUNE 30,
                                             ----------------------------------------------------------   -----------------------
                                               1992        1993        1994        1995         1996         1996         1997
                                             ---------   ---------   ---------   ---------   ----------   ----------   ----------
                                                                   (IN THOUSANDS)                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and equivalents.......................  $     209   $   9,450   $  24,763   $  24,991   $   13,414   $   17,818   $  102,278
Working capital............................      3,321      17,787      37,656      37,284       29,882       28,756      127,820
Property, plant and equipment, net.........     25,435      24,431      27,513      29,824       72,585       73,482       84,637
Total assets...............................     40,713      51,353      78,969      88,183      163,391      168,397      300,661
Long-term debt, net of current portion.....     19,376      10,676         456       1,047       15,422       15,578      131,003
Total stockholders' equity.................     10,304      32,293      69,204      74,471      120,594      126,808      128,004

---------------

(1) The Statement of Operations, Balance Sheet and Other Financial Data include the results of operations and financial position of the Company and each of the companies acquired since their respective dates of acquisition. See note 2 to the Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus, and "Selected Unaudited Pro Forma Condensed Consolidated Financial Data" included elsewhere in this Prospectus.

(2) EBITDA represents income from operations before interest expense, other income and expense, provision for income taxes, extraordinary items and depreciation and amortization. EBITDA is a widely accepted indicator of a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(3) Adjusted EBITDA is comprised of EBITDA (see (2) above) excluding the following fiscal 1996 operating expenses: impairment of long-term assets, non-recurring compensation arrangements, non-recurring litigation and writedown of inventories. Adjusted EBITDA is provided as additional information regarding ICO's ability to service debt, but, as with EBITDA, should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(4) Consists of cash used for capital expenditures, excluding property, plant and equipment obtained in acquisitions.

(5) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, extraordinary items, undistributed income in joint ventures and fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor. As a result of incurring a net loss for the fiscal years ended September 30, 1992, 1993 and 1996, earnings did not cover fixed charges by $462,000, $2,001,000 and $1,772,000, respectively.

(6) The ratio has not been presented for periods in which the Company incurred net interest income.

       SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following selected unaudited pro forma financial information, give effect to the acquisitions of Wedco, Bayshore, Rotec and Verplast and to the sale of the Old Notes and the use of proceeds therefrom and are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and the notes thereto of the Company incorporated herein by reference.


     The unaudited pro forma consolidated condensed balance sheet data assumes the acquisition of Verplast was consummated as of June 30, 1997 and the unaudited pro forma consolidated condensed statements of income assume the acquisitions of Wedco, Bayshore, Rotec and Verplast and the sale of the Old Notes were consummated as of October 1, 1995.


     The pro forma data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisitions and the sale of the Old Notes been consummated at the dates indicated, nor is such data necessarily indicative of future operating results or financial position. There is no assurance that similar results will be achieved in the future. Also, see "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

                                                                             NINE MONTHS
                                                              YEAR ENDED        ENDED
                                                             SEPTEMBER 30,    JUNE 30,
                                                                 1996           1997
                                                             -------------   -----------
PRO FORMA INCOME STATEMENT(1)
Net revenues...............................................   $   204,157    $   178,172
Gross Profit...............................................        56,250         49,552
Income before depreciation, amortization, interest and
  taxes....................................................        17,816         24,843
Operating Income...........................................         5,137         15,192
Interest, net..............................................        13,574         10,354
Income (loss) before taxes.................................        (9,412)         4,934
Income taxes...............................................         3,797          3,488
Net income (loss)..........................................       (13,209)         1,446
Preferred stock dividends..................................         2,178          1,632
Net income (loss) available for common stockholders........   $   (15,387)   $      (186)
Earnings (loss) applicable to common and common share
  equivalents..............................................   $      (.73)   $      (.01)
Weighted average common and common equivalent shares
  outstanding..............................................    20,967,304     21,612,008
Ratio of earnings to fixed charges(2)......................            --            1.4x

                                                              AS OF JUNE 30,
                                                                   1997
                                                              --------------
PRO FORMA BALANCE SHEET DATA(1)
Cash and equivalents........................................     $    83,698
Working capital.............................................         113,893
Property, plant and equipment, net..........................          96,256
Total assets................................................         320,065
Long-term debt..............................................         133,363
Stockholders' equity........................................         128,004
Book value per common share(3)..............................     $      4.47
Shares outstanding..........................................      21,443,477

---------------

(1) Unaudited pro forma selected income statements and balance sheet data has been derived from the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere in this Prospectus.

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, extraordinary items, undistributed income in joint ventures and fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor. For fiscal 1996 pro forma earnings did not cover fixed charges by $9,491,000 (after the fiscal 1996 writedowns of impaired long-term assets and inventories and charges for non-recurring compensation arrangements and non-recurring litigation charges).

(3) Calculated as pro forma stockholders' equity of $128,004,000 less liquidation preference of ICO's preferred shares outstanding of $32,250,000 divided by common shares outstanding at June 30, 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The Company's net revenues in recent years have increased due to a variety of factors, including acquisitions and increased sales volumes in both existing and acquired business lines.

     Prior to April 1996, the Company's operations were exclusively in the oilfield services business. From fiscal 1994 to the middle of fiscal 1996 the Company completed eight acquisitions in the oilfield services business and integrated these acquisitions by consolidating plants, reducing headcount and centralizing administrative functions. During fiscal 1996, the Company entered the specialty petrochemical processing business through the merger with Wedco. Since the Wedco acquisition, the Company has completed six additional acquisitions in the specialty petrochemical processing business. Since the acquisitions were consummated at various times, the financial information contained herein with respect to each fiscal period does not fully reflect the results of operations of the businesses acquired; thus, this financial information is not necessarily indicative of the results of operations that would have been achieved had the acquisitions been consummated by the Company at the beginning of the periods presented herein or which may be achieved in the future. See "The Company -- Acquisitions."

     The April 1996 Wedco acquisition occurred during a cyclical downturn in the plastics industry and followed a period during which the domestic management of Wedco was focused upon the sale of Wedco and related matters. The Company believes as a result of these factors Wedco experienced declines in the utilization of machinery and equipment which resulted in the underabsorption of certain overhead costs in several of Wedco's domestic facilities. As a result, during its fiscal year ended March 31, 1996, Wedco experienced a decline of both revenues and gross margins in comparison to its historical performance. As part of the strategy initiated with the Wedco acquisition, the Company acquired PSI (which solidified the Company's domestic petrochemical size reduction market share and added management expertise), continued to emphasize its European petrochemical processing business, through acquisition and expansion of the Company's distribution business, and established a domestic sales force. The Company has also implemented a plan of consolidation involving the closure of three petrochemical processing plants. Two plants have already been closed (in Houston, Texas and Long Beach, California) and the third will close during fiscal 1997 or early fiscal 1998. Due to this timing, the benefits of the Houston and Long Beach closures were not reflected in the results of the first quarter and a portion of the second quarter. The Company believes the closures will reduce operating costs and capital expenditures requirements. As a result of the above initiatives and the reduction of expenses, overall operating results of the Company's size reduction business have improved as compared to the combined results of Wedco and PSI for the year earlier periods, prior to these companies being acquired by the Company.

     The acquisition of Bayshore in December 1996 and the expansion of the Company's petrochemical powder distribution business has had the effect of reducing overall petrochemical processing margins as a percentage of revenues. The gross margin percentage for Bayshore's business is generally significantly lower than those generated by the Company's size reduction services because Bayshore typically buys raw materials, improves the material and then sells the finished product. In contrast, the Company's size reduction services typically involve processing customer owned material.

     The Company's revenue is classified within two categories: oilfield services and petrochemical processing. Oilfield services revenues include revenues derived from (i) exploration sales and services (new tubular goods inspection), (ii) production sales and services (reclamation and reconditioning of used tubular goods and sucker rods and inspection of new sucker rods), (iii) corrosion control services (coating of tubular goods and sucker rods), and (iv) other sales and services (oilfield engine equipment sales and services in Canada). Petrochemical processing revenues include revenues derived from grinding petrochemicals into powders (size reduction), including manufacturing of grinding equipment and other ancillary services, compounding sales and services, which includes the manufacture and sale of concentrates, and distributing plastic powders. Revenues are recorded as the services are performed or the product is shipped to third-parties.

     Cost of sales and services is primarily comprised of compensation and benefits to non-administrative employees, occupancy costs, repair and maintenance, electricity and equipment costs and supplies, and, in the case of Bayshore and the Company's distribution business, purchased raw materials. Selling, general and administrative expenses consist primarily of compensation and related benefits to the sales and marketing, executive management, accounting, human resources and other administrative employees of the Company, other sales and marketing expenses, communications costs, systems costs, insurance costs and legal and accounting professional fees.

RESULTS OF OPERATIONS

                                                                                                      NINE MONTHS ENDED
                                                    YEARS ENDED SEPTEMBER 30,                              JUNE 30,
                                       ----------------------------------------------------   ----------------------------------
                                                 % OF              % OF               % OF              % OF               % OF
                                        1994     TOTAL    1995     TOTAL     1996     TOTAL    1996     TOTAL     1997     TOTAL
                                       -------   -----   -------   -----   --------   -----   -------   -----   --------   -----
NET REVENUES (000'S)
Exploration sales and services.......  $30,096     40    $34,953     40    $ 34,545     39    $25,872     39    $ 27,621     38
Production sales and services........   28,919     38     28,745     33      31,087     35     22,758     34      24,440     34
Corrosion control services...........   14,549     19     20,562     23      21,591     24     16,288     24      17,270     24
Other sales and services.............    2,406      3      3,623      4       2,167      2      1,808      3       2,779      4
                                       -------    ---    -------    ---    --------    ---    -------    ---    --------    ---
Total oilfield sales and services
  revenues...........................   75,970    100     87,883    100      89,390    100     66,726    100      72,110    100
                                       -------           -------           --------           -------           --------
Grinding services and other sales and
  services...........................       --     --         --     --      17,567     91      6,109     91      33,014     51
Compounding sales and services.......       --     --         --     --       1,706      9        635      9      25,765     40
Distribution.........................       --     --         --     --          --     --         --     --       6,156      9
                                       -------           -------    ---    --------    ---    -------    ---    --------    ---
Total petrochemical processing.......       --     --         --     --      19,273    100      6,744    100      64,935    100
                                       -------           -------           --------           -------           --------
    Total............................  $75,970           $87,883           $108,663           $73,470           $137,045
                                       =======           =======           ========           =======           ========

                                                                                                       NINE MONTHS ENDED
                                                     YEARS ENDED SEPTEMBER 30,                             JUNE 30,
                                        ----------------------------------------------------   ---------------------------------
                                                  % OF              % OF               % OF              % OF              % OF
                                         1994     TOTAL    1995     TOTAL   1996(1)    TOTAL    1996     TOTAL    1997     TOTAL
                                        -------   -----   -------   -----   --------   -----   -------   -----   -------   -----
OPERATING INCOME (LOSS) (000'S)
Oilfield sales and services...........  $ 8,934    100    $12,085    100    $ 11,541    154    $ 8,998     93    $11,356     68
Petrochemical processing sales and
  services............................       --     --         --     --      (4,070)   (54)       641      7      5,414     32
                                        -------    ---    -------    ---    --------    ---    -------    ---    -------    ---
Total operations......................    8,934    100     12,085    100       7,471    100      9,639    100     16,770    100
General corporate expenses............   (6,714)           (7,039)            (9,555)           (5,096)           (6,581)
                                        -------           -------           --------           -------           -------
    Total.............................  $ 2,220           $ 5,046           $ (2,084)          $ 4,543           $10,189
                                        =======           =======           ========           =======           =======

---------------

(1) Fiscal 1996 operating income includes various fourth quarter charges, see "Costs and Expenses" and "Unusual Items" below.

Nine Months Ended June 30, 1997 Compared to Nine Months Ended June 30, 1996

     Revenues. Consolidated revenues increased $63,575,000 or 86.5% during the nine months ended June 30, 1997, as compared to the same period last year. The improvement was primarily due to the acquisitions of Wedco, PSI, Bayshore, the Micropowders Business, Rotec, Micronyl and growth in the Company's oilfield service business.

     Oilfield service revenues increased $5,384,000 or 8.1% during the nine months ended June 30, 1997 compared to the same period of fiscal 1996. Revenues from exploration services increased $1,749,000 or 6.8% from the nine months ended June 30, 1996 compared to the same period of fiscal 1997. The increase was driven primarily by increased sales volumes and modest pricing improvements of the Company's Houston, Texas tubular service facility. Demand for the Company's exploration services is driven, in part, by the average domestic rig count which has increased during the nine months ended June 30, 1997, as compared to the comparable period in fiscal 1996. Revenues from production services increased $1,682,000 or 7.4% for the nine months ended June 30, 1997 compared to the same period in fiscal 1996. The demand for these services has been favorably impacted by generally higher oil prices in fiscal 1997 versus fiscal 1996. The increases in production services revenues were due in large part to increased oil and gas production activity in Western Canada and increased sales volumes in West Texas. Corrosion control revenues increased $982,000 or 6.0% during the nine months ended June 30, 1997 compared to the same period of fiscal 1996. This change was primarily due to increased drilling activity, the success of the Company's new product lines and, to a lesser extent, higher average sales prices. Other sales and services consist of revenues generated by the Company's Canadian subsidiary relating to the reconditioning and selling of engines used in connection with oil well pumping units. These revenues increased due to the increased production activity in Western Canada during fiscal 1997 versus the comparable period in fiscal 1996.

     Petrochemical Processing sales and services included only the operations of Wedco in the fiscal 1996 period, which was acquired on April 30, 1996. Petrochemical revenues have increased due to the timing of the Wedco acquisition, the purchase of PSI in the fourth quarter of fiscal 1996 and the acquisitions made in fiscal 1997. See "Unaudited Pro Forma Condensed Consolidated Financial Statements". During the quarter ended June 30, 1997, sales to Dow Chemical Company and its affiliates accounted for approximately 11% of the Company's consolidated revenues.

     Costs and Expenses. Gross profit (calculated as net revenues minus cost of sales and thus before sales, general and administrative, depreciation and amortization, interest expenses and other income and expenses) as a percentage of revenues were 29.5% during the nine months ended June 30, 1997 versus 30.5% for the nine months ended June 30, 1996. Within the oilfield services business, gross profits as a percentage of revenues increased 1.2% during the nine months ended June 30, 1997 compared to the year earlier period. This improvement is due to an overall increase in sales volumes and modest price improvements (in part due to a change in customer and product mix), within some of the Company's oilfield services markets without a proportionate increase in costs and expenses. The overall decline in gross profits as a percentage of revenues in fiscal 1997 versus the comparable 1996 period resulted from the increase in Bayshore revenues (acquired December 1996) and distribution revenues, which generate lower gross profits (as defined above) as a percentage of revenues. Gross profits as a percentage of revenues of the Company's size reduction operations are generally higher than the gross profits of the oilfield service operations. Conversely, the gross profits, as a percentage of sales, of the Company's concentrate manufacturing and distribution businesses are generally significantly lower due to the raw material cost component included in these revenues as compared to the Company's other petrochemical services, which are performed on a toll basis. The Company anticipates that as the concentrate and distribution businesses expand, consolidated gross profits, as a percentage of sales, will decline.

     Selling, general and administrative costs increased $9,132,000 during the nine months ended June 30, 1997 versus the same period of fiscal 1996 from $13,050,000 in fiscal 1996 to $22,182,000 in fiscal 1997. Selling, general and administrative costs as a percentage of sales decreased to 16.2% during the nine months ended June 30, 1997 from 17.7% for the nine months ended June 30, 1996, resulting primarily from the acquisitions made in the latter part of fiscal 1996 and during fiscal 1997. The overall increase in selling, general and administrative costs during the nine months ended June 30, 1997 compared to the nine months ended June 30, 1996 was also due to the late fiscal 1996 and fiscal 1997 acquisitions and to a lesser extent higher employee compensation expenses and higher legal costs which was partially offset by lower costs relating to the Company's workers' compensation insurance program.

     Depreciation and amortization expense increased to $8,012,000 for the nine months ended June 30, 1997 from $4,826,000 for the nine months ended June 30, 1996. The increase resulted from additions of property, plant and equipment and goodwill primarily due to the acquisitions made during fiscal 1996 and 1997.

     Operating Income. Operating income increased to $10,189,000 for the nine months ended June 30, 1997 from $4,543,000 for the same period of fiscal 1996. The increase is due to the changes in revenues and costs and expenses discussed above. Particularly significant were lower insurance costs relating to workers' compensation within the oilfield service operations.

     Interest Income/Expense. Net interest expense was $1,532,000 during the nine months ended June 30, 1997. For the nine months ended June 30, 1996, the Company had net interest income of $752,000. This increase was due to the June 1997 issuance of the $120,000,000 Senior Notes due 2007, bearing an interest rate of 10 3/8%, the utilization of cash balances and the assumption of debt in connection with the fiscal 1996 and 1997 acquisitions.

     Income Taxes. The Company's effective tax rate increased to 40.7% during the nine months of fiscal 1997, compared to 12.9% during the same period of fiscal 1996. This change was due to the Company decreasing its valuation allowance through the provision for income taxes to reflect its ability to benefit from temporary differences during fiscal 1996. In connection with the April 1996 acquisition of Wedco, the Company reversed the remaining valuation allowance against net tax assets expected to be realized, resulting in a decrease of acquired goodwill. As a result of the reversal of the valuation allowance in April 1996 and increased goodwill amortization, which is not tax deductible, provisions for income taxes for periods subsequent to the Wedco acquisition will be higher as a percentage of pre-tax income than reported in fiscal 1996. The Company's effective tax rate will also vary as a result of the mix of domestic and foreign pre-tax income since, currently, the Company's domestic effective tax rate is higher than the effective tax rate of foreign operations.

     Net Income. For the nine months ended June 30, 1997, the Company had net income of $5,207,000, as compared to net income of $4,702,000 for the same period in fiscal 1996, due to the factors described above.

     Foreign Currency Translation. The fluctuation of the dollar against the Dutch Guilder, the British Pound, the French Franc and the Swedish Krona, has immaterially impacted the translation of revenues and income of the Company's European operations into U.S. Dollars for the nine months ended June 30, 1997. Gains and losses from the translation of certain balance sheet accounts are not included in determining net income, but are accumulated as a separate component of stockholders' equity. These unrealized gains and losses are subject to deferred income taxes. As a result of the dollar's fluctuation against these currencies and changes in the net assets of foreign subsidiaries, stockholders' equity decreased net of deferred income taxes by $1,082,000 during the nine months ended June 30, 1997. This change was due primarily to fluctuations of the Dutch Guilder to U.S. Dollar exchange rate.

  Year Ended September 30, 1996 Compared to Year Ended September 30, 1995

     Revenues. Revenues increased $20,780,000, or 23.6%, in the fiscal year ended September 30, 1996 from the same period in fiscal 1995. The increase was primarily the result of the Company's entry into the specialty petrochemical processing business via the acquisitions of Wedco (April 1996) and PSI (July
1996).

     Exploration revenues decreased $408,000, or 1.2% in fiscal 1996 versus fiscal 1995. The decrease was primarily due to a shift in the classification of the services provided to customers within the Company's Lone Star, Texas facility. Historically, the Lone Star facility provided mostly new pipe inspection. During late fiscal 1995, the Company began providing mostly used tubular goods inspection at this facility. Accordingly, in fiscal 1996, Lone Star revenues were classified as production services revenues versus fiscal 1995, when these revenues were included in exploration services revenues. After eliminating the effect of this reclassification, fiscal 1996 revenues increased $1,280,000 or 3.7% versus fiscal 1995. Demand for exploration services is affected by domestic drilling activity. The domestic rig count averaged 762 for the fiscal year ended September 30, 1996 versus 738 during fiscal 1995, an increase of 3.3%. In addition, the Company's exploration revenues increase in fiscal 1996 was due in part to the full-year effect of the acquisition of Spinco in June 1995.

     Production revenues increased $2,342,000, or 8.1% in fiscal 1996 from fiscal 1995, primarily due to the reclassification of Lone Star, Texas revenues discussed above. After eliminating the effect of the reclassification of Lone Star revenues, production services revenues would have increased $654,000 or 2.3%. The increase resulted from generally high oil prices in fiscal 1996 which increased the demand for production services. Oil prices ranged from a high of $25 per barrel to a low of $17 per barrel during fiscal 1996 compared to a high of $21 and a low of $17 per barrel during fiscal 1995.

     Revenues from corrosion control services increased $1,029,000, or 5.0%, in fiscal 1996 versus fiscal 1995. The increase resulted primarily from greater demand for the Company's services in the Louisiana and West Texas corrosion control markets.

     Revenues from other services decreased $1,456,000, or 40.2% from fiscal 1995 versus fiscal 1996. Half the decrease resulted from a decline in oilfield engine sales and reconditioning revenues in Canada, due to a slowdown in oilfield activity in Western Canada. The remaining decrease was the result of recognizing an equipment sale in fiscal 1995, with no comparable sale in fiscal 1996.

     Costs and Expenses. Cost of sales and services, as a percentage of net revenues increased to 68.7% during fiscal 1996 versus 68.1% for the same period in fiscal 1995. Such costs exclude sales, general and administrative expenses, depreciation and amortization, interest costs and expenses, other income and expense and the following fiscal 1996 operating expenses: non-recurring compensation arrangements, non-recurring litigation and writedown of inventories. Within the oilfield service business, costs of sales and services increased to 70.3% (calculated as costs of sales and services divided by revenues) in fiscal 1996 versus 68.1% in fiscal 1995. The gross margin decline within the oilfield services segment is due to (in order of magnitude): a softening of prices in the Houston inspection and West Texas coating markets, the recognition of $2.1 million in product sales during fiscal 1995 which carried gross margins greater than the Company's traditional oilfield sales and services and the reclassification of certain employee expenses to cost of sales during fiscal 1996 which were recognized as selling, general and administrative expenses during fiscal 1995. The reclassification of the employee expenses was based upon the applicable employees' job functions. The effects of lower margins in the Company's oilfield service business were partially offset by the higher margins generated by the specialty petrochemical processing business. This business generally generates higher gross margins (defined above) as a percentage of net revenues than the Company's oilfield services business.

     Selling, general and administrative expenses increased from $17,736,000 during fiscal 1995 to $19,996,000 during fiscal 1996. Selling, general and administrative expenses as a percentage of revenues decreased to 18.4% in fiscal 1996 versus 20.2% in fiscal 1995. These changes are primarily due to the Wedco and PSI acquisitions which increased revenues and selling, general and administrative expenses, but had the effect of lowering these costs as a percentage of revenues. The Company also incurred the following lower expenses for fiscal 1996 versus fiscal 1995 (in order of magnitude): lower insurance costs, lower moving expenses (primarily related to several employee relocations in 1995) and lower payroll costs due to the reclassification of certain employee costs explained above. These lower costs were offset by $490,000 in expenses relating to litigation costs incurred in fiscal 1996. The $490,000 in costs relate to litigation reserves established because, during the fourth quarter and subsequent to year-end, the Company determined that it was probable that certain legal matters of the Company would result in a charge to income and that these charges could be reasonably estimated.

     Depreciation and amortization increased from $5,112,000 for the year ended September 30, 1995 to $7,230,000 for the year ended September 30, 1996. The increase was primarily due to increases in property, plant and equipment and goodwill due to the Wedco acquisition as well as capital expenditures made during the year.

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121), which the Company adopted in the first quarter of fiscal 1996. SFAS No. 121 established "accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of." The new statement requires the value of long-lived assets, certain identifiable intangibles, and goodwill to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this change in circumstances or other initial indication has occurred, the next step in determining whether an asset has been impaired is performed using the expected future undiscounted cash flows of assets, grouped at the lowest level for which there are identifiable cash flows, compared to the carrying value of those assets. If the undiscounted cash flow value is less than the net carrying value, the amount of impairment is then measured by comparing the discounted cash flows with the corresponding carrying values of the assets evaluated. The Company's previous policy was to evaluate the realizability of long-term assets on an aggregate basis based on undiscounted cash flows. The Company accumulated cash flow information at the lowest asset grouping levels for which there were identifiable cash flows. These levels were represented by separate operating locations. In the fourth quarter of fiscal 1996, based on the consolidation plans, the Company was required to consider impairment which resulted in a write-down of long-lived assets of $5,025,000. The SFAS No. 121 write-down related entirely to the Wedco facilities which, during the fourth quarter of fiscal 1996, the Company decided to close in fiscal 1997. More than two-thirds of the write-down reduced the carrying value of goodwill created by the April 1996 acquisition of Wedco. The remaining charge related to machinery and equipment within the facilities to be closed. See "Business -- Petrochemical Processing -- Size Reduction Services" and note 15 to the Consolidated Financial Statements of the Company and notes thereto incorporated by reference herein.

     Non-recurring compensation charges of $1,812,000 in fiscal 1996 related to previous acquisitions made by the Company. Most of the expense consists of severance and consulting fee obligations resulting from the Wedco acquisition. During the fourth quarter of fiscal 1996, the Company determined these expenses would not benefit the Company in the future. Inventory writedowns of $868,000 in fiscal 1996 consisted of a reduction in the carrying value of inventory, within the oilfield service operations, which partially related to the acquisition of Baker Hughes Tubular Services, Inc. ("BHTS") in September 1992.

     In fiscal 1996, the Company incurred $1,112,000 in non-recurring litigation charges. During the fourth quarter and subsequent to year-end, the Company determined that it was probable that certain legal matters of the Company would result in a charge to income and that these charges could be reasonably estimated. Eight-five percent (85%) of the charge relates to the settlement of the litigation of a dispute concerning the assumption of certain liabilities in connection with the acquisition of BHTS in September 1992. Of the remaining charges, $150,000 related to a personal injury claim made against the Company. See "Business -- Legal Proceedings."

     Operating Income. Operating Income decreased from operating income of $5,046,000 for the year ended September 30, 1995 to an operating loss of $2,084,000 for the year ended September 30, 1996. The decrease is due to the changes in revenues, selling, general and administrative, depreciation and amortization and unusual items during fiscal 1996 versus fiscal 1995 as explained above.

     Net interest income decreased from $1,307,000 in fiscal 1995 to $608,000 during fiscal 1996. This change resulted from the debt assumed in connection with the Wedco acquisition, a lower average cash balance and lower yields on the Company's high-quality commercial paper portfolio.

     Provision (Benefit) for Income Taxes. The Company decreased its valuation allowance through the fiscal 1996 provision to reflect its ability to benefit from temporary differences. In connection with the purchase price accounting for the Wedco acquisition, the Company reversed the remaining valuation allowance against net tax assets expected to be realized, resulting in a decrease of acquired goodwill. As a result of the reversal of the valuation allowance, provisions for income taxes in future years will increase as a percentage of net income and will be greater than the Company's effective tax rate. See note 10 to the Consolidated Financial Statements and notes incorporated by reference in this Prospectus for the detail of temporary differences between income for financial reporting purposes and income for federal income tax purposes.

     The Company has for tax return purposes $6,306,000 and $1,078,000 in net operating and capital loss carryforwards, respectively, which expire between 2000 and 2008, and $1,532,000 in investment, alternative minimum and other tax credit carryforwards. All of the tax credits are expected to expire unused except $104,000 in alternative minimum tax credits, which have no expiration.

     Net Income. For the year ended September 30, 1996, the Company had a net loss of $1,060,000 as compared to net income of $5,790,000 for the year ended September 30, 1995 due to the factors described above.

  Year Ended September 30, 1995 Compared to Year Ended September 30, 1994

     Revenues. Revenues increased $11,917,000 or 16% from the year ended September 30, 1994 to the same period in fiscal 1995. Exploration revenues increased $4,857,000 or 16% from the year ended September 30, 1994 to the same period in fiscal 1995. Demand for exploration services was affected by domestic drilling activity. The domestic rig count averaged 770 for the year ended September 30, 1994 compared to an average of 738 for the year ended September 30, 1995. The adverse impact of the lower domestic rig count, however, was more than offset by the Company's increased success in providing in-plant, new pipe inspection services to steel mill and processing customers.

     Production sales and services revenues decreased $174,000 or less than 1% from the year ended September 30, 1994 to the same period in fiscal 1995. Demand for these services was affected by changes in oil prices which remained relatively stable in fiscal 1995 versus fiscal 1994. Oil prices ranged from a high of $21 per barrel to a low of $17 per barrel for the year ended September 30, 1995 compared to a high of $21 per barrel to a low of $14 per barrel for the year ended September 30, 1994. The full year impact of fiscal 1994 acquisitions of Frontier and Shearer and the partial year impact of Kebco acquired in March 1995 had a positive impact on production revenues. The Company believes the effect of the acquisitions, however, was offset by a temporary decline in services in the Oklahoma and Wyoming markets. The decrease in California was the result of production delays following the relocation of the Company's operating facility to Bakersfield, California, from The City of Industry, California.

     Revenues from corrosion control services increased $6,013,000 or 41% from the year ended September 30, 1994 to the same period in fiscal 1995. The increase was due to the full year effect of the April 1994 acquisition of Permian and an increased demand for the Company's corrosion control services at all of its facilities.

     Costs and Expenses. Cost of sales and services as a percentage of net revenues decreased from 71% for the year ended September 30, 1994 to 68% for the year ended September 30, 1995. This was due to the cost reduction program implemented at the beginning of the fiscal 1994 third quarter and the increased sales volume of the Company's exploration sales and services in fiscal 1995 versus fiscal 1994.

     Selling, general and administrative expenses increased from $15,202,000 for the year ended September 30, 1994 to $17,736,000 for the year ended September 30, 1995. The change is due to increased sales activity, the fiscal 1994 acquisitions of TUC, Shearer, Permian and Frontier and the fiscal 1995 acquisitions of B&W and Spinco. Selling, general and administrative costs as a percentage of revenues remained relatively consistent for the fiscal year ended September 30, 1994 as compared to the same period in fiscal 1995.

     Depreciation and amortization expense increased from $4,357,000 for the year ended September 30, 1994 to $5,112,000 for the year ended September 30, 1995. The increase resulted from the additions of property, plant and equipment during the year including the property, plant and equipment included in the fiscal 1995 and fiscal 1994 acquisitions.

     Operating Income. Operating income increased to $5,046,000 during fiscal 1995 versus $2,220,000 for fiscal 1994. The increase is due to the changes in revenues and costs and expenses, explained above.

     Net interest income increased from $431,000 for the year ended September 30, 1994 to $1,307,000 for the year ended September 30, 1995. This change resulted from the retirement of indebtedness in early fiscal 1994 and increasing yields on the Company's high-quality commercial paper portfolio in fiscal 1995 versus fiscal 1994.

     Provision (Benefit) For Income Taxes. The Company reduced its valuation allowance during fiscal 1995 to reflect its ability to benefit from temporary differences to the extent that regular federal taxes have been paid. See note 10 to the Consolidated Financial Statements and notes thereto incorporated by reference herein for the detail of temporary differences between income for financial reporting purposes and federal income tax purposes.

     Net Income. For the year ended September 30, 1995 the Company had net income of $5,790,000 as compared to net income of $1,225,000 for the year ended September 30, 1994 due to the factors described above. Included in the net income for the year ended September 30, 1994 is an extraordinary loss of $1,371,000 resulting from the retirement of indebtedness previously recorded on the consolidated balance sheet at a discounted value.

LIQUIDITY AND CAPITAL RESOURCES

     The following are considered by management as key measures of liquidity applicable to the Company:

                                                    SEPTEMBER 30,     JUNE 30,
                                                        1996            1997
                                                    -------------   ------------
Cash and cash equivalents.........................    $13,414,000   $102,278,000
Working capital...................................     29,882,000    127,820,000
Current ratio.....................................            2.3            4.6
Debt-to-capitalization............................       .14 to 1       .52 to 1

     Cash and cash equivalents increased $88,864,000 during the nine months ended June 30, 1997, primarily as a result of the June 1997 Senior Notes offering, and cash generated by operating activities offset by cash used for investing activities.

     The Company's working capital and current ratio has increased from $29,882,000 and 2.3, respectively, at September 30, 1996 to $127,820,000 and
4.6, respectively, at June 30, 1997. These changes are primarily the result of the June 1997 issuance of $120,000,000 of Senior Notes. The issuance of the Senior Notes also contributed to the increase in the Company's debt-to-capitalization ratio from .14 to 1 to .52 to 1.

     On June 9, 1997 the Company issued $120,000,000 Senior Notes which bear an interest rate of 10 3/8%. The Company received proceeds, net of offering costs, of approximately $115,000,000. The debt matures June 1, 2007 and interest is payable on June 1 and December 1 of each year, commencing December 1, 1997. During the quarter ended June 30, 1997 the Company used a portion of the proceeds to repay approximately $16,700,000 of existing indebtedness. Subsequent to June 30, 1997 the Company used $18,293,000 of the proceeds to acquire Verplast. The remaining proceeds will be used for general corporate purposes including capital expenditures and acquisitions. Pending the use of the remaining net proceeds, the Company intends to invest the net proceeds of the offering in short-term, interest-bearing securities, as permitted under the terms of the notes.

     For the nine months ended June 30, 1997 cash provided by operating activities decreased to $7,151,000 compared to $7,476,000 for the nine months ended June 30, 1996. The decrease was the result of higher net income and an increase in depreciation and amortization expense offset by the various changes in working capital accounts, particularly changes in accounts receivable, inventory and accrued expenses.

     Capital expenditures totaled $9,832,000 during the nine months ended June 30, 1997, of which $3,161,000 related to the oilfield services segment and the remaining related to the petrochemical processing business. The expenditures were primarily incurred to enhance and expand existing facilities. For the remainder of fiscal 1997, capital expenditures are expected to be approximately $3,100,000 and are expected to be financed through cash generated from operations and existing cash.

     Cash flows from financing activities increased to $101,590,000 during the first nine months of fiscal year 1997 compared to cash uses of $3,065,000 during the first nine months of fiscal 1996. The increase was due to the June 1997 issuance of Senior Notes, offset by an increase in common stock dividends resulting from the increase in the number of common shares outstanding and increased debt repayments.

     During the period commencing on October 1, 1995 and ended on June 30, 1997, the Company has acquired seven businesses, six within the specialty petrochemical processing businesses. Since June 30, 1997, the Company has acquired two additional businesses. These acquisitions required significant investment by the Company in cash, Company common stock issued to the former owners of the acquired businesses and indebtedness effectively assumed by the Company. Many of the changes of the June 30, 1997 balance sheet from September 30, 1996 are a result of these acquisitions. The Company anticipates it will continue to seek acquisitions in the future, particularly within the next twelve to eighteen months using the proceeds of the Senior Notes offering.

     The Company believes the net proceeds of the Offering, cash from operations and credit available under the Bank Credit Facility and other credit lines are sufficient to meet anticipated capital and operating expenditures for the next eighteen to twenty-four months.

     As of August 31, 1997 the Company had approximately $21,603,000 in additional borrowing capacity available under various credit arrangements. $15,000,000 of this amount is available under the Company's domestic credit facility and the remaining is available under various foreign facilities. See "Description of Certain Credit Facilities."

SEASONALITY

     Much of the Company's oilfield services business is seasonal in nature and reflects the general pattern of oilfield drilling and workovers, with the first and fourth quarters of the fiscal year generally having higher levels of activity and the second and third quarters generally having lower levels of activity. The Company does not believe its specialty petrochemical processing business generally follows a seasonal pattern.

                                    BUSINESS
GENERAL

     The Company provides specialized oilfield and petrochemical processing services. In the oilfield services segment, ICO is a leading provider of inspection, reconditioning and coating services for new and used tubular goods and sucker rods utilized in the oil and gas industry. The Company's oilfield services are designed to reduce the customers' cost of drilling and production by preventing faulty tubular goods from being placed downhole (exploration services), reclaiming and reconditioning used tubular goods and sucker rods (production services), and preventing premature failure of tubular goods and sucker rods from occurring due to the corrosive downhole drilling environment (corrosion control services). Although comprehensive industry statistics are not readily available, ICO believes it is one of the two largest providers of inspection, reconditioning and coating services for tubular goods in the United States. The Company's customers in the oilfield services segment include many of the leading integrated oil companies and major independent oil and gas exploration and production companies. In the petrochemical processing segment, the Company provides grinding and ancillary services for petrochemical resins produced in pellet form (size reduction services) and formulates and manufactures concentrated products for blending with petrochemical resins to give finished products desired characteristics such as color or ultraviolet protectants (concentrates manufacturing). The Company's specialty petrochemical processing customers include major chemical companies and petrochemical production affiliates of major oil production companies.

ICO STRATEGY

     The Company's goal is to be a leading provider of specialized services to the oil and gas, plastics and steel industries. The Company seeks to achieve steady growth in its oilfield services business by (i) providing high-quality services at competitive prices, (ii) developing new products that meet its customers needs, and (iii) selectively pursuing complementary acquisitions in the oilfield services business. The Company intends to seek growth in its petrochemical processing niche by (i) opportunistically pursuing additional strategic acquisitions to increase market share and enable it to provide additional and complementary products and services, (ii) streamlining acquired operations to improve margins and (iii) increasing the sales and marketing effort of acquired operations.

     From the beginning of fiscal 1994 to the middle of fiscal 1996, the Company completed and integrated eight acquisitions in the oilfield services segment to increase market share and expand its service capabilities. These acquisitions allowed the Company to streamline manufacturing facilities, reduce headcount, and centralize administration functions to improve operating margins. In April 1996, ICO entered the petrochemical processing industry through the Wedco merger to take advantage of opportunities in that market. Since the Wedco merger, the Company has completed six additional acquisitions in the petrochemical processing industry and has recently implemented a consolidation program which has resulted in the closure of two manufacturing facilities with a third facility to close during fiscal 1997 or early fiscal 1998.

     The Company seeks growth through internal expansion, capital investments and acquisitions. The primary focus of the Company's growth strategy is to:

     Increase Penetration of Oilfield Services Markets -- The Company seeks to increase its market share in oilfield services based upon the breadth of its service line and the strength of its reputation in the industry. ICO believes that it has a reputation for providing a wide range of services utilizing advanced technologies at competitive prices while maintaining high levels of quality and customer service. The Company intends to continue to introduce new products, develop innovative solutions for customers, and pursue customized marketing approaches to build market share.

     Continue to Consolidate the Petrochemical Processing Market -- The Company believes that the petrochemical processing segment presents opportunities similar to those which existed in the oilfield services business in the early 1990's. The Company entered the industry in April 1996 with the Wedco merger and has subsequently acquired six businesses that have allowed the Company to increase its market share and expand its product line, both domestically and internationally. The Company is actively seeking strategic acquisitions of companies, technologies or service lines which will complement its existing operations. Acquisition opportunities will be evaluated based on the Company's perception of strategic fit, the expected return on capital invested and the ability of management to improve the profitability of acquired operations through cost reductions, plant consolidations and other synergies with existing operations. While the Company considers such acquisition opportunities from time to time, the Company has not entered into any agreement or arrangement for any such acquisition.

     Expand International Distribution of Specialty Petrochemical
Products -- The Company believes that the trend toward outsourcing of non-core operations is creating an opportunity for ICO to expand into the distribution of specialized petrochemical products in international markets. Historically, the Company has provided petrochemical processing services for its customers, and during fiscal 1997 the Company acquired the Micropowder Business and entered into supply agreements with Exxon Chemical Belgium and Borealis to distribute specified rotational molding powders in Europe. Additionally, Rotec and Verplast, which were acquired on April 30, 1997, and July 21, 1997, respectively, are currently providing distribution services within the markets they serve. The Company believes that it is well positioned to develop its international specialty petrochemicals distribution business.

     Selectively Pursue Complementary Acquisitions in the Oilfield Services Business -- Although ICO anticipates that its acquisition efforts will primarily focus on the petrochemical processing business, the Company plans to continue to evaluate strategic acquisitions in the oilfield services segment that complement its existing business. Acquisition opportunities will be evaluated based on criteria similar to those discussed above, with particular emphasis on acquisitions which would expand the Company's geographic coverage, technological base or provide complementary products or services. The Company has not entered into any agreement or arrangement for any such acquisition.

OILFIELD SERVICES

     The Company's inspection, reconditioning and coating services for new and used tubular goods and sucker rods include exploration services, production services and corrosion control services. These services include a variety of processes designed to reduce the customer's cost of drilling and production. The Company also sells equipment and supplies used in the inspection, reconditioning and coating of tubular goods and sucker rods.

     Tubular goods include various forms of casing, tubing, drill pipe and line pipe. Casing is used to seal off fluids and prevent collapse of the bore holes of oil and natural gas wells. After production casing is set, a string of tubing is suspended from the surface inside the casing to serve as a conduit for the extraction of oil and natural gas. Drill pipe is heavy seamless pipe used to rotate the drill bit and circulate drilling fluids. Line pipe is used for waste disposal lines, flow lines, gathering systems and pipelines through which oil, natural gas and liquid hydrocarbons are transported. Removal of casing or tubing for repair or replacement is expensive and results in an interruption of production and loss of revenues to the well owner. Sucker rods are steel rods which are joined together in a "string" by couplings to form a mechanical link from a downhole pump at the bottom of an oil well to the pumping unit on the surface. Removal of a sucker rod string for repair or replacement of rods, couplings or the downhole pump requires a well to be shut down and the entire string of sucker rods to be removed, resulting in additional expenses and loss of revenues to the well owner due to interruption of production.

     Exploration Services. The Company provides inspection services designed to identify new tubular goods which are defective or which do not meet American Petroleum Institute ("API") standards or other specifications set by the customer. The API standards require pipes to be inspected to meet specified standards and are generally employed as a benchmark in the petroleum industry. Customers, however, generally require pipe to meet more rigorous standards. These inspection services are used by the mills which manufacture pipe, pipe suppliers and end users, such as oil and gas exploration and production companies, as a quality assurance and control measure to reduce the risk of costs associated with defective tubular goods and to reduce the risk of downhole failure, especially when drilling deep oil and natural gas wells with high downhole temperatures and pressures and when drilling in environmentally sensitive areas such as offshore waters. The Company operates its own inspection facilities for new tubular goods which provide (in contrast to field inspection) a controlled environment which permits more efficient and consistent inspection procedures, facilitates supervision of personnel and electronic equipment and avoids problems associated with inclement weather. The Company also performs inspection services on site at the manufacturing plants of 12 major producers and processors of tubular goods, reducing transportation and handling costs to the customer, and provides mobile inspection services in the field. ICO also manufactures inspection and quality control equipment which is sold or leased from time to time to steel producers and processors.

     The Company offers a wide range of tubular services including electro-magnetic inspection ("EMI"), ultrasonic inspection, tubular maintenance and storage, inventory management and associated services such as threading and hydrostatic testing, providing "one-stop shopping" for customers. EMI is a process which identifies flaws through magnetic flux leakage and is generally used on pipe of less than 500 mil. in thickness. The Company designed and uses an EMI system, the AGS system, which the Company believes is capable of identifying and visually displaying natural and man-made flaws that are not identifiable using conventional EMI methods. Ultrasonic inspection identifies flaws which are virtually undetectable by other means, employing high frequency sound waves, and is used to inspect pipe that is thicker than pipe which EMI can effectively inspect or which contains alloys of metals other than steel, such as titanium. The Company expanded its ultrasonic technology and engineering expertise with the acquisitions of BHTS in September 1992 and TUC in November 1993. See "The Company -- Acquisitions."

     Production Services. The Company reconditions and inspects used tubular goods and new and used sucker rods through the provision of a complete package of inspection and maintenance services. These services include the testing, cleaning, reconditioning and electronic inspection of tubular goods. Such services are performed in a controlled environment at the Company's facilities (providing many of the advantages previously described for in-plant inspection of new tubular goods) as well as at the well site, using mobile equipment. These services reduce the customer's well operating costs because reconditioning used tubular goods is less expensive than purchasing new tubular goods. Reconditioned tubular goods generally must meet the same API or customer standards as new tubular goods. The Company performs these services at nine Company facilities located in California, Mississippi, New Mexico, North Dakota, Oklahoma, Texas and Wyoming.

     The Company is a provider of the reconditioning and inspection of new and used sucker rods. Using a patented process, reconditioning involves a number of steps designed to clean, straighten, inspect and apply protective coating to sucker rods to guard against corrosion. This process reduces the customer's well operating costs because reconditioning used sucker rods is less expensive than purchasing new sucker rods. The Company also inspects new sucker rods before they are placed in service to reduce the risk of downhole failure, which requires expensive pulling services and results in loss of production. The Company's sucker rod reconditioning and inspection services are provided at seven Company facilities located in California, Oklahoma, Texas, Wyoming and Canada. The Canadian operations were acquired in the February 1994 acquisition of Shearer. See "The Company -- Acquisitions."

     The Company has a program in which it purchases used tubular goods and sucker rods from certain customers, reconditions and grades the pipe and sucker rods for varying degrees of usage and resells the pipe and sucker rods to other customers in the marketplace.

     The Company also operates mobile inspection units utilizing a system known as Wellhead Scanalog. The Company acquired the rights to Wellhead Scanalog for use in the United States pursuant to a non-exclusive, royalty free license assigned to it in connection with the acquisition of BHTS. Wellhead Scanalog is designed to perform tubular inspection while the tubing is being removed from the well without interfering with the normal operation of the rig. The Company believes Wellhead Scanalog inspection is unique because it is not affected by scale, mud, paraffin or water, which can inhibit the operation of other systems.

     Corrosion Control Services. Corrosive conditions exist inside most wells. Such conditions are particularly extreme in high temperature gas wells and in oil producing regions where secondary and tertiary recovery techniques are utilized. Secondary and tertiary recovery techniques are methods by which natural forces in an oil reservoir are supplemented by means such as water flooding to increase ultimate oil recovery. Under highly corrosive conditions, even a microscopic area of uncoated steel can result in a tubular or rod failure or damage.

To combat these conditions, the Company offers a variety of corrosion control services to its customers, using several of the Company's patented processes. The Company's corrosion control services are designed to reduce well operating costs by extending the useful life of downhole tubular goods and sucker rods and by improving the well's hydraulic efficiency and pipe integrity.

     The Company internally coats new and used tubular goods with a variety of powder and liquid coatings. In the coating process, tubular goods are placed in large burnout ovens to remove foreign substances. The tubular goods are then grit blasted, primed with phenolic, preheated, coated internally and subjected to a final baking process. The tubular goods are then inspected visually and electronically to make certain the coating uniformly covers the entire interior of the pipe and that no bare spots or thin coverings exist. A similar process is utilized for cleaning, priming and coating tubular couplings. The selection of the proper coating for downhole tubular goods requires knowledge and considerable effort by the Company's experienced coating managers and technicians. The key to the process is gathering facts concerning the well, its environment, test procedures and related conditions planned for the life of the well. The Company has four coating facilities located in Louisiana and Texas.

     The Company's patented sucker rod coating process involves applying a special formula stainless steel to the sucker rods and then coating them with a phenolic primer and fusion bonded modified epoxy. Sucker rods used in less corrosive conditions are usually coated only with the phenolic primer and fusion bonded modified epoxy. The Company's sucker rod coating services are provided at its facility in Odessa, Texas.

     ICO expanded its corrosion control services with the acquisition of Permian in April 1994. Permian provides internal cement lining for small diameter tubing through 24-foot line pipe. Cement provides an increased barrier between corrosive fluids and the tubular product which allows the customer to use a larger portion of its used pipe with a welded connection, when weight and torsion strength are not a primary issue. Permian also applies an external fusion bonded tape which forms a tough protective corrosion barrier for critical line pipe. The addition of Permian has afforded the Company expanded flexibility and product offerings for small diameter pipe used in production applications. See "The Company -- Acquisitions."

     In fiscal 1995, the Company introduced five new corrosion control products, including powder coatings for drill pipe and high temperature production tubing. These powder coatings have better mechanical and protective capabilities as compared to liquid coatings without the environmental control expenses normally associated with their liquid counterparts. The five products the Company introduced in fiscal 1995 are as follows: IPC 100 -- a powdered, internal protective coating for drill pipe, IPC 800 -- a high temperature powder coating for production tubing, Nose-Gard(TM) -- a metalizing process for the end area of tubing, Weld-Gard(TM) -- a metalizing process for the end area of line pipe, and Fiber-Line(TM) -- an internal fiberglass lining for tubing.

     Oilfield Services Customers and Pricing. The Company's customers include several of the leading integrated oil companies, as well as major independent oil and gas exploration and production companies, drilling contractors and steel producers and processors and supply companies. No single customer of the oilfield services business segment accounted for over 10% of the Company's revenues in fiscal 1994, 1995 or 1996 or for the nine months ended June 30, 1997. Sales are generally on an order-by-order basis or under short-term contracts (i.e., one year or less). Contracts involving the placement of Company owned equipment in tubular goods manufacturing facilities. These contracts are generally for three or more years and in some instances provide for fixed prices, volume discounts and indemnification of customers for certain liabilities.

     Oilfield Services Sales and Marketing. The Company's oilfield services are marketed by 26 individuals who are responsible for in-depth customer contact and service knowledge. Oilfield service sales representatives are required to be technically knowledgeable in inspection and corrosion control services, and to stay abreast of regional and industry-wide trends in oil and gas exploration, completion and production.

     Competition. The principal competitive factors in the Company's oilfield services business are price, availability and quality of service. The consolidation in the tubular inspection, reconditioning and coating industry has resulted in the elimination of many of the Company's competitors.
Notwithstanding the industry's consolidation, the tubular inspecting, reconditioning and coating industry continues to be highly competitive.

The Company's ability to compete effectively is dependent upon timely, reliable performance and quality of its services at competitive rates. The Company believes that it has been able to compete effectively because of its efficient and cost-effective processes and the strong relationships which it maintains with its customers.

     Recent Oilfield Services Acquisition. On September 19, 1997 the Company acquired the operating assets of Nspection Systems, Inc. for $600,000 in cash and future royalty payments based on sales. Nspection provides electromagnetic inspection and related services for new and used tubing, casing and drill pipe at two locations in Houston, Texas.

     The Company believes few competitors provide as wide a variety of tubular services as those offered by ICO, or in-plant inspection of new tubular goods outside Houston, Texas. The Company and Tuboscope, Inc. compete with each other and a number of smaller companies in most domestic markets. Capital and other requirements for entry into the tubular inspection business are relatively low and new competition may enter the market from time to time. Potential entrants may have substantially greater financial or other resources than the Company. While there can be no assurance, the Company believes it will be able to compete effectively in the industry, based on the factors described above.

PETROCHEMICAL PROCESSING

     The Company's petrochemical processing business segment provides size reduction services and manufactures concentrates for use in petrochemical products. The Company conducts its size reduction operations through its Wedco business unit, which operates in the United States and Europe. The Company's concentrates manufacturing operations are conducted primarily through Bayshore, which operates in the United States and Rotec, which operates in Europe. See "The Company -- Acquisitions."

     Petrochemical resins are produced by chemical manufacturers, generally in the form of pellets. A variety of the manufacturing processes necessary to produce finished plastic or other petrochemical products require the pellets to be ground into smaller sizes, or to be mixed with additives and recombined, before end products having the desired characteristics are produced. The Company's size reduction services and concentrates manufacturing operations are an intermediate step between the primary production of petrochemical resins and the final manufacture of a wide variety of end products, such as paint, garbage bags or objects made of plastic. The Company's size reduction services involve the grinding of pellets into smaller sizes or the blending of petrochemical pellets with other additives or fillers, while the Company's concentrates manufacturing operations produce additives which, when blended into resin, give end products desired properties such as flame retardency, color, ultraviolet stabilization or adhesion.

     Size Reduction Services. The Company's size reduction services include ambient grinding, cryogenic grinding and air jet milling of petrochemical pellets. Materials processed by the Company's size reduction services include polyethylene, polyester, polypropylene, nylon, fluorocarbons, cellulose acetate, vinyls, phenolic, polyurethane, acrylics, epoxies and others.

     The majority of size reduction services performed by the Company involve ambient grinding, a process which passes the petrochemical pellets between two separated metal grinding disks, one rotating and one fixed, thus breaking down the pellets. The Company generally performs ambient grinding utilizing Wedco-manufactured equipment. Ambient grinding is suitable for products which do not require very fine particle size and are not highly heat sensitive. The powders resulting from the Company's ambient grinding services are used in the manufacture of household and automotive items (such as household furniture, trash receptacles and plastic automobile parts), agricultural products (such as fertilizer and water tanks), paint and metal coatings, fabric coatings and as raw material for additional processing involving the addition of additives or colors. Many of these products are produced by rotational molding, and a substantial portion of the Company's size reduction services are produced for customers manufacturing in the rotational molding industry or supplying that industry.

     Rotational molding manufactures plastic products by melting pre-measured plastic resin in molds which are heated in an oven while being slowly rotated on both the vertical and horizontal axis. The melting resin sticks to the hot mold and coats each surface evenly. This process offers design advantages over other molding processes, such as injection molding, because assembly of multiple parts is unnecessary, consistent thickness can be maintained, tooling is less expensive and molds do not need to be designed to withstand the high pressures inherent in injection molding.

     The Company provides air jet milling of resins for products requiring very fine particle size, such as additives for printing ink, adhesives, waxes and cosmetics. Air jet milling utilizes high velocity compressed air to reduce materials to sizes between 0.5 and 50 microns. Materials with special thermal characteristics (such as heat sensitive plastics) are processed utilizing cryogenic grinding, which grinds pellets chilled to extremely low temperatures employing equipment developed by Wedco over the past 20 years.

     The Company also offers its customers other related services, such as melt blending and mixing of plastics and other additives to form pellets (compounding) and other processing, packaging, warehousing and distribution services, which are integrated with the size reduction services described above. From time to time, the Company also sells the ambient grinding equipment manufactured by Wedco in the United States and Europe. Sales of such equipment were less than $1.0 million in fiscal 1996.

     The Company's size reduction services are conducted at seven locations in the United States and seven in Europe. The Company's acquisition program, particularly the acquisition of PSI, resulted in ownership by ICO of multiple size reduction facilities in the same geographic area. Accordingly, in order to reduce operating costs and capital expenditure requirements, the Company decided to discontinue petrochemical size reduction services at three plants, in Houston, Texas, Long Beach, California and Maywood, Illinois. The Houston and Long Beach facilities have been closed and the Maywood facility is expected to be closed during fiscal 1997 or early fiscal 1998. See "The
Company -- Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company (through Wedco) also owns 50% of WedTech, Inc. ("WedTech"), a Canadian company which provides size reduction services and manufactures concentrates. See "-- Legal Proceedings."

     Concentrates Manufacturing. The Company's concentrates manufacturing operations are conducted primarily at Bayshore's facility in La Porte, Texas, and were recently augmented by the Company's acquisition of Rotec, described below, whose Rushden, England facility also manufactures concentrates. ICO's concentrates manufacturing operations involve the formulation and production of highly concentrated compounds of additives which are then blended (by the Company or others) with petrochemical resins to produce products having specifically desired characteristics, such as flame retardance, color, ultraviolet stabilization or adhesion. The Company's concentrates are produced to the detailed specifications of customers and require the combination of up to 25 different additives or fillers in precise proportions. The Company is often approved as the manufacturer of such concentrates following rigorous qualification procedures imposed by customers on a product by product basis. The Company works closely with its concentrates customers to research, develop and test the formulations necessary to create the desired characteristics of the concentrates to be produced. Such concentrates are produced in batches which may range from as little as five pounds (i.e., a lab sample) to as large as 4 million pounds. Bayshore operates a facility in LaPorte, Texas with a present capacity of up to 100 million pounds per annum, depending upon the density of the material produced, and is constructing an additional production line at this location with a capacity of up to 55 million pounds per annum.

     In the second quarter of fiscal 1997 the Company began to expand the distribution component of its specialty petrochemical production services business through the acquisition, effective April 1, 1997, of the Micropowders Business, the execution of the supply agreements with Borealis and Exxon Chemical Holland and the acquisitions of Rotec and Verplast. Under the supply agreements the Company has received the distribution rights to specific rotational molding products of Borealis and Exxon Chemical Holland in the European Union under agreements providing for purchase of the products from the manufacturers at scheduled prices. These actions will allow ICO to sell a variety of petrochemical products in Europe under its own name and under the name of Rotec and Verplast. ICO has established trading companies (under the name ICO Polymers) in The Netherlands, the United Kingdom and Sweden to engage in these activities. The Company believes this enhanced distribution capacity will provide access to new customers and enable it to expand its relationships with existing petrochemical producer customers by the creation of a vending relationship with the customer in addition to existing service relationships. In this activity, the Company will acquire the petrochemical products for its own account from the petrochemical producer for resale to third parties, and will expand the portion of the Company's specialty petrochemical processing business which is performed through product-based pricing rather than on a tolling basis.

     Recent Petrochemical Processing Acquisitions. On July 21, 1997 the Company completed the acquisition of Verplast. Verplast performs size reduction and distributes plastic powders to customers in Europe under its own brand name utilizing a sales force of two people and two facilities located in Italy. The Company believes that the Verplast acquisition will enhance its distribution capabilities in Europe. See "Unaudited Pro Forma Condensed Financial Statements" and "The Company -- Acquisitions."

     Petrochemical Processing Customers and Pricing. The primary customers of the Company's petrochemical processing business segment are large producers of petrochemicals, which include major chemical companies and petrochemical production affiliates of major oil production companies. In size reduction services, the number of customers is large and no customer or particular type of customer is dominant. While the Company has a large number of concentrates manufacturing customers, sales are focused on a limited number of large chemical companies and affiliates of oil producers. Dow Chemical Company and its affiliates accounted for approximately 11% of the revenues of the Company for the three months ended June 30, 1997.

     The Company's size reduction services are generally performed on a tolling basis, whereby the customer delivers raw materials to the Company, which processes them for a processing fee and returns the processed materials to the customer for further processing or sale. The Company has long term contract arrangements with several customers whereby it has agreed to process petrochemical products for a multi-year term for a fixed processing fee.

     While the Company emphasizes value-added services to customers in both its size reduction services and its concentrates manufacturing, the Company generally purchases and takes into inventory the raw materials necessary to manufacture the concentrates and sells the resulting manufactured products at a product price, which contrasts with its pricing in its size reduction services performed on a tolling basis. The Company seeks to minimize the risk of price fluctuation in raw materials and other supplies by maintaining relatively short order cycles. The Company's recent expansion into the micropowders distribution business in Europe will also require the Company to purchase and take raw materials into inventory, exposing the Company to increased risk of price fluctuations. See "-- Raw Materials and Backlog."

     Petrochemical Processing Sales and Marketing. Prior to its acquisition by the Company in April 1996, Wedco operated in the United States without a formal sales and marketing group. As part of its integration of Wedco, the Company has established a sales force of five full-time individuals dedicated to selling its size reduction services in the United States. In addition, Wedco has an established sales force in Europe consisting of six full-time individuals, who are located in The Netherlands, the United Kingdom and Scandinavia. Bayshore's concentrates sales force consists of two individuals who sell the Company's concentrates and related services throughout the United States. Rotec has a sales force of three individuals located at its facility in Rushden, England who sell Rotec's products and services primarily in the United Kingdom. Micronyl has one sales person located in France and Verplast has two sales people in Italy.

     Competition. The specialty petrochemical processing business is highly competitive. Competition is based principally on price, quality of service, manufacturing technology, proximity to markets and customer service and support. The Company's competitors in providing size reduction services are generally smaller and mid-sized companies providing ambient grinding services from regional locations, as well as larger providers of specialized services such as cryogenic grinding and air jet milling. Several companies also maintain significant size reduction facilities for their own use in connection with products produced by rotational molding. The Company believes that it has been able to compete effectively in its market based on competitive pricing, its network of plants in the U.S. and Europe, its technical expertise and equipment manufacturing capabilities and its range of services, such as flexible storage and packaging facilities. The Company also believes that its knowledge of the rotational molding industry, through activities such as participation in the Association of Rotational Molders, enhances its competitive position with this key customer group. The Company's competitors in the concentrates industry include a number of large enterprises, as well as smaller and mid-sized regional companies. The Company believes its technical expertise, high quality product, customer support and pricing have enabled it to compete successfully in this market.

     The size reduction business lacks substantial barriers to entry. However, the concentrates manufacturing business requires substantial investment in equipment, as well as technical expertise. In general, many of the Company's customers could perform the special petrochemical processing services provided by the Company for themselves if they choose, and new competitors may enter the market from time to time. A number of the Company's competitors and potential competitors in this segment have substantially greater financial and other resources than the Company. While there can be no assurance, the Company believes that it will be able to continue to compete effectively in the industry, based on the factors described above.

ENVIRONMENTAL REGULATION

     The Company is subject to numerous and changing local, state, federal and foreign laws and regulations concerning the use, storage, treatment, disposal and general handling of hazardous materials, some of which may be considered to be hazardous wastes, and restricting releases of pollutants and contaminants into the environment. These laws and regulations may require certain permits and other authorizations mandating procedures under which the Company shall operate and restricting emissions. Many of these laws and regulations provide for strict joint and several liability for the costs of cleaning up contamination resulting from releases of regulated materials into the environment. Violation of mandatory procedures under operating permits may result in fines, remedial actions or, in more serious situations, shutdowns or revocation of permits or authorizations.

     The Company regularly monitors and reviews its operations, procedures and policies for compliance with environmental laws and regulations and the Company's operating permits. The Company believes that its current procedures and practices in its operations, including those for handling hazardous materials, are substantially in compliance with all material environmental laws and regulations and its material operating permits. There can be no assurance, however, that a review of the Company's past, present or future operations by courts or federal, state, local or foreign regulatory authorities will not result in determinations that could have a material adverse effect on the Company. In addition, the revocation of any of the Company's material operating permits, the denial of any material permit application or the failure to renew any interim permit, could have a material adverse effect on the Company. While the Company cannot predict what environmental laws and regulations will be enacted or adopted in the future or how such future law or regulations will be administered or interpreted, it believes the impact of any such laws or regulations is not likely to be more burdensome to the Company than to other similarly situated companies involved in oilfield services or petrochemical processing. Compliance with more stringent environmental laws and regulations, more vigorous enforcement policies, or stricter interpretations of current laws and regulations, or the occurrence of an industrial accident, could have a material adverse effect on the Company.

     For a description of certain legal proceedings involving the Company and relating to environmental laws and regulations, see "-- Legal Proceedings."

INSURANCE AND RISK

     Except for warranties implied by law, the Company does not generally warrant the tubular goods or sucker rods it inspects or the specialty petrochemical processing services it provides. Nonetheless, if the Company were found to have been negligent, or to have breached its obligations to its customers, the Company could be exposed to significant liabilities, and its reputation could be adversely affected. Likewise, the Company's activities as a vendor of inspection equipment, a reseller of tubular goods and a manufacturer of specialty petrochemical products, may result in liability on account of defective products. ICO believes the risks of its business are adequately covered by its insurance program. However, such coverage is subject to applicable deductibles, exclusions, limitations on coverage and policy limits. In addition, the occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on the Company's financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable.

ICO believes it operates in substantial compliance with applicable laws and government regulations and in accordance with safety standards which meet or exceed industry standards.

RAW MATERIALS AND BACKLOG

     The Company's specialty petrochemical business uses resins which are generally supplied to it by its customers in size reduction operations. The Company purchases and takes into inventory the resins, additives and other materials used in its concentrates manufacturing and distribution business, which are subject to fluctuating availability and prices. The Company believes that other materials used in its operations are available from numerous sources and are available to meet its needs. The Company believes that backlogs are not meaningful to the Company operations.

PATENTS AND LICENSES

     The Company holds eight United States patents and has six patent applications pending covering the proprietary technology utilized in its reconditioning, inspecting, spraymetal and epoxy coating of sucker rods and its services for used tubular goods. The expiration dates on these patents range from March 2007 to February 2016. The Company's petrochemical processing operations are not materially dependent upon any patents or trademarks. The Company believes that its patents and licenses are valid and that the duration of its existing patents is satisfactory. However, no assurance can be given that one or more of the Company's competitors may not be able to develop or produce a process or system of comparable or greater quality to those covered by the Company's patents or licenses or, because patent applications are confidential, that competitors may not have previously filed patent application for the same inventions covered by the Company's pending applications. In addition, issued patents may be modified or revoked by the United States Patent and Trademark Office or in legal proceedings. The Company does not believe any single patent is essential to the overall successful operation of the Company's business.

     In connection with the acquisition of BHTS, the Company acquired royalty-free exclusive licenses to use Wellhead Scanalog, PipeImage(TM) and other proprietary technology in the United States. Pursuant to the terms of such licenses, the Company generally is prohibited from using such proprietary technology in foreign markets.

EMPLOYEES

     As of September 26, 1997, the Company had approximately 1,586 full-time employees, and approximately 425 full-time contract employees. The acquisition of Verplast after June 30, 1997 added an additional 59 employees. The Company's employees working at the facility located in 's-Gravendeel and Verplast, are parties to a collective bargaining agreement. None of the other employees are represented by a union. The Company has experienced no strikes or work stoppages and considers its relations with its employees to be satisfactory. The Company provides many of its employees with stock options and year-end bonuses.

PROPERTIES

     The location and approximate acreage of the Company's operating facilities at September 29, 1997, together with an indication of the services performed at such facilities are set forth below.

                                                                                                      OWNERSHIP
                                                                                                       OR LEASE
              LOCATION                                       SERVICES                         ACRES   EXPIRATION
              --------                                       --------                         -----   ----------
OILFIELD SERVICES
Bakersfield, California..............  Sucker rod reconditioning and inspecting                 30     Owned
Amelia, Louisiana....................  Internal coating and inspection of new and used          31      1998
                                       tubular goods
Broussard, Louisiana.................  Drill pipe inspection                                    22     Owned
Brookhaven, Mississippi..............  Inspection of tubular goods                              12      2001
Brookhaven, Mississippi..............  Inspection of tubular goods                               3      2008
Farmington, New Mexico...............  Inspection of new and used tubular goods                 14      1997
Williston, North Dakota..............  Used tubular goods services                               2      1997
Oklahoma City, Oklahoma..............  Sucker rod reconditioning and inspecting                  8     Owned
Oklahoma City, Oklahoma..............  Inspection of new and used tubular goods                 22     Owned
Corpus Christi, Texas................  Inspection of new and used tubular goods                 10     Owned
Denver City, Texas...................  Sucker rod reconditioning and inspecting                 10     Owned
Houston, Texas.......................  Corporate headquarters                                  N/A      2001
Houston, Texas.......................  Inspection of new tubular goods                         199     Owned
Houston, Texas.......................  Internal coating of tubular goods                        49     Owned
Houston, Texas.......................  Internal research and development                       N/A      2003
Lone Star, Texas.....................  Inspection of new tubular goods                          80     Owned
Odessa, Texas........................  Sucker rod reconditioning and inspecting                 13      (1)
Odessa, Texas........................  Sucker rod storage                                        7     Owned
Odessa, Texas........................  Spraymetal and epoxy coating of sucker rods               3     Owned
Odessa, Texas........................  Used tubular goods services                              13     Owned
Odessa, Texas........................  Internal coating of tubular goods                        15     Owned
Odessa, Texas........................  Trucking yard                                            14     Owned
Odessa, Texas........................  Used tubular goods services                              22     Owned
Odessa, Texas........................  Facility sub-leased to third party                       22     Owned
Odessa, Texas........................  Cement lining/external coating                           20      (2)
Odessa, Texas........................  Equipment manufacturing and repair                        5     Owned
Casper, Wyoming......................  Sucker rod reconditioning and inspecting; inspection     29      (3)
                                       of new and used tubular goods
Edmonton, Alberta, Canada............  Inspection of new and used sucker rods
                                       Sales and service of new and used oilwell engines        10      2005
PETROCHEMICAL PROCESSING SERVICES
Fontana, California..................  Size reduction                                            7     Owned
Maywood, Illinois....................  Size reduction                                            3     Owned
East Chicago, Indiana................  Size reduction                                            4      1999
Bloomsbury, New Jersey...............  Size reduction                                           15     Owned
Grand Junction, Tennessee............  Size reduction                                            5     Owned
Memphis, Tennessee...................  Engineering                                             N/A      1997
Beaumont, Texas......................  Sales office                                              2      1997
China, Texas.........................  Size reduction                                           12     Owned
Houston, Texas.......................  Idle facility                                            22     Owned
LaPorte, Texas.......................  Concentrate and compounding processing facility          37     Owned
Lovelady, Texas......................  Size reduction                                           12     Owned
Gainsborough, England................  Size reduction                                            5     Owned
Rotterdam, The Netherlands...........  European headquarters                                   N/A      2001
's-Gravendeel, The Netherlands.......  Size reduction                                            5     Owned
Stenungsund, Sweden..................  Size reduction                                          N/A      2000
Verolanuova, Italy...................  Size reduction, compounding and distributing              2      (4)
Verdellino, Italy....................  Size reduction, compounding and distributing              1      2001
Rushden, England.....................  Concentrate and compounding facility                      1     Owned
Beaucaire, France....................  Size reduction                                            1     Owned
Montereau, France....................  Size reduction                                            1     Owned

---------------

(1) Three acres are leased on a month-to-month basis; the remaining ten acres are owned by the Company.

(2) Eighteen acres are owned; the remaining two acres are leased on a month-to-month basis.

(3) Seventeen acres are owned; ten acres are leased through 1997; remaining two acres are leased on a month-to-month basis.

(4) The facility is owned with the exception of one building which is leased through 2000.

     The Company's facilities and equipment, owned and leased, are considered by ICO to be well maintained and adequate for the Company's operations. The Company also leases various sales and administrative offices with various lease expiration dates through 2002. Utilization of the Company's oilfield service facilities is subject to fluctuations based in part on oil and gas exploration and production levels. The Company is currently operating most of its facilities below full capacity. Most facilities are operating no more than one shift per day. The Company does not presently intend to close any of its significant operating facilities other than the Maywood, Illinois petrochemical grinding facilities. The Company considers its properties to be suitable for its present needs.

LEGAL PROCEEDINGS

     The Company is a named defendant in 14 cases involving 14 plaintiffs, filed since June 1990, for personal injury claims alleging exposure to silica resulting in silicosis-related disease. The Company is generally protected under worker's compensation law from claims under these suits except to the extent a judgment is awarded against the Company for intentional tort. In 1994, the Company was dismissed without liability from two suits alleging intentional tort against the Company for silicosis-related disease. In fiscal 1993, the Company settled two other suits, both of which alleged wrongful death caused by silicosis-related diseases, which resulted in a total charge of $605,000. In 1996, the Company obtained a non-suit in two other intentional tort cases and in early 1997 was non-suited in an additional tort case. Three of the pending personal injury cases involve three alleged silicosis-related deaths, which are premised upon allegations of gross negligence. The standard of liability applicable to the remainder of the pending cases is intentional tort, a stricter standard than the gross negligence standard applicable to the wrongful death cases. The Company and its counsel cannot at this time predict with any reasonable certainty the outcome of any of the remaining suits or whether or in what circumstances additional suits may be filed. Except as described below, the Company does not believe, however, that such suits will have a material adverse effect on its financial condition, results of operations or cash flows. The Company has in effect in some instances general liability and employer's liability insurance policies applicable to the referenced suits; however, the extent and amount of coverage is limited and the Company has been advised by certain insurance carriers of a reservation of rights with regard to policy obligations pertaining to the suits because of various exclusions in the policies. If an adverse judgment is obtained against the Company in any of the referenced suits which is ultimately determined not to be covered by insurance, the amount of such judgment could have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

     The Company's agreement with Baker Hughes, Incorporated ("Baker Hughes"), pursuant to which Baker Hughes Tubular Services ("BHTS") was acquired by the Company, provides that Baker Hughes will reimburse the Company for 50% of the BHTS environmental remediation costs in excess of $318,000, with Baker Hughes' total reimbursement obligation being limited to $1,000,000. BHTS is a responsible party at two hazardous waste disposal sites that are currently undergoing remediation pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). Under CERCLA, persons who were responsible for generating the hazardous waste disposed of at a site where hazardous substances are being released into the environment are jointly and severally liable for the costs of cleaning up environmental contamination, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injuries and property damage allegedly caused by hazardous substances released into the environment. The two sites where BHTS is a responsible party are the French Limited site northeast of Houston, Texas, and the Sheridan site near Hempstead, Texas. Remediation of the French Limited site has been completed, with only natural attenuation of contaminants in groundwater occurring at this time. Remediation has not yet commenced at the Sheridan site; current plans for cleanup of the site as set forth in the federal Record of Decision, for cleanup of the site call for bioremediation of the soils and natural attenuation of contaminants in the groundwater. Based on the completed status of the remediation at the French Limited site and BHTS's minimal contribution of wastes at both of the sites, the Company believes that its future liability under the agreement with Baker Hughes with respect to these two sites will not be material.

     During December of 1996, an agreement was signed by the Company and Baker Hughes to settle the litigation of a dispute concerning the assumption of certain liabilities in connection with the acquisition of

BHTS in 1992. The agreement stipulates that with regard to future occupational health claims, the parties shall share costs equally with the Company's obligations being limited to $500,000 for each claim and a maximum contingent liability of $4,500,000 (net of current accruals) in the aggregate, for all claims.

     Wedco is a plaintiff and a counterclaim defendant and the Company is a third party defendant in a lawsuit filed by Wedco against Polyvector Corporation ("Polyvector") and John Lefas ("Lefas"), the current president of WedTech and principal shareholder of Polyvector, which is pending in the federal district court for the District of New Jersey. An action regarding the same facts and circumstances is pending in the Ontario Court, General Division. Wedco alleges, among other things, that the various defendants have breached the terms of the shareholders' agreement among Wedco and the defendants and seeks performance of the terms of such agreement. WedTech, Polyvector and Lefas have asserted various counterclaims and third party claims against the Company allegedly arising out of the Company's merger with Wedco and the conduct of WedTech's affairs under the shareholders' agreement. The defendants are seeking, among other things, injunctive relief, recission of the transfer of WedTech shares in the merger between Wedco and the Company and reimbursement for alleged damages. The case is in the preliminary discovery stage. The outcome of this litigation cannot be predicted, but the Company believes it has meritorious defenses to the counterclaims and third party claims.

     Permian Enterprises, Inc. ("Permian") a wholly owned subsidiary of the Company, is a defendant in a case filed by Tidelands Oil Production Company ("Tidelands") pending in the Superior Court of Los Angeles County, California (Long Beach division) alleging Permian is liable for damages exceeding $1.1 million, plus interest, suffered by Tidelands and third parties resulting from the failure of a pipe owned by Tidelands and which was allegedly lined by Permian. Discovery in this case is ongoing, and a jury trial in the case is currently scheduled for 1998. The outcome of this litigation cannot be predicted, but the Company believes Permian has meritorious defenses in this matter.

     The Company is also named as a defendant in certain lawsuits arising in the ordinary course of business. While the outcome of these lawsuits cannot be predicted with certainty, ICO does not expect these matters to have a material adverse effect on its financial condition or results of operations.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     Set forth below are the unaudited pro forma condensed consolidated statements of operations of the Company for the year ended September 30, 1996 and the nine months ended June 30, 1997 and the unaudited pro forma condensed consolidated balance sheet of the Company at June 30, 1997. The unaudited pro forma condensed consolidated statements of operations include the historical results of the Company and give effect to the fiscal 1996 and 1997 acquisitions of Wedco, Bayshore, Rotec and Verplast and to the sale of the Old Notes and the use of proceeds therefrom as if they had occurred as of October 1, 1995. The unaudited pro forma condensed consolidated balance sheet gives effect to the fiscal 1997 acquisition of Verplast as if it had occurred on June 30, 1997. The pro forma financial data do not purport to be indicative of the Company's financial position or results of operations that would actually have been obtained had the acquisitions and the sale of the Old Notes and the use of proceeds therefrom been completed as of the date or for the periods presented, or to project the Company's financial position or results of operations at any future date or for any future period. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with "Capitalization", "Private Placement", "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and the historical Consolidated Financial Statements of the Company and notes thereto incorporated by reference herein.

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              HISTORICAL (NOTE 1)
                               ----------------------------------------------------------------------------------
                                                                  ACQUISITIONS
                               ----------------------------------------------------------------------------------
                                  ICO       WEDCO(1)   WEDCO(2)   ROTEC(3)   BAYSHORE(4)   VERPLAST(5)   SUBTOTAL
                               ----------   --------   --------   --------   -----------   -----------   --------
Net revenues.................  $  108,663   $20,797    $ 3,060     $9,933      $29,703       $32,001     $204,157
                               ----------   -------    -------     ------      -------       -------     --------
COST AND EXPENSES:
Cost of sales and services...      74,704    13,464      2,141      8,190       26,081        23,327     147,907
Selling, general and
 administrative expenses.....      19,996     4,889      1,897      1,016        1,886         1,658      31,342
Depreciation and
 amortization................       7,230     2,058        329        233          392           833      11,075
Impairment of long-term
 assets......................       5,025        --         --         --           --            --       5,025
Non-recurring compensation
 arrangements................       1,812        --         --         --           --            --       1,812
Non-recurring litigation
 charges.....................       1,112        --         --         --           --            --       1,112
Write-down of inventories....         868        --         --         --           --            --         868
                               ----------   -------    -------     ------      -------       -------     --------
Operating income (loss)......      (2,084)      386     (1,307)       494        1,344         6,183       5,016
                               ----------   -------    -------     ------      -------       -------     --------
Interest expense (income),
 net.........................        (608)      724        120         45          182           674       1,137
Other (income) expense,
 net.........................         216       554         86         35          (14)           98         975
                               ----------   -------    -------     ------      -------       -------     --------
Income (loss) before taxes...      (1,692)     (892)    (1,513)       414        1,176         5,411       2,904
Income taxes (benefit).......        (632)      (60)      (292)       110          400         2,838       2,364
                               ----------   -------    -------     ------      -------       -------     --------
Net income (loss)............      (1,060)     (832)    (1,221)       304          776         2,573         540
                               ----------   -------    -------     ------      -------       -------     --------
Preferred stock dividends....       2,178        --         --         --           --            --       2,178
                               ----------   -------    -------     ------      -------       -------     --------
Net income (loss) available
 for common shareholders.....  $   (3,238)  $  (832)   $(1,221)    $  304      $   776       $ 2,573     $(1,638)
                               ==========   =======    =======     ======      =======       =======     ========
Earnings (loss) applicable to
 common and common share
 equivalents.................  $    (0.24)
                               ==========
Weighted average common and
 common equivalent shares
 outstanding.................  13,327,855
                               ==========

                                         PRO FORMA ADJUSTMENTS (NOTE 2)
                               --------------------------------------------------

                                 FOR THE                 FOR SALE OF
                               ACQUISITIONS   SUBTOTAL    OLD NOTES    PRO FORMA
                               ------------   --------   -----------   ----------
Net revenues.................   $      --     $204,157    $     --     $  204,157
                                ---------     --------    --------     ----------
COST AND EXPENSES:
Cost of sales and services...          --     147,907           --        147,907
Selling, general and
 administrative expenses.....      (1,174)a    29,617           --         29,617
                                     (423)b
                                     (128)c
Depreciation and
 amortization................         200d     12,679           --         12,679
                                    1,404e
Impairment of long-term
 assets......................          --       5,025           --          5,025
Non-recurring compensation
 arrangements................          --       1,812           --          1,812
Non-recurring litigation
 charges.....................          --       1,112           --          1,112
Write-down of inventories....          --         868           --            868
                                ---------     --------    --------     ----------
Operating income (loss)......         121       5,137           --          5,137
                                ---------     --------    --------     ----------
Interest expense (income),
 net.........................         652f      1,789       11,785i        13,574
Other (income) expense,
 net.........................          --         975           --            975
                                ---------     --------    --------     ----------
Income (loss) before taxes...        (531)      2,373      (11,785)        (9,412)
Income taxes (benefit).......       1,478g      3,842          (45)j        3,797
                                ---------     --------    --------     ----------
Net income (loss)............      (2,009)     (1,469)     (11,740)       (13,209)
                                ---------     --------    --------     ----------
Preferred stock dividends....          --       2,178           --          2,178
                                ---------     --------    --------     ----------
Net income (loss) available
 for common shareholders.....   $  (2,009)    $(3,647)    $(11,740)    $  (15,387)
                                =========     ========    ========     ==========
Earnings (loss) applicable to
 common and common share
 equivalents.................                                          $     (.73)
                                                                       ==========
Weighted average common and
 common equivalent shares
 outstanding.................   7,639,449h                             20,967,304
                                =========                              ==========

---------------

(1) Historical information for the six-month period ended March 31, 1996.
(2) Historical information for the one-month period ended April 30, 1996.
(3) Historical information for the twelve-month period ended December 31, 1996, translated from British Pounds using an average exchange rate of $1.59.
(4) Historical information for the eleven-month, ten-day period ended December 10, 1996.
(5) Historical information for the twelve-month period ended December 31, 1996; translated from Italian Lira using an average exchange rate of $.000649.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 HISTORICAL (NOTE 1)                           PRO FORMA ADJUSTMENTS (NOTE 2)
                             ------------------------------------------------------------   -------------------------------------
                                                      ACQUISITIONS
                                          ------------------------------------                FOR THE                 FOR SALE OF
                                ICO       ROTEC(1)   BAYSHORE(2)   VERPLAST(3)   SUBTOTAL   ACQUISITIONS   SUBTOTAL    OLD NOTES
                             ----------   --------   -----------   -----------   --------   ------------   --------   -----------
Net revenues...............  $  137,045    $6,395      $8,107        $26,625     $178,172     $    --      $178,172     $    --
                             ----------    ------      ------        -------     --------     -------      --------     -------
COST AND EXPENSES:
Cost of sales and
  services.................      96,662     5,170       7,098         19,690      128,620          --       128,620          --
Selling, general and
  administrative
  expenses.................      22,182       836         446          1,373       24,837        (128)c      24,709          --
Depreciation and
  amortization.............       8,012       158          21            562        8,753         898e        9,651          --
                             ----------    ------      ------        -------     --------     -------      --------     -------
Operating income (loss)....      10,189       231         542          5,000       15,962        (770)       15,192          --
                             ----------    ------      ------        -------     --------     -------      --------     -------
Interest expense (income),
  net......................       1,532        32          56            431        2,051         166f        2,217       8,137i
Other (income) expense,
  net......................        (118)       (9)         --             31          (96)         --           (96)         --
                             ----------    ------      ------        -------     --------     -------      --------     -------
Income (loss) before
  taxes....................       8,775       208         486          4,538       14,007        (936)       13,071      (8,137)
Income taxes (benefit).....       3,568        51         168          2,522        6,309        (208)g       6,101      (2,613)j
                             ----------    ------      ------        -------     --------     -------      --------     -------
Net income (loss)..........       5,207       157         318          2,016        7,698        (728)        6,970      (5,524)
                             ----------    ------      ------        -------     --------     -------      --------     -------
Preferred stock
  dividends................       1,632        --          --             --        1,632          --         1,632          --
                             ----------    ------      ------        -------     --------     -------      --------     -------
Net income (loss) available
  for common
  shareholders.............  $    3,575    $  157      $  318        $ 2,016     $  6,066     $  (728)     $  5,338     $(5,524)
                             ==========    ======      ======        =======     ========     =======      ========     =======
Earnings (loss) applicable
  to common and common
  share equivalents........  $     0.17
                             ==========
Weighted average common and
  common equivalent shares
  outstanding..............  20,911,797                                                       700,211h
                             ==========                                                       =======


                             PRO FORMA
                             ----------
Net revenues...............  $  178,172
                             ----------
COST AND EXPENSES:
Cost of sales and
  services.................     128,620
Selling, general and
  administrative
  expenses.................      24,709
Depreciation and
  amortization.............       9,651
                             ----------
Operating income (loss)....      15,192
                             ----------
Interest expense (income),
  net......................      10,354
Other (income) expense,
  net......................         (96)
                             ----------
Income (loss) before
  taxes....................       4,934
Income taxes (benefit).....       3,488
                             ----------
Net income (loss)..........       1,446
                             ----------
Preferred stock
  dividends................       1,632
                             ----------
Net income (loss) available
  for common
  shareholders.............  $     (186)
                             ==========
Earnings (loss) applicable
  to common and common
  share equivalents........  $     (.01)
                             ==========
Weighted average common and
  common equivalent shares
  outstanding..............  21,612,008
                             ==========

---------------

(1) Historical information for the seven-months period ended April 30, 1997, translated from British Pounds using an average exchange rate of $1.64.

(2) Historical information for the two-month, ten-day period ended December 10, 1996.

(3) Historical information for the nine months ended June 30, 1997, translated from Italian Lira using an average exchange rate of $.000618.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                                              PRO FORMA
                                                                                             ADJUSTMENTS
                                                              HISTORICAL (NOTE 1)             (NOTE 2)
                                                      ------------------------------------   -----------
                                                                    VERPLAST                  VERPLAST
                                                        ICO      ACQUISITION(1)   SUBTOTAL   ACQUISITION    PRO FORMA
                                                      --------   --------------   --------   -----------    ---------
ASSETS
Cash and equivalents................................  $102,278      $    12       $102,290    $(18,592)k    $ 83,698
Trade receivables, net..............................    39,283       13,227         52,510          --        52,510
Inventories.........................................    14,747        3,239         17,986          --        17,986
Deferred tax asset..................................     3,924           --          3,924          --         3,924
Prepaid expenses and other..........................     3,212          245          3,457          --         3,457
                                                      --------      -------       --------    --------      --------
        Total current assets........................   163,444       16,723        180,167     (18,592)      161,575
                                                      --------      -------       --------    --------      --------
Property, plant and equipment, net..................    84,637        5,799         90,436       5,820k       96,256
Goodwill............................................    41,363           --         41,363       8,800k       50,163
Investment in joint ventures........................     2,719           --          2,719          --         2,719
Other...............................................     8,498            8          8,506         846k        9,352
                                                      --------      -------       --------    --------      --------
        TOTAL ASSETS................................  $300,661      $22,530       $323,191    $ (3,126)     $320,065
                                                      ========      =======       ========    ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Short term borrowings and current portion of
  long-term debt....................................  $  6,164      $ 5,138       $ 11,302    $     --      $ 11,302
Accounts payable....................................    16,247        5,315         21,562          --        21,562
Accrued expenses....................................    12,938        1,061         13,999          --        13,999
Income taxes payable................................       275          544            819          --           819
                                                      --------      -------       --------    --------      --------
        Total current liabilities...................    35,624       12,058         47,682          --        47,682
                                                      --------      -------       --------    --------      --------
Long-term debt net of current portion...............   131,003        2,360        133,363          --       133,363
Deferred income taxes...............................     2,794        1,298          4,092       3,096k        7,188
Other long-term liabilities.........................     3,236          592          3,828          --         3,828
                                                      --------      -------       --------    --------      --------
        TOTAL LIABILITIES...........................   172,657       16,308        188,965       3,096       192,061
                                                      --------      -------       --------    --------      --------
STOCKHOLDERS' EQUITY................................   128,004        6,222        134,226      (6,222)k     128,004
                                                      --------      -------       --------    --------      --------
        TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY........................  $300,661      $22,530       $323,191    $ (3,126)     $320,065
                                                      ========      =======       ========    ========      ========

---------------

(1) Verplast historical amounts were derived from the June 30, 1997 financial statements of Verplast translated from Italian Lira using an exchange rate of $.0005885.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACQUISITIONS INCLUDED IN PRO FORMA FINANCIAL STATEMENTS

     Effective April 30, 1996, the Company acquired Wedco. Wedco serves the petrochemical industry by providing plastics size reduction services and related machinery. The consideration paid consisted of 10,232,609 shares of Company Common Stock, $4,637,000 in cash (including transaction fees and expenses) and the effective assumption in the merger of $29,947,000 in total liabilities.

     In December 1996, the Company acquired Bayshore located in LaPorte, Texas for approximately $6,900,000 in cash, 1,285,012 shares of Company Common Stock and the effective assumption in the acquisition of $2,616,000 in debt.

     In April 1997, the Company acquired Rotec of Rushden, England. Rotec serves the United Kingdom, Ireland and Continental Europe markets and is a producer of high quality concentrates for a variety of plastics processes. The Company paid $2,500,000 in cash and issued 427,353 shares of Company Common Stock. The purchase price is also subject to an earnout provision, based upon future net income which is not expected to have a material impact on the results of operations of the Company.

     Rotec's audited financial statements for the year ending December 31, 1996 were used to prepare the Pro Forma Statement of Operations for the year ending September 30, 1996. Accordingly, Rotec's results for the three months ended December 31, 1996 have been included in the Pro Forma Statements of Operations for the year ended September 30, 1996. Revenues and net loss for the three months ended December 31, 1996 were $2,529,000 and $87,000, respectively. Revenues and net loss for the three months ending December 31, 1995 were $1,870,000 and $65,000, respectively. Rotec's financial statements were prepared using U.K. generally accepting accounting principles ("GAAP") which in the case of these financial statements, is equivalent to U.S. GAAP, in all material respects.

     In July 1997 the Company acquired Verplast S.p.A. ("Verplast") for $18,293,000 in cash and the assumption of $7,100,000 in debt. The Company used a portion of the proceeds of the recently issued Senior Notes due 2007 to acquire Verplast and accounted for the acquisition using the purchase method of accounting. Verplast, located in northern Italy, is a supplier of petrochemical processing services and value-added plastic materials for the rotational molding market and for other plastic powder applications.

     Verplast's audited financial statements for the year ending December 31, 1996 were used to prepare the Pro Forma Statement of Operations for the year ending September 30, 1996. Accordingly, Verplast's results for the three months ended December 31, 1996 have been included in the Pro Forma Statements of Operations for the year ended September 30, 1996. Revenues and net income for the three months ended December 31, 1996 were $7,778,000 and $502,000 respectively. Revenues and net income for the three months ending December 31, 1995 were $5,375,000 and $470,000, respectively.

     All acquisitions were accounted for under the purchase method of accounting.

NOTE 2 -- PRO FORMA ADJUSTMENTS

  Statement of Operations:

     (a) To remove compensation expense for director and employee stock options redeemed in connection with the Wedco merger.

     (b) To remove merger costs expensed by Wedco ($423,000). The Company has not reflected in the pro forma income statements expected cost savings of $289,000 resulting from the retirement of one Wedco executive who will not be replaced and entered into a consulting agreement with the Company.

     (c) To remove shareholder salaries and bonuses which will no longer be paid relating to Rotec management.

     (d) To increase amortization for goodwill ($407,000), amortization for value allocated to non-compete agreements ($23,000) and reduce depreciation for machinery and equipment ($230,000) after the purchase price accounting adjustments for the Wedco acquisition. The machinery and equipment depreciation adjustment was calculated as the difference between the historical depreciation prior to the Wedco acquisition and the depreciation included in the Company's consolidated financial statements subsequent to such dates. Historically, Wedco depreciated machinery and equipment over 10 years. Select assets which have useful lives in excess of this time period are now being depreciated over their estimated useful life. Goodwill is amortized over a useful life of 40 years and value allocated to a non-compete agreement is amortized over the 10-year term of the agreement.

     ICO has analyzed the past and expected future operating performance of Wedco, the competitive and regulatory environment in which Wedco operates and has assessed the expected future life of Wedco's basic technology concluding that, as of the acquisition date, the future life of goodwill is forty years or greater. Accordingly, goodwill is amortized over an estimated useful life of 40 years, the maximum allowable life under APB 17. ICO's policy is to periodically review goodwill and other intangibles to assess recoverability and review the impact of events and circumstances which may warrant a revision to the estimated useful life. Impairments would be recognized in operating results if a permanent diminution in value were to occur.

     (e) To increase amortization related to goodwill ($489,000 and $264,000 for the twelve months ended September 30, 1996, and the nine months ended June 30, 1997, respectively) and amortization for value allocated to non-compete agreements ($413,000 and $217,000 for the twelve months ended September 30, 1996, and nine months ended June 30, 1997, respectively) and increase depreciation for machinery and equipment ($502,000 and $417,000 for the twelve months ended September 30, 1996 and nine months ended June 30, 1997, respectively) resulting from purchase price accounting adjustments for all the acquisitions, excluding Wedco. The machinery and equipment depreciation adjustment was calculated as the difference between the historical depreciation prior to the applicable acquisition dates and the depreciation included in the Company's consolidated financial statements subsequent to such dates. Goodwill is amortized over a useful life of 40 years and value allocated to non-compete agreements is amortized over the life of the various agreements (four to five years).

     (f) To reflect interest expense for $2,500,000 of debt incurred to consummate the acquisition of Rotec with an interest rate of 6.94% and reduce interest income earned on cash which would have been used to consummate the acquisitions.

     (g) To reflect the tax effect of the pro forma income statement adjustments for the pro forma periods ended September 30, 1996 and June 30, 1997, respectively, and to remove the fiscal 1996 income statement effect of the reversal of a portion of the Company's valuation allowance on deferred tax assets ($1,365,000). In fiscal 1996, the Company recognized a $1,365,000 ($.10 per share) tax benefit as a reversal of the valuation allowance to the extent taxes had been paid.

     Upon the acquisition of Wedco, the Company changed its assessment of the valuation allowance to only reserve against tax assets which are not expected to be utilized. Upon this revaluation, the Company recognized $1,328,000 ($.10 per share) as a change in net deferred tax assets realized as a reduction of goodwill attributable to the Wedco acquisition. Had the acquisition occurred on the first day of fiscal year 1996, the entire reversal of the valuation allowance would have reduced goodwill attributable to Wedco.

     ICO continues to realize a cash savings from $5,056,000 (i.e., a tax benefit of $1,719,000) in net operating loss carryforwards (at June 30, 1997) for tax purposes. The benefits resulting from the utilization of the net operating loss carryforwards, however, are no longer recognized in the income statements prepared in accordance with generally accepted accounting principles.

     (h) To give effect to shares issued in connection with the acquisitions.

     (i) The pro forma adjustments to Interest expense, net consist of the following (excludes interest income which would be earned from the proceeds of the sale of the Old Notes):

                                                                       INCREASE/(DECREASE)
                                                             ---------------------------------------
                                                                 YEAR ENDED       NINE MONTHS ENDED
                                                               SEPTEMBER 30,           JUNE 30,
                                                                    1996                 1997
                                                             ------------------   ------------------
                                                                         (IN THOUSANDS)
Pro forma interest expense, net, before pro forma
  adjustments for the sale of the Old Notes.................      $ 1,789               $2,217
                                                                  -------              -------
Elimination of interest relating to debt to be repaid with
  proceeds:
  Domestic term loans(1)....................................         (776)                (503)
  Domestic credit facility(2)...............................         (356)                (220)
Interest expense on:
  10 3/8% Senior Notes due 2007.............................       12,450                8,577
  Amortization of debt issuance costs.......................          467                  283
                                                                  -------              -------
Pro forma interest expense, net.............................       13,574               10,354
                                                                  -------              -------
Pro forma adjustment........................................      $11,785               $8,137
                                                                  =======              =======

---------------

     (1) Primarily relates to three term loans with interest rates ranging from 7.0% to 8.0%.

     (2) Relates to a credit and term facility of a subsidiary of the Company bearing interest rates ranging from 6.94% to 8.5%.

     (j) To reduce income tax expense to reflect pro forma offering adjustments to the extent of income tax expense related to U.S. operations. Under this assumption, the Company would have generated a net operating loss carryforwards
(NOLs) for the pro forma periods ending September 30, 1996 and June 30, 1997 of $11.4 million and $1.6 million, respectively. The pro forma income statements for the periods presented assume these NOLs are fully offset by a valuation allowance.

  Balance Sheet:

     (k) To record ICO's purchase of Verplast for $18,592,000 cash (including transaction costs of approximately $300,000). Adjustments include: the step-up to estimated fair value of fixed assets of $5,820,000, establishing the value of the non-complete agreements of $846,000, increase of deferred tax liabilities of $3,096,000 (due to the step-up of fixed assets to estimated fair value), elimination of Verplast's equity accounts and goodwill of $8,800,000 represented by the excess purchase price over the estimated fair value of net assets and liabilities acquired.

                               THE EXCHANGE OFFER

GENERAL

     In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights under the Registration Rights Agreement. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "Description of Notes -- Registration Rights; Liquidated Damages."

     For each $1,000 principal amount of Old Notes surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Notes will receive $1,000 principal amount of Exchange Notes. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in integral multiples of $1,000 principal amount.

     Under existing interpretations of the staff of the SEC, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1989), the Morgan Stanley Letter and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on the interpretation by the staff of the SEC enunciated in the Morgan Stanley Letter and similar no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business and (iii) it is not participating in, and it has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The staff of the SEC has taken the position in no-action letters issued to third parties including Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes. See "Plan of Distribution."

     The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged Exchange Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, Exchange Notes for all Old Notes that have been tendered and not withdrawn on the date that is 30 days following the commencement of the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

     As of the date of this Prospectus, $120,000,000 aggregate principal amount of Old Notes are issued and outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

     The Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders. If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

     This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean November 5, 1997 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time. The Company reserves the right
(i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1997. Holders of Exchange Notes of record on November 15, 1997 will receive interest on December 1, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, June 9, 1997, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the December 1, 1997 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on December 1, 1997 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) the certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Old Notes which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company. Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

     Any beneficial holder whose Old Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the registered holder. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by the record holder(s) of the Old Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in Depositary Trust Company ("DTC"), the signature must correspond with the name as it appears on the security position listing as the holder of the Old Notes. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Exchange Notes are being issued directly to such registered holder (or deposited into the participant's account at DTC) or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC) with the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Termination," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish an account with respect to the Old Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "-- Exchange Agent", or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Old Notes shall be deemed to include DTC's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may effect a tender if: (i) the tender is made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the registration number or numbers of such Old Notes (if applicable), and the total principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal, together with the Old Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

     Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes, and that such holder is not a Restricted Holder.

     Old Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at
DTC) must be received by the Exchange Agent, with the Letter of Transmittal or an Agent's Message and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Old Notes for exchange sells, assigns and transfers the Old Notes to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Old Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Old Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Old Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Old Notes not theretofore accepted for exchange, and may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.

EXCHANGE AGENT

     State Street Bank and Trust Company, the trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail:
State Street Bank and Trust Company
Corporate Trust Department
P.O. Box 778
Boston, Massachusetts 02102-0078

By Hand or Overnight Courier:
State Street Bank and Trust Company
Corporate Trust Department
4th Floor
Two International Place
Boston, Massachusetts 02110

Facsimile Transmission: (617) 664-5395
Confirm by Telephone: (617) 664-5587

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone. The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The other expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

                    DESCRIPTION OF CERTAIN CREDIT FACILITIES

     The Company currently has a $15 million revolving credit facility which was amended on June 9, 1997 (the "Bank Credit Facility"). The amount that can be borrowed under the Bank Credit Facility is subject to a borrowing base limitation, equal to the sum of (x) 80% of the balance due on Acceptable Receivables (as defined therein) and (y) the lesser of 40% of the value of Acceptable Inventory (as defined) consisting of domestic finished goods and raw materials and 50% of (x) above. The borrowing base is determined monthly and calculated using the receivables and inventory of the Company and its subsidiaries excluding Wedco and its subsidiaries. Borrowings under the Bank Credit Facility are intended to be used for working capital and general purposes. The principal will be due at maturity, April 17, 1999.

     Interest is payable monthly at either: (i) LIBOR + 1.25% or (ii) the bank's base rate, at the option of the Company. The Company is required to pay an unused commitment fee on the unused portion of the Borrowing Base equal to 1/4 of 1% per annum.

     The Bank has a current lien on the receivables and inventory of the Company and certain subsidiaries.

     The Bank Credit Facility as amended requires the Company to maintain certain financial ratios including minimum tangible net worth and profitability and a maximum total debt to capitalization. The Bank Credit Facility limits the amount of other debts and liens which may be incurred by the Company. In addition, the Bank's consent will be required prior to an optional redemption of the Notes by the Company.

     Borrowings under the amended Bank Credit Facility will effectively rank senior to the Notes in right of payment. At August 31, 1997, after giving pro forma effect to the acquisition of Rotec and the sale of the Old Notes by the Company and the application of the proceeds therefrom, the Company would have had $15.0 million available for borrowing under the amended Bank Credit Facilities, as described. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Description of Notes -- Ranking."

     Some of the Company's foreign subsidiaries also maintain various credit facilities which in some cases are guaranteed by the Company. At August 31, 1997, $7,998,000 was outstanding under these foreign facilities and the Company would have been permitted to incur up to an additional $6,603,000 in indebtedness under these foreign facilities. Outstanding indebtedness under these facilities will be effectively senior to the Notes. See "Description of Notes -- Ranking" and "Capitalization."

                              DESCRIPTION OF NOTES
GENERAL

     The Notes are issued pursuant to an Indenture (the "Indenture") between the Company, as issuer, and Fleet National Bank, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Notes, the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement are filed as exhibits to the Registration Statement of which this Prospectus is a part. For purposes of this "Description of Notes" section of this Prospectus, references to the "Company" are to ICO, Inc., excluding its subsidiaries. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Indenture.

     The Notes and the Exchange Notes constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, Holders of Old Notes who do not exchange their Old Notes for Exchange Notes will vote together with Holders of Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes, and the Holders of such Old Notes and the Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Notes and the Exchange Notes then outstanding.

     The Notes are general senior unsecured obligations of the Company and rank pari passu in right of payment to all existing and future Senior Indebtedness of the Company, and senior in right of payment to all future Subordinated Indebtedness of the Company. See "-- Ranking."

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $120.0 million and mature on June 1, 2007. Interest on the Notes accrues from the Issue Date at the rate of 10 3/8% per annum and is payable semiannually in arrears on June 1 and December 1 of each year, commencing on December 1, 1997, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes are payable as to principal, premium, if any, interest and Liquidated Damages, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York, which initially is the corporate trust office or agency of the Trustee maintained at New York, New York, or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Global Notes are required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

     The Trustee will act initially as Paying Agent and Registrar under the Indenture. The Company may act as Paying Agent or Registrar under the Indenture, and the Company may change the Paying Agent or Registrar without notice to the Holders of the Notes.

RANKING

     The Indebtedness evidenced by the Notes are general senior unsecured obligations of the Company. The Notes rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and senior in right of payment to all future Subordinated Indebtedness of the Company. Holders of secured Indebtedness of the Company and its Subsidiaries, including under the Bank Credit Facility, will have claims with respect to assets constituting collateral for such Indebtedness that are prior to the claims of the Holders of the Notes. To the extent of pledged collateral, such Indebtedness will have priority over the Notes. At June 30, 1997, after giving pro forma effect to the acquisition of Verplast, the Company would have had approximately $1.4 million of Indebtedness that would rank pari passu with the Notes, of which $900,000 is secured and would effectively rank senior to the Notes in right of payment. In addition, at June 30, 1997, the Company would have had $15.0 million available for borrowing under the Bank Credit Facility on the same pro forma basis. Subject to certain limitations set forth in the Indenture, the Company and its Subsidiaries may incur additional Indebtedness. See "Risk Factors -- Ranking of the Notes; Effective Subordination" and "-- Certain Covenants -- Limitations on the Incurrence of Indebtedness and Issuance of Disqualified Stock."

     The Notes are effectively subordinated to claims of creditors of the Subsidiaries of the Company (other than the Company) and the claims of secured creditors of the Guarantors. Claims of creditors of such Subsidiaries (other than the Company), including, but not limited to, trade creditors, tort claimants, secured creditors, taxing authorities and creditors holding guarantees, will generally have priority as to assets of such Subsidiaries over the claims and equity interest of the Company and, thereby indirectly, the holders of the Indebtedness of the Company, including the Notes. At June 30, 1997, after giving pro forma effect to the acquisition of Verplast, the Subsidiaries of the Company would have approximately $22.8 million of Indebtedness that would be effectively senior to the Notes. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Description of Certain Credit Facilities."

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to June 1, 2002. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

                            YEAR                                PERCENTAGE
                            ----                                ----------
2002........................................................     105.188%
2003........................................................     103.458%
2004........................................................     101.729%
2005 and thereafter.........................................     100.000%

     Notwithstanding the foregoing, at any time prior to June 1, 2002, the Company may, at its option, redeem all or any portion of the Notes at the Make-Whole Price plus accrued and unpaid interest to the date of redemption. In addition, on or prior to June 1, 2000, the Company may redeem at any time or from time to time up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price of 110.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of one or more Public Equity Offerings; provided that at least $78.0 million of the aggregate principal amount of the Notes remain outstanding following each such redemption; provided, further, that such redemption shall occur not earlier than 30 days or later than 60 days, after the date of the closing of any such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, the Trustee shall, unless otherwise set forth in the Indenture, select the Notes to be redeemed among the Holders of the Notes pro rata, by lot or in accordance with a method which the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal and principal national securities exchanges requirements, if any). Notes and portions of them selected shall be in face amounts of $1,000 or whole multiples of $1,000. Notices of redemption shall be given by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed and that, after the redemption date, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date (unless the Company shall default in the payment of the redemption price, together with accrued and unpaid interest and Liquidated Damages, if any, to the redemption date), interest ceases to accrue on Notes or portions thereof called for redemption.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, as described below, the Company may be obligated, under certain circumstances, to make an offer to repurchase (i) all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase, upon a Change of Control; and (ii) outstanding Notes with a portion of the Net Cash Proceeds of Asset Sales at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "-- Change of Control" and the covenant captioned "Limitation on Sale of Assets."

CHANGE OF CONTROL

     The Indenture provides that, upon the occurrence of a Change of Control, the Company will be obligated to make an offer (the "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of the Notes as the Holders may elect at a purchase price in cash (the "Change of Control Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment Date"). Notice of a Change of Control Offer shall be prepared by the Company and shall be mailed by the Company with a copy to the Trustee or at the option of the Company and at the expense of the Company, by the Trustee within 30 days following a Change of Control to each Holder of the Notes and such Change of Control Offer must remain open for at least 30 and not more than 40 days (unless otherwise required by applicable law). In addition, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules and regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Price in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the amount of the Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail or deliver to each Holder of Notes so accepted the Change of Control Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a Person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the same times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

GUARANTEES

     Under the circumstances described below, the Company's payment obligations under the Notes may in the future be jointly and severally Guaranteed by existing or future Restricted Subsidiaries of the Company as Guarantors. Currently none of the Company's Restricted Subsidiaries have guaranteed the Notes. Each Guarantor will guarantee to each Holder and the Trustee, the full and prompt performance of the Obligations of the Company under the Notes, including the payment of principal of (premium, if any, on) and interest on the Notes pursuant to its Guarantee. The Obligations of each Guarantor under its Guarantee will be general senior obligations of such Guarantor, unsecured except to the extent provided pursuant to the covenant captioned "Limitation on Liens," which will rank pari passu with all existing and future unsecured Senior Indebtedness of such Guarantor and senior in right of payment to all future Subordinated Indebtedness of such Guarantor.

     The Obligations of each Guarantor under its Guarantee will be limited to such maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Guarantee or pursuant to its contribution Obligations under the Indenture, result in the Obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

     The Indenture provides that, subject to the following paragraph, each Guarantor (including any existing or future Restricted Subsidiary that becomes an additional Guarantor) may not consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) (A) in the case of a Guarantor that is a Domestic Subsidiary, is a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia and (B) expressly assumes all the obligations of such Guarantor pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture, (ii) immediately before and after giving effect to such transaction, no Default or Event of Default exists and (iii) such Guarantor or the Person formed by or surviving any such consolidation or merger on a pro forma basis will have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction. The foregoing will not apply to a merger between Guarantors or a merger between the Company and any Guarantor.

     The Indenture provides that in the event of a sale or other disposition of all of the Capital Stock of a Guarantor (by way of merger, consolidation or otherwise) which is otherwise in compliance with the terms of the Indenture, then such Guarantor will be unconditionally released from any Obligations under its Guarantee of the Notes upon the consummation of such transaction provided that upon such release the Obligations of such Guarantor in respect of any and all other Guarantees of Indebtedness of the Company or a Guarantor are similarly released. The Indenture provides that in the event of the unconditional release of a Guarantor from all Obligations under any and all Guarantees of Indebtedness of the Company or a Guarantor (other than the Notes), such Guarantor will be released from any Obligations under its Guarantee of the Notes; provided that immediately before and after giving effect to such release, no Default or Event of Default shall have occurred and be continuing.

     Although the Indenture does not contain any requirement that any Subsidiary execute and deliver a Guarantee, certain covenants described below require a Restricted Subsidiary in the future to execute and deliver a Guarantee prior to the Guarantee of other Indebtedness of the Company or a Guarantor. See
"-- Certain Covenants -- Guarantees of Certain Indebtedness."

CERTAIN COVENANTS

  Limitation on Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of Equity Interests, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, or dividends or distributions payable to the Company or a Wholly-Owned Restricted Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or a Wholly-Owned Restricted Subsidiary of the Company); (iii) purchase, redeem, repay, defease or otherwise acquire or retire for consideration prior to a scheduled mandatory sinking fund payment or maturity date, any Subordinated Indebtedness of the Company or Subordinated Indebtedness of a Guarantor; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Reference Period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant captioned "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

          (c) such Restricted Payment (the amount of any such payment, if other than cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by the next succeeding paragraph), shall not exceed the sum of (without duplication) (t) $5.0 million plus 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing with the first full fiscal quarter after the Issue Date and ending on the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (u) 100% of the aggregate Net Cash Proceeds received by the Company for such period from any Person other than a Restricted Subsidiary of the Company as a result of the issuance or sale of Equity Interests of the Company (other than Disqualified Stock), other than in connection with the conversion of Indebtedness or Disqualified Stock, plus (v) 100% of the aggregate Net Cash Proceeds received by the Company for such period from any Person other than a Restricted Subsidiary of the Company as a result of the issuance or sale of any Indebtedness or Disqualified Stock to the extent that at the time the determination is made such Indebtedness or Disqualified Stock, as the case may be, has been converted into or exchanged for Equity Interests of the Company (other than Disqualified Stock), plus (w) the aggregate cash received by the Company as capital contributions to the Company after the Issue Date (other than from a Subsidiary), plus (x) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary, an amount (not less than zero) equal to the lesser of (A) the book value determined in accordance with GAAP) at the date of such redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary and (B) the Fair Market Value of such Investments in such Unrestricted Subsidiary at the time of such redesignation (less, in the case of each of clauses (A) and (B), the amount of the original Investment (based upon book value determined in accordance with GAAP at the time of such Investment) made by the Company or any Restricted Subsidiary pursuant to clause (ix) of the definition of "Permitted Investment" minus the aggregate cash dividends paid by such Unrestricted Subsidiary to the Company or any other Restricted Subsidiary since the date of such original Investment), minus (y) in case any Restricted Subsidiary has been redesignated an Unrestricted Subsidiary, the greater of (1) the book value (determined in accordance with GAAP) at the date or redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries and (2) the Fair Market Value of such Investments in such Restricted Subsidiary at the time of such redesignation, plus, to the extent not included in the definition of "Consolidated Net Income," and plus (z) the amount of any payments of interest on Indebtedness, dividends, repayments of Indebtedness and other cash distributions, in each case after taxes and to the extent received by the Company or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the payment of any dividend on any shares of Preferred Stock of the Company issued and outstanding as of the Issue Date in accordance with the terms of such Preferred Stock in effect at the Issue Date; (iii) any dividend on shares of Capital Stock of the Company or any Wholly-Owned Restricted Subsidiary payable solely in shares of Capital Stock (other than Disqualified Stock); (iv) the payment of annual dividends on shares of common stock of the Company in an aggregate amount not to exceed $0.22 per share per annum (as equitably adjusted by resolution of the Board of Directors of the Company evidenced by an Officers' Certificate delivered to the Trustee for stock splits, stock dividends and similar events after the Issue Date); (v) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (u) of the preceding paragraph (c); (vi) the defeasance, redemption or repurchase of any Subordinated Indebtedness of the Company in exchange for, or out of the Net Cash Proceeds from an incurrence of Permitted Company Refinancing Indebtedness or the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such defeasance, redemption or repurchase shall be excluded from clause (u) or
(v) of the preceding paragraph (c), as applicable; (vii) the repurchase, redemption or retirement by the Company of shares of its Capital Stock (other than Disqualified Stock) held by an employee or former employee of the Company or any of its Restricted Subsidiaries issued under the Company's stock option plans pursuant to the terms of such plans; provided that (A) the repurchase, redemption or retirement results from the retirement, termination of employment, death or disability (as defined in the relevant plan) of the employee or former employee and (B) the aggregate price paid for all such repurchased, redeemed or retired Capital Stock shall not exceed $2.0 million after the date of the Indenture; (viii) a Qualified Redemption Transaction; (ix) any Investment in an Affiliate of the Company engaged in the Business made with the Net Cash Proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock) provided, that the amount of any such Net Cash Proceeds that are utilized for any such Investment shall be excluded from clause (u) of the preceding paragraph
(c); and provided, further, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (ii), (iii), (iv), (v), (vi), (vii) and (ix), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed.

  Limitation on the Incurrence of Indebtedness and Issuance of Disqualified
Stock

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur" and, correlatively, "incurred" and "incurrence") any Indebtedness (other than Permitted Indebtedness), and the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may incur Indebtedness if the Consolidated Interest Coverage Ratio for the Company's most recently ended Reference Period immediately preceding the date on which such additional Indebtedness is incurred, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such Reference Period, would have been at least 2.0 to 1.0.

  Limitation on Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective properties or assets, including, without limitation, any Capital Stock owned by the Company or any Restricted Subsidiary, securing (i) any Indebtedness of the Company, unless the Notes are equally and ratably secured, or (ii) any Indebtedness of any Guarantor, unless the Guarantees are equally and ratably secured, provided, that if such Indebtedness is expressly subordinated to the Notes or the Guarantees, the Lien securing such Indebtedness will be subordinated and junior to any Lien securing the Notes or the Guarantees, with the same relative priority as such Subordinated Indebtedness of the Company or Subordinated Indebtedness of a Guarantor will have with respect to the Notes or the Guarantees, as the case may be.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (iii) make loans or advances to the Company or any of its Restricted Subsidiaries, (iv) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, (v) grant Liens or other security interests on any of the properties or assets of the Company in favor of any Holder of any Note or (vi) Guarantee the Notes, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Bank Credit Facility as in effect as of the date of the Indenture and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancing thereof, provided that such amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings are no more materially restrictive with respect to such dividend and other payment restrictions than those contained in the Bank Credit Facility as in effect at the date of the Indenture, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries on or after the Issue Date as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (f) customary nonassignment provisions in contracts or leases entered into in the ordinary course of business and consistent with past practices, (g) pursuant to capital leases and purchase money obligations, in each case, for property acquired in the ordinary course of business after the date of the Indenture that impose restrictions of the nature described in clause (iv) above on the property so acquired, which obligations do not cover any assets other than the asset acquired, (h) Permitted Liens which are customary limitations on the transfer of collateral subject to such Permitted Liens, (i) any merger agreements, stock purchase agreements, asset sale agreements and similar agreements limiting the transfer of properties and assets to be transferred or otherwise disposed pending consummation of the subject transaction in accordance with the terms thereof, or (j) Permitted Company Refinancing Indebtedness or Permitted Subsidiary Refinancing Indebtedness, provided that, in each case, the restrictions contained in the agreements governing such Permitted Company Refinancing Indebtedness or Permitted Subsidiary Refinancing Indebtedness, as the case may be, are no more restrictive with respect to the provisions set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) above than those contained in the agreements governing the Indebtedness being refinanced.

  Limitation on Merger, Consolidation or Sale of Assets

     The Indenture provides that the Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company), or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, expressly assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; (iv) except in the case of a consolidation or merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is equal to or greater than the Consolidated Net Worth of the Company immediately preceding such transaction; and (v) except in the case of a consolidation or merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company, immediately after giving pro forma effect to such transaction as if such transaction had been made at the beginning of the applicable Reference Period, the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, would have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant captioned "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock."

  Limitation on Sale of Assets

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless:

          (i) the Company (or its Restricted Subsidiary, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the Fair Market Value thereof;

          (ii) at least 75% of the consideration received by the Company (or its Restricted Subsidiary, as the case may be) from such Asset Sale consists of cash or Cash Equivalents provided, however, that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes or any Guarantee thereof) from which the Company and its Restricted Subsidiaries are expressly released in connection with such sale, and (b) any notes or other non-cash consideration received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 30 days of receipt thereof (to the extent of the cash or Cash Equivalents so received (net of costs relating thereto)), shall be deemed to be cash for purposes of this provision; and

          (iii) the Net Cash Proceeds received by the Company (or its Restricted Subsidiary, as the case may be) from such Asset Sale are applied in accordance with the following two paragraphs.

     The Company may apply such Net Cash Proceeds, within 365 days after any Asset Sale, to: (a) the repayment of Indebtedness of the Company under the Bank Credit Facility or other Senior Indebtedness of the Company or any Senior Indebtedness of a Guarantor, that results in a permanent reduction in any revolving credit or other commitment relating thereto or the maximum principal amount that may be borrowed thereunder in an amount equal to the principal amount so repaid or (b) make an Investment in assets or properties used in the Business. Pending the final application of any such Net Cash Proceeds, the Company or any such Restricted Subsidiary may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

     If, upon completion of the 365-day period, the Net Cash Proceeds of any Asset Sale less the aggregate amount applied by the Company during such period as described in clauses (a) or (b) in the immediately preceding paragraph, together with any Net Cash Proceeds in excess of amounts similarly applied by the Company from any prior Asset Sale after the date of receipt of such Net Cash Proceeds (such aggregate constituting "Excess Proceeds"), exceeds $7.5 million, then the Company will be obligated to make an offer to all Holders of Notes (the "Asset Sale Offer") to repurchase the Notes having an aggregate principal amount equal to the Excess Proceeds (and not solely the amount in excess of $7.5 million) (such repurchase to be made on a pro rata basis if the amount available for such repurchase is less than the principal amount of the Notes tendered in such Asset Sale Offer) at a repurchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of such repurchase, in accordance with the procedures set forth in the Indenture; provided, however, that, if the Company is required to apply such Excess Proceeds to repurchase, or to offer to repurchase, any Pari Passu Indebtedness, the Company shall only be required to offer to repurchase the maximum principal amount of Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding and the denominator of which is the aggregate principal amount of Notes outstanding plus the aggregate principal amount of such Pari Passu Indebtedness outstanding. To the extent that the aggregate amount of Notes tendered pursuant to an offer is less than the Excess Proceeds, the Company may use the amount of such deficiency, or a portion thereof, in any manner permitted by the Indenture. Upon the completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset to zero, subject to further increase resulting from subsequent Asset Sales. The Asset Sale Offer must be commenced within 30 days following the Asset Sale that triggers the Company's obligation to make the Asset Sale Offer and remain open for at least 30 and not more than 40 days (unless otherwise required by applicable law).

     Any Asset Sale Offer will be conducted in substantially the same manner as a Change of Control Offer. The Company will comply with Rule 14e-1 of the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer.

     Notwithstanding the foregoing, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale of any of the Capital Stock of a Restricted Subsidiary except pursuant to an Asset Sale of all of the Capital Stock of such Restricted Subsidiary.

  Limitation on Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of transactions (including, without limitation, the sale, purchase, license, transfer, exchange, lease or otherwise dispose of any assets or properties or the rendering of any services, or entering into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit
of) with any Affiliate (other than transactions among the Company and its Wholly-Owned Restricted Subsidiaries) (each of the foregoing, an "Affiliate Transaction"), on terms that are less favorable to the Company or the relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable arms' length transaction by the Company or such Restricted Subsidiary with an unrelated Person. In addition, the Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into an Affiliate Transaction, or any series of related Affiliate Transactions involving aggregate payments (a) in excess of $1.0 million, unless a majority of the Board of Directors of the Company (including a majority of the Company's Disinterested Directors) determines in good faith, as evidenced by a resolution of such Board, that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company and in compliance with the first sentence of this paragraph; or (b) equal to or greater than $5.0 million, unless the Company complies with the preceding clause (a) and receives a written opinion from a nationally recognized investment banking firm with total assets in excess of $1.0 billion that such transaction or series of transactions is fair to the Company or such Restricted Subsidiary from a financial point of view, provided, however, that this covenant will not restrict the Company from (1) paying reasonable and customary regular compensation and fees to directors of the Company who are not employees or consultants of the Company or any Restricted Subsidiary or Affiliate of the Company, (2) paying dividends on, or making distributions with respect to, shares of Capital Stock of the Company on a pro rata basis to the extent permitted by the covenant captioned "Limitation on Restricted Payments,"
(3) other Restricted Payments that are permitted by the provisions of the Indenture described above under the covenant captioned "Limitation on Restricted Payments," (4) loans or advances to employees of the Company or any Restricted Subsidiary to the extent permitted by clause (vi) of the definition of "Permitted Investments," (5) any indemnification payment made to any director or officer of the Company or any Restricted Subsidiary (A) in accordance with the corporate charter or by-laws of the Company or such Restricted Subsidiary, (B) under any customary agreement providing for such indemnification payment, or (C) under applicable law, and (6) obligations of the Company or any Restricted Subsidiary under employee compensation and other benefit arrangements entered into or provided for in the ordinary course of business.

  Limitation on Sale/Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless (i) the Company or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction or (ii) the Company or such Restricted Subsidiary receives cash proceeds from such Sale/Leaseback Transaction at least equal to the Fair Market Value of the assets subject thereto and such proceeds are applied in the same manner and to the same extent as Net Cash Proceeds and Excess Proceeds from an Asset Sale.

  Guarantees of Certain Indebtedness

     The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of the Company or a Guarantor, unless each such Restricted Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, providing for the Guarantee by such Restricted Subsidiary of the payment of the Obligations of the Company under the Notes in the manner set forth under "-- Guarantees." Neither the Company nor any such Guarantor shall be required to make a notation on the Notes to reflect any such Guarantee. Nothing in this covenant shall be construed to permit any Restricted Subsidiary of the Company to incur Indebtedness otherwise prohibited by the covenant captioned "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock."

  Conduct of Business

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business or activity other than the Business.

  Rule 144A Information Requirement

     The Company has agreed to furnish to the Holders or beneficial Holders of Old Notes and prospective purchasers of Notes designated by the Holders of Notes, upon their request, the information required to be delivered pursuant to Rule 144A (d) (4) under the Securities Act until such time as the Company either exchanges all of the Old Notes for the Exchange Notes or has registered all of the Old Notes for resale under the Securities Act.

  Reports

     The Indenture provides that whether or not required by the rules and regulations of the Commission, including the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors or prospective investors who request it in writing.

  Payments for Consent

     The Indenture prohibits the Company and any of its Subsidiaries from, directly or indirectly, paying or causing to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, any of the Notes; (ii) default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium, if any, on any of the Notes (including the failure to make a payment to repurchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer); (iii) failure by the Company to comply with the provisions described under the covenant captioned "Limitation on Merger, Consolidation or Sale of Assets" or a Guarantor to comply with the provisions described in the third paragraph under the caption
"-- Guarantees"; (iv) failure by the Company or, with respect to any Guarantee, any Guarantor, for 30 days after notice by the Trustee or by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the covenants or agreements in, in the case of the Company, the Indenture or the Notes or, in the case of a Guarantor, the Guarantee of such Guarantor (other than those referred to in clauses (i), (ii) and (iii) above);
(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or any Guarantor (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries or any Guarantor) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case described in clauses (a) and (b) of this subsection (v), the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $3.0 million or more; provided that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (vi) the failure of a Guarantee by a Guarantor to be in full force and effect (other than a release of a Guarantee in accordance with the Indenture), or the denial or disaffirmance by such Guarantor thereof; (vii) failure by the Company or any of its Restricted Subsidiaries or any Guarantor to pay final judgments or orders rendered against the Company or any Restricted Subsidiary or any Guarantor aggregating in excess of $3.0 million, and (x) such judgments or orders are not paid, discharged or stayed for a period of 60 days after their entry or (y) an enforcement proceeding shall have been commenced (and not discharged or settled) by any creditor upon any such judgments or orders; and (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of its Restricted Subsidiaries or any Guarantor.

     If any Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes may declare by notice to the Company and the Trustee all of the principal amount of the Notes, accrued and unpaid interest, premium and Liquidated Damages, if any, thereon and all other Obligations thereunder to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Restricted Subsidiary or any Guarantor occurs, then all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

     Subject to certain limitations, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, premium, interest or Liquidated Damages, if any on the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, agent or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver shall not be effective to waive or release liabilities to the extent required by applicable law. It is the view of the Commission that such a waiver or release is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant

Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants or a nationally recognized investment bank, to pay the principal of, premium, if any, interest and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture, subject to the restrictions described under "Notice to Investors." The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraphs and in the Indenture, the Indenture or the Notes may be amended or supplemented by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenant captioned "Limitation on Sale of Assets") or reduce the prices at which the Company shall repurchase such Notes pursuant to the provisions of "Change of Control" and the covenant captioned "Limitation on Sale of Assets," (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, interest or Liquidated Damages, if any, on the Notes, (vii) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest or Liquidated Damages, if any, on, any Note, (viii) waive a redemption payment with respect to any Note or (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency; provided that such amendment or supplement does not adversely affect the rights of any Holder, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger, consolidation or sale of assets, to secure the Notes as contemplated by the covenant captioned "Limitation on Liens," to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to reflect the release of any Guarantor from its Guarantee, or the addition of any Subsidiary of the Company as a Guarantor, in the manner provided in the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

THE TRUSTEE

     State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by the Company as initial Registrar and Paying Agent with respect to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case a Default or an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture provides that it will be governed by, and construed in accordance with, the laws of the State of New York, but without regard to principles of conflicts of law.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed incurred at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person.

     "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which (i) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Guarantee, of such Guarantor at such date and (ii) the present fair saleable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee of such Guarantor), excluding debt in respect of its Guarantee, as they become absolute and matured.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means (i) the sale, lease, conveyance, transfer, exchange or other disposition (collectively, "dispositions") of any assets (including by way of a Sale/Leaseback Transaction) other than dispositions of inventory in the ordinary course of business, (ii) the issuance by any Restricted Subsidiary of the Company of Equity Interests of such Restricted Subsidiary (other than directors' qualifying shares) and (iii) the disposition by the Company or any of its Restricted Subsidiaries of Equity Interests of any Restricted Subsidiary of the Company, in the case of either clause (i), (ii) or (iii), whether in a single transaction or a series of related transactions (a) that have a Fair Market Value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) a disposition of assets by a Restricted Subsidiary of the Company to the Company or a Wholly-Owned Restricted Subsidiary of the Company or by the Company to a Wholly-Owned Restricted Subsidiary of the Company, (ii) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Wholly-Owned Restricted Subsidiary of the Company, (iii) a disposition consisting of a Restricted Payment permitted by the covenant captioned "Limitation on Restricted Payments," (iv) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole governed by the provisions of the provisions captioned "Change of Control" and/or "Limitation on Merger, Consolidation or Sale of Assets," (v) any trade or exchange by the Company or any Restricted Subsidiary of (A) properties and assets used in the Business for properties and assets used in the Business owned or held by another Person or (B) shares of Capital Stock in any Person engaged in the Business for shares of Capital Stock in any Person engaged in the Business owned or held by another Person, provided that (1) the Fair Market Value of the properties, assets or shares traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents, not to exceed 15% of such Fair Market Value, to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the properties, assets and shares (together with any cash or Cash Equivalents, not to exceed 15% of such Fair Market Value) to be received by the Company or such Restricted Subsidiary, provided that if such

Fair Market Value is equal to or in excess of $5.0 million, the resolution of the Board of Directors of the Company evidenced by an Officers' Certificate delivered to the Trustee shall be accompanied by a written appraisal by a nationally recognized investment banking firm or appraisal firm, in each case specializing or having a specialty in the Business and (2) such exchange is approved by a majority of the Disinterested Directors, (vi) any sale, transfer and other disposition of defaulted receivables for collection in the ordinary course of business, (vii) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (viii) any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with the covenant captioned "Limitation on Liens" above, (ix) any disposition of equipment or materials in the ordinary course of business consistent with past practices which, in the reasonable judgment of the Company, are obsolete, worn out or no longer useful in the Company's or any Restricted Subsidiaries' business and (x) the factoring or securitization of equipment receivables by the Company or a Restricted Subsidiary with a financial institution in connection with the sale by the Company or such Restricted Subsidiary of such equipment in the ordinary course of business, provided that, such equipment was sold by the Company or such Restricted Subsidiary subsequent to the date of the Indenture and within eighteen months of such factoring or securitization.

     "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the product of (x) the number of years (calculated to the nearest one-twelfth) from such date to the date of each successive scheduled principal payment, including payment at final maturity, of such Indebtedness multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Bank Credit Facility" means the Amended and Restated Business Loan Agreement (Receivables and Inventory), dated as of February 21, 1997, as amended by the First Amendment thereto, dated as of the Issue Date, by and among the Company and Bank of America, Texas, N.A., including any related notes, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, supplemented, modified, renewed, or refunded, replaced or refinanced by a revolving credit, term and/or letter of credit facility, from time to time.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

     "Business" means the business of providing services and products to the oil and gas industry and the petrochemicals industry.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person, (ii) with respect to any Person that is not a corporation, any and all, partnership interests (whether general or limited) or limited liability company interests, and (iii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 180 days from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof), (iii) certificates of deposit with maturities of 180 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 180 days and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million or any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development and that has total assets in excess of $500.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (ii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least P-1 (or higher) by Moody's Investors Service, Inc. or A-1 (or higher) by Standard & Poor's Ratings Services and in each case maturing within six months after the date of acquisition, and (vi) shares of any money market mutual fund, or similar fund, in each case having assets in excess of $500.0 million, which invests solely in investments of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Company and its Restricted Subsidiaries to any Person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) any Person or group (as defined above), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, including by way of merger, consolidation or otherwise, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

     "Consolidated Interest Coverage Ratio" means, for any Reference Period, the ratio on a pro forma basis of (a) the sum of (without duplication) (i) Consolidated Net Income of such Person for such period, plus an amount equal to any extraordinary, nonrecurring or unusual loss plus any net loss realized in connection with an asset sale, to the extent such losses were deducted or otherwise excluded in computing Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Tax Expense, (iv) depreciation and amortization (including amortization of goodwill, amortization of deferred debt expense and other intangibles and amortization of deferred compensation in respect of non-cash compensation but excluding amortization of prepaid cash expenses that were paid in a prior period) and other extraordinary, unusual or non-recurring non-cash charges (excluding any such non-cash charge to the extent it represents an accrual of a reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent such depreciation and amortization were deducted or otherwise excluded in computing Consolidated Net Income, as determined in accordance with GAAP on a consolidated basis in each case as determined for the Reference Period to (b) Consolidated Interest Expense for such Reference Period; provided, that, in calculating each of the items set forth in the foregoing (i) acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") shall be assumed to have occurred on the first day of the Reference

Period, (ii) the incurrence of any Indebtedness (including the issuance of the Notes) or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period, (iii) any Indebtedness that had been outstanding during the Reference Period that has been repaid on or prior to the Transaction Date shall be assumed to have been repaid as of the first day of such Reference Period, (iv) the Consolidated Interest Expense attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Transaction Date was the average rate in effect during the entire Reference Period and (v) in determining the amount of Indebtedness pursuant to the covenant captioned "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock," the incurrence of Indebtedness giving rise to the need to calculate the Consolidated Interest Coverage Ratio and, to the extent the net proceeds from the incurrence thereof are used to retire Indebtedness, the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period.

     "Consolidated Interest Expense" means, with respect to any Person for any Reference Period, the aggregate amount (without duplication) of (a) consolidated interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued, of such Person and its Restricted Subsidiaries for such period (including (i) amortization of original issue discount and non-cash interest payments and accruals, (ii) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method and
(iii) the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations, in each case, to the extent attributable to such period, but excluding (x) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing and (y) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or secured by a Lien on assets of such Person) determined in accordance with GAAP, and (b) with respect to any Disqualified Stock, cash dividends paid (other than to the Company or any of its Restricted Subsidiaries), declared, accrued or accumulated during such period, divided by one minus the applicable actual combined federal, state, local and foreign income tax rate of the Company and its Restricted Subsidiaries (expressed as a decimal), on a consolidated basis, for the Reference Period preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense, in each case to the extent attributable to such period and excluding items eliminated in consolidation. Consolidated Interest Expense of the Company shall not include any prepayment premiums or amortization of original issue discount or deferred financing costs, to the extent such amounts are incurred as a result of the prepayment on the date of the Indenture of any Indebtedness of the Company with the proceeds of the Notes.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, adjusted to exclude (only to the extent included and without duplication) (i) all net gains which are extraordinary, unusual or are non-recurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of capital stock), (ii) all gains resulting from currency or hedging transactions not in the ordinary course of business consistent with past practice, (iii) the Net Income (if positive) of any Person acquired after the Issue Date in a pooling of interests transaction for any period prior to the date of such acquisition, (iv) the cumulative effect of a change in accounting principles and (v) the Net Income of any Restricted Subsidiary of any Person to the extent that such Restricted Subsidiary has any restrictions or encumbrances on making distributions to such Person; provided, that the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of cash dividends or cash distributions actually paid during such period to the referent Person or a Restricted Subsidiary thereof.

     "Consolidated Net Worth" means, with respect to the Company and its Restricted Subsidiaries, and at any date of determination, the sum of Capital Stock (other than Disqualified Stock) and additional paid-in capital plus retained earnings (or minus accumulated deficit) minus all intangible assets, including, without limitation, organization costs, patents, trademarks, copyrights, franchises, research and development costs, and any amount reflected in treasury stock, of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Consolidated Tax Expense" means, with respect to any Person for any period, the provisions for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries in the ordinary course of business against fluctuation in the values of the currencies of the countries (other than the United States) in which the Company or its Restricted Subsidiaries conduct business.

     "Default" means any event that is, or with the passage of time or the giving of notice, or both, would be, an Event of Default.

     "Disinterested Director" means, with respect to an Affiliate Transaction or series of related Affiliate Transactions or an Asset Sale, a member of the Board of Directors of the Company who has no financial interest, and whose employer has no financial interest, in such Affiliate Transaction or series of related Affiliate Transactions or in such Asset Sale.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passing of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable or is convertible or exchangeable for Indebtedness at the option of the Holder thereof, in whole or in part, on or prior to June 1, 2007.

     "Domestic Subsidiary" shall mean each Subsidiary of the Company incorporated or organized under the laws of the United States or any state or territory thereof.

     "Eligible Foreign Inventory" means the consolidated finished goods, raw materials and work-in-process of the Wholly-Owned Foreign Subsidiaries of the Company (excluding finished goods, raw materials and work-in-process of Unrestricted Subsidiaries of the Company) less any applicable reserves, each of the foregoing determined in accordance with GAAP.

     "Eligible Foreign Receivables" means the consolidated trade receivables of the Wholly-Owned Foreign Subsidiaries of the Company (excluding trade receivables of Unrestricted Subsidiaries of the Company) less the allowance for doubtful accounts, each of the foregoing determined in accordance with GAAP.

     "Eligible Inventory" means the consolidated finished goods, raw materials and work-in-process of the Company and its consolidated Subsidiaries (excluding finished goods, raw materials and work-in-process of Foreign Subsidiaries and their Subsidiaries and Unrestricted Subsidiaries of the Company) less applicable reserves located in the United States and Canada, each of the foregoing determined in accordance with GAAP.

     "Eligible Receivables" means the consolidated trade receivables of the Company and its consolidated Subsidiaries (other than the trade receivables of Foreign Subsidiaries and their Subsidiaries and Unrestricted Subsidiaries of the Company) less the allowance for doubtful accounts and less sales to account debtors outside the United States and Canada, each of the foregoing determined in accordance with GAAP.

     "Equity Interests" means Capital Stock and all warrants, options or other rights exercisable for, exchangeable for or convertible into Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Bank Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of the Company, including a majority of the Company's Disinterested Directors, acting in good faith, and which determination shall be evidenced by an Officers' Certificate delivered to the Trustee.

     "Foreign Subsidiary" shall mean each Subsidiary of the Company that is incorporated or organized under the laws of any jurisdiction other than the United States of America or any state or territory thereof.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect in the United States on the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means any Restricted Subsidiary of the Company which becomes a guarantor of the Notes pursuant to the covenant captioned "Guarantees of Certain Indebtedness," until such time, if any, as such Restricted Subsidiary is released from the Guarantee pursuant to the provisions of the Indenture.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) Interest Rate Agreements, (ii) Currency Agreements and
(iii) Commodity Agreements.

     "Holder" means a Person in whose name a Note is registered.

     "Indebtedness" means, with respect to any Person, (a) all obligations of such Person, whether or not contingent, (i) in respect of borrowed money (whether or not the recourse of the lender is to be the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments (including, but not limited to, purchase money obligations), (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than trade accounts payable or other obligations arising in the ordinary course of business), (iv) representing any Hedging Obligations, (v) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (vi) for the payment of money relating to a Capital Lease Obligation, or (vii) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit, if and to the extent any of the foregoing obligations referred to in this clause
(a) (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;
(b) all liabilities of others of the kind described in the preceding clause (a) that such Person has Guaranteed or that are otherwise its legal liability; (c) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (1) the full amount of such obligations so secured and (2) the Fair Market Value of such asset; (d) with respect to such Person, the liquidation preference or any mandatory redemption payment obligations in respect of Disqualified Stock; and (e) the aggregate preference in respect of amounts payable on the issued and outstanding shares of Preferred Stock of any of the Company's Restricted Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of Preferred Stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of Preferred Stock that are owned by the Company or any of its Restricted Subsidiaries).

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement entered into by the Company or any of its

Restricted Subsidiaries designed to protect the Company or any of its Restricted Subsidiaries in the ordinary course of business against fluctuations in interest rates.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including, without limitation, any guarantee), advances or other extensions of credit or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), all acquisitions (whether by purchase, merger, consolidation or otherwise) for consideration by such Person of any Indebtedness, capital stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) issued or owned by any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Issue Date" means the date on which the Notes are originally issued under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, easement, restriction, covenant, right-of-way, adverse claim, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to grant a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction),

     "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

     "Make-Whole Amount" with respect to a Note means an amount equal to the excess, if any, of (i) the present value of the remaining interest, premium and principal payments due on such Note as if such Note were redeemed on June 1, 2002, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (ii) the outstanding principal amount of such Note. "Treasury Rate" is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two Business Days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of the Notes assuming redemption of the Notes on June 1, 2002; provided, however, that if the Make-Whole Average Life of such Note is not equal to the constant maturity of the United States Treasury securities for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Make-Whole Average Life" means the number of years (calculated to the nearest one-twelfth) between the date of redemption and June 1, 2002.

     "Make-Whole Price" with respect to a Note means the greater of (i) the sum of the outstanding principal amount and the Make-Whole Amount of such Note, and
(ii) the redemption price of such Note on June 1, 2002, determined pursuant to the Indenture (105.188% of the principal amount).

     "Net Cash Proceeds" means (a) with respect to any Asset Sale or Sale/Leaseback Transaction of any Person, an amount equal to aggregate cash proceeds received (including any cash proceeds received by way of deferred payment in principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions, accounting and investment banking and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Sale or Sale/Leaseback Transaction, and in each case net of all Indebtedness which is secured by such asset or assets (including Equity Interests) which are the subject of such Asset Sale, in accordance with the terms of any Lien upon or with respect to such asset or assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction and which is actually so repaid and (b) in the case of any sale by the Company of securities relevant to the covenant captioned "Limitation on Restricted Payments," the amount of aggregate net cash proceeds received by the Company, after payment of expenses, commissions, discounts and any other transaction costs incurred in connection therewith.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however (only to the extent included and without duplication), (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any sale of assets (including, without limitation, dispositions pursuant to Sale/Leaseback Transactions), or (b) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (ii) any extraordinary, non-recurring or unusual gain (but not loss), together with any related provision for taxes on such extraordinary, non-recurring or unusual gain (but not loss).

     "Non-Recourse Indebtedness" means Indebtedness (i) as to which neither the Company or any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, premium, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, President or Vice President and the Chief Financial Officer, chief accounting officer, Treasurer or Assistant Treasurer of such Person.

     "Pari Passu Indebtedness" means, with respect to any Net Cash Proceeds from Asset Sales, Senior Indebtedness of the Company or a Guarantor the terms of which require the Company or such Guarantor to apply such Net Cash Proceeds to offer to repurchase such Indebtedness.

     "Permitted Company Refinancing Indebtedness" means Indebtedness of the Company, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of the Company, provided that (i) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Notes, then such Indebtedness is pari passu or subordinated in right of payment to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Company Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) (plus the amount of reasonable fees and expenses incurred in connection therewith).

     "Permitted Indebtedness" means (i) Indebtedness incurred by the Company under the Bank Credit Facility in an aggregate principal amount not to exceed
(a) the greater of (x) $25.0 million at any time outstanding or (y) the sum of 85% of the amount of Eligible Receivables and 50% of the amount of Eligible Inventory, at any time outstanding minus (b) the amount of Net Cash Proceeds from any Asset Sale applied pursuant to the covenant captioned "Limitation on Sale of Assets" to repay or prepay such Indebtedness that results in a permanent reduction in any revolving credit or other commitment relating thereto or the maximum amount that may be borrowed thereunder provided that the aggregate amount of applied Net Cash Proceeds shall not permanently reduce the principal amount of Permitted Indebtedness under this clause (i) below $10.0 million; (ii) Existing Indebtedness outstanding on the date of the Indenture; (iii) Indebtedness represented by the Notes and the Indenture; (iv) Hedging Obligations; provided, that the notional principal amount of any Interest Rate Agreement does not significantly exceed the principal amount of the Indebtedness to which such agreement relates; provided, further, that any Currency Agreement does not increase the outstanding loss potential or liabilities other than as a result of fluctuations in foreign currency exchange rates; (v) Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred on or after the date of the Indenture, provided, that (A) the aggregate amount of such Purchase Money Indebtedness (including any Permitted Company Refinancing Indebtedness and Permitted Subsidiary Refinancing Indebtedness issued to refinance, replace or refund such Indebtedness) incurred on or after the date of the Indenture and outstanding at any time pursuant to this clause (v) shall not exceed $5.0 million, and (B) in each case, such Purchase Money Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to the Company or such Restricted Subsidiary, as applicable, of the property so acquired or leased; (vi) Indebtedness of the Company to any of its Wholly-Owned Restricted Subsidiaries, and Indebtedness of any Restricted Subsidiary of the Company to the Company or any of its Wholly-Owned Restricted Subsidiaries (the Indebtedness incurred pursuant to this clause (vi) being hereinafter referred to as "Intercompany Indebtedness"); provided, that, in the case of Intercompany Indebtedness of the Company such Indebtedness shall be unsecured and (except to a Guarantor) subordinated in all respects to the Notes; provided, further, that an incurrence of Indebtedness shall be deemed to have occurred upon (A) any sale or other disposition of Intercompany Indebtedness to a Person other than the Company or any of its Wholly-Owned Restricted Subsidiaries, (B) any sale or other disposition of Equity Interests of any Wholly-Owned Restricted Subsidiary of the Company which holds Intercompany Indebtedness such that such Restricted Subsidiary ceases to be a Wholly-Owned Restricted Subsidiary after such sale or other disposition, or (C) designation of a Restricted Subsidiary which holds Intercompany Indebtedness as an Unrestricted Subsidiary; (vii) Permitted Company Refinancing Indebtedness;
(viii) Permitted Subsidiary Refinancing Indebtedness; (ix) Indebtedness of a Restricted Subsidiary pursuant to a Guarantee of the Notes; (x) to the extent that such incurrence does not result in the incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Company or its Restricted Subsidiaries of letters of credit relating to workers' compensation or self insurance, performance bonds or similar instruments; provided, however, that the foregoing exception shall not be applicable to Indebtedness incurred in connection with the performance by the Company or its Restricted Subsidiaries of such bonds or instruments or payments of such letters of credit; (xi) Acquired Indebtedness incurred by the Restricted Subsidiaries on or after the date of the Indenture, provided, that (A) the aggregate amount of such Acquired Indebtedness (including any Permitted Subsidiary Refinancing Indebtedness issued to refinance, replace or refund such Indebtedness) outstanding at any time pursuant to this clause (xi) shall not exceed $10.0 million, (B) immediately before and after giving effect to the incurrence of such Acquired Indebtedness, no Default or Event of Default shall have occurred and be continuing and after giving effect to the incurrence of such Acquired Indebtedness the Company could incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant captioned "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock" and (C) such Acquired Indebtedness was not incurred in connection with or in contemplation of the subject transaction; (xii) Indebtedness incurred by the Wholly-Owned Foreign Subsidiaries of the Company in an aggregate principal amount not to exceed the sum of (1) 85% of the amount of Eligible Foreign Receivables and 50% of the amount of Eligible Foreign Inventory, at any time outstanding minus (2) the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale (any Indebtedness incurred pursuant to this clause (xii) is referred to as the "Permitted Foreign Subsidiary Indebtedness"); and (xiii) in addition to Indebtedness specified in clauses

(i) through (xii) above, additional Indebtedness in an aggregate principal amount not to exceed $5.0 million at any time outstanding.

     "Permitted Investments" means (i) Investments in any assets or property to be used in the Business of the Company or any of its Restricted Subsidiaries;
(ii) any Investments in the Company or in a Wholly-Owned Restricted Subsidiary of the Company; (iii) any Investments in Cash Equivalents; (iv) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Company; (v) without duplication of clause (iv) hereof, Investments by the Company or any Restricted Subsidiary of the Company in a Person engaged principally in the Business of the Company or any of its Restricted Subsidiaries, if as a result of such Investment (a) such Person becomes a Wholly-Owned Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary of the Company; (vi) loans and advances by the Company or any Restricted Subsidiary to their respective employees made in the ordinary course of business and consistent with customary practices, which loans and advances do not exceed in the aggregate $1.0 million at any one time outstanding; (vii) Investments acquired by the Company or any of its Restricted Subsidiaries (A) in exchange of any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such Investment or accounts receivable or (B) as a result of a foreclosure by the Company or such Restricted Subsidiary or other transfer of title with respect to any secured Investment in default; (viii) Investments permitted under the covenants captioned "Limitation on Sale of Assets" and "Limitation on Sale/Leaseback Transactions"; and (ix) any Investment in an Unrestricted Subsidiary of the Company or in an entity (except a Wholly-Owned Restricted Subsidiary of the Company) in which the Company or any Wholly-Owned Restricted Subsidiary of the Company has an Equity Interest together with one or more other Persons, and which is formed after the date of the Indenture for the purpose of engaging in the Business, provided, that, at the date any such Investment is made and after giving effect thereto, such Investment, together with all other such Investments by the Company and its Restricted Subsidiaries since the date of the Indenture, does not in the aggregate exceed $15 million.

     "Permitted Liens" means (i) Liens in favor of the Company; (ii)(A) Liens securing Indebtedness of the Company in an amount not in excess of that permitted to be incurred in accordance with clause (i) of the definition of "Permitted Indebtedness" and (B) Liens securing Indebtedness of the Wholly-Owned Foreign Subsidiaries of the Company which are Restricted Subsidiaries incurred pursuant to clause (xii) of the definition of "Permitted Indebtedness;" (iii) Liens existing on the date of the Indenture; (iv) Liens securing Indebtedness, the proceeds of which are used to refinance secured Indebtedness of the Company or any of its Restricted Subsidiaries, provided that (a) such Liens are on terms at least as favorable to the Holders of the Notes as those governing the Indebtedness being refinanced, (b) such Liens shall not extend to property other than that encumbered to secure the Indebtedness being refinanced and (c) the principal amount of the Indebtedness secured by such Liens is not increased; (v) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were not created in connection with or in contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (vi) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in connection with or in contemplation of such acquisition and do not extend to any property or assets other than those being acquired; (vii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, leases or other obligations of a like nature incurred in the ordinary course of business (other than obligations for borrowed money); (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's, and vendors' Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by

GAAP shall have been made therefor; (x) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of the Company or impair the use of such property in the operation of the Company's business;
(xi) judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default; (xii) Liens arising from Purchase Money Indebtedness provided that each such Lien shall encumber only the assets or property (or portions thereof) which is subject to such Purchase Money Indebtedness and shall attach to such property within 120 days of the acquisition or lease thereof; and (xiii) precautionary filings of any financial statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction made in connection with Capital Lease Obligations permitted to be incurred under the covenant captioned "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock," provided that such Lien does not violate clause (xii) hereof and provided that clauses (ii), (iii) and (iv) shall not permit Liens on Capital Stock of a Restricted Subsidiary.

     "Permitted Subsidiary Refinancing Indebtedness" means Indebtedness of any Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of such Restricted Subsidiary, provided that (i) if the Indebtedness (including any Guarantee) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to such Guarantee, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, such Guarantee at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Subsidiary Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) (plus the amount of reasonable fees and expenses incurred in connection therewith); provided, however, that a Restricted Subsidiary shall not incur refinancing Indebtedness to renew, extend, refinance, refund or repurchase outstanding Indebtedness of another Subsidiary.

     "Person" means any individual, corporation, limited liability company, general or limited partnership, joint venture, association, joint-stock company, trust, estate, charitable foundation, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of dividends, or upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Public Equity Offering" means a bona fide underwritten sale to the public of Common Stock of the Company pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Company) that is declared effective by the Commission.

     "Public Market" exists at any time with respect to the Capital Stock of the Company if such Capital Stock of the Company is then (a) registered with the Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and (b) traded either on a national securities exchange or on the NASDAQ Stock Market.

     "Purchase Money Indebtedness" means any Indebtedness of a Person to any seller or other Person incurred to finance the acquisition (including in the case of a Capital Lease Obligation, the lease) of any real or personal tangible property which, in the good faith judgment of the Board of Directors of the Company, is directly related to the Business and which is incurred substantially concurrently with such acquisition and is secured only by the assets so financed.

     "Qualified Redemption Transaction" means a redemption of any Capital Stock or Subordinated Indebtedness of the Company (including any Subordinated Indebtedness of the Company accounted for as a minority interest of the Company that is held by a Subsidiary that is a business trust or similar entity formed for the primary purpose of issuing preferred securities the proceeds of which are loaned to the Company or a Restricted Subsidiary) that by its terms is convertible into Capital Stock of the Company if on the date of notice of the call for such redemption (A) a Public Market exists in the shares of such Capital Stock of the Company and (B) the average closing price on the Public Market for shares of such Capital Stock of the Company for the twenty trading days immediately preceding the date of such notice exceeds 120% of the conversion price per share (determined by reference to the redemption price) of such Capital Stock of the Company issuable upon conversion of such Capital Stock or Subordinated Indebtedness of the Company called for redemption.

     "Reference Period" means, with respect to any Person, the four full consecutive fiscal quarters ended with the last full fiscal quarter for which financial information is available immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

     "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of the date of the Indenture, among the Company and the Initial Purchaser, as amended or supplemented from time to time.

     "Restricted Investment" means an Investment other than a Permitted Investment. With respect to Unrestricted Subsidiaries or Restricted Subsidiaries, the amount of Restricted Investments shall be calculated as the greater of (i) the book value of assets contributed by the Company or a Restricted Subsidiary or (ii) the Fair Market Value of the assets contributed by the Company or a Restricted Subsidiary.

     "Restricted Subsidiary" means (i) any Subsidiary of the Company in existence on the date of the Indenture, (ii) any Subsidiary of the Company (other than a Subsidiary that is also a Subsidiary of an Unrestricted Subsidiary) organized or acquired after the date of the Indenture, unless such Subsidiary shall have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company as provided in and in compliance with the definition of "Unrestricted Subsidiary" and (iii) any Unrestricted Subsidiary which is designated as a Restricted Subsidiary by the Board of Directors of the Company as provided in and in compliance with the definition of "Unrestricted Subsidiary." Any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

     "Sale/Leaseback Transaction" means with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any property acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

     "Senior Indebtedness" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

     "Senior Indebtedness of a Guarantor" means any Indebtedness of such Guarantor (whether outstanding on the date of the Indenture or thereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Indebtedness of a Guarantor" means any Indebtedness of such Guarantor (whether outstanding on the date of the Indenture or thereafter incurred) which is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

     "Subordinated Indebtedness of the Company" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter incurred) which is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

     "Subsidiary" means, with respect to any Person (i) any corporation, association or other business entity of which more than 50% of the total general voting power of shares of Capital Stock entitled under ordinary circumstances (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Persons or one or more Subsidiaries of such Person or any combination thereof.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of the Company in the manner provided below and (ii) any Subsidiary of any Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary of the Company by resolution of the Board of Directors, provided that, (a) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, (b) any such designation shall be deemed, at the election of the Company at the time of such designation, to be either (but not both) (x) the making of a Restricted Payment at the time of such designation in an amount equal to the Investment in such Subsidiary subject to the restrictions contained in the covenant captioned "Limitation on Restricted Payments" or (y) the making of an Asset Sale at the time of such designation in an amount equal to the Investment in such Subsidiary subject to the restrictions contained in the covenant captioned "Limitation on Asset Sales", and (c) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated. The Company shall be deemed to make an Investment in an amount equal to the greater of the book value (as determined in accordance with GAAP) and the Fair Market Value of the net assets of any Restricted Subsidiary (or, if the Company has not theretofore made an Investment in such Restricted Subsidiary, in an amount equal to the Investments being made), at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company shall be deemed an Investment valued at an amount equal to the greater of its book value (as determined in accordance with GAAP) and its Fair Market Value at the time of such transfer. A Person may be designated as an Unrestricted Subsidiary only if and for so long as such Person (i) has no Indebtedness other than Non-Recourse Indebtedness; (ii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to make any payment to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (iii) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any Unrestricted Subsidiary of the Company may be designated as a Restricted Subsidiary of the Company by resolution of the Board of Directors of the Company; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and the Company could incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant captioned "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock." The Company shall evidence any such designation to the Trustee by filing with the Trustee within 45 days of such designation a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation has been made and stating that such designation complies with the foregoing provisions.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances (without regard to the occurrence of any contingency) to elect at least a majority of the board of directors, managers, or trustees of any Person or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

     "Wholly-Owned Foreign Subsidiary" shall mean, as to any Person, any Wholly-Owned Restricted Subsidiary of such Person which is a Foreign Subsidiary.

     "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall be at the time beneficially owned by such Person either directly or indirectly through Wholly-Owned Subsidiaries.

     "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall be at the time beneficially owned by such Person either directly or indirectly through Wholly-Owned Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the next paragraph, the Notes will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     Notes that are issued as described below under "-- Certificated Securities," will be issued in registered form (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.

     The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or holder of such Notes outstanding under the Indenture. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. The ability of a Person having a beneficial interest in Notes represented by a Global Note to pledge such interest to Persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, interest and Liquidated Damages, if any).

     The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary in identifying the beneficial owners of the related Notes and each such Person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

CERTIFICATED SECURITIES

     Notes originally purchased by or transferred to Accredited Investors who are not QIBs will be issued in the form of Certificated Securities. In addition, subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons. All such Certificated Securities would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to appoint a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each Person that the Depositary identifies as the beneficial owner of the related Notes.

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Old Notes are eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Notes will therefore be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company has agreed pursuant to the Registration Rights Agreement to use its best efforts to cause to be filed with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to an offer to exchange the Old Notes for Exchange Notes. The Exchange Notes will be substantially identical to the Old Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions (other than those that might be imposed by state securities laws) or provide for the payment of Liquidated Damages. In the event that (i) the Exchange Offer registration is not available to any Holder or may not be consummated because, in either case, it would violate applicable securities laws or because the applicable interpretations of the staff of the Commission would not permit the Company to effect the Exchange Offer or (ii) the Exchange Offer is not for any other reason consummated within 180 days of the Closing Date, the Company will use its best efforts to cause to be filed with the Commission a Shelf Registration Statement.

     Based on no-action letters issued by the staff of the Commission, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that broker-dealers receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of Exchange Notes. The staff of the Commission has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any Exchange Notes acquired.

     Each Holder (other than certain specified holders) who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business,
(ii) at the time of the commencement of the Exchange Offer, it had no arrangement with any Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company.

     The Registration Rights Agreement provides that, to the extent not prohibited by any applicable law or applicable interpretation of the staff of the Commission, (i) the Company will use its best efforts to cause to be filed with the Commission an Exchange Offer Registration Statement on or prior to 60 days after the Closing Date, (ii) the Company will use its best efforts to have such Exchange Offer Registration Statement declared effective under the Securities Act by the Commission on or prior to 120 days after the Closing Date and (iii) the Company shall have commenced the Exchange Offer and shall use its best efforts to cause the Exchange Offer to be consummated on or prior to 45 days after the date on which the Exchange Offer Registration Statement was declared effective under the Securities Act by the Commission (the "Effectiveness Target Date") and (iv) if obligated to cause to be filed with the Commission the Shelf Registration Statement, the Company will (a) cause to be filed with the Commission a Shelf Registration Statement on or prior to 60 days after such filing obligation arises, (b) use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises and (c) use its best efforts to cause the Shelf Registration Statement to remain effective until the earlier of (x) two years after the Issue Date and (y) the consummation of the Exchange Offer; provided, that if the Company has not consummated the Exchange Offer within 180 days of the Closing Date, then the Company will cause to be filed with the Commission a Shelf Registration Statement on or prior to 60 days thereafter. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the Closing Date or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. If (1) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or prior to the date specified for such filing, (2) any of such Registration Statements are not declared effective by the Commission on or prior to Effectiveness Target Date, (3) the Company fails to consummate the Exchange Offer on or prior to 45 days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above a "Registration Default"), then the Company will be required to pay Liquidated Damages to each Holder affected by such Registration Default on each interest payment date. Liquidated Damages shall accrue from and after the date of each Registration Default, and shall continue to accrue thereafter until such Registration Default has been cured or waived as set forth in the Registration Rights Agreement, at a rate equal to 0.25% per annum of the principal amount of Notes during (x) in the case of a Registration Default under clause (1) above, the first 30-day period, and (y) in the case of any other Registration Default other than under clause (1) above, the first 90-day period, in each case immediately following the occurrence of such Registration Default, which rate shall increase by an additional 0.25% per annum during each subsequent 30-day period or 90-day period, as the case may be, up to a maximum rate equal to 1% per annum. The Exchange Offer Registration Statement was filed with the Commission on June 17, 1997 and it was declared effective on October 7, 1997.


                          DESCRIPTION OF CAPITAL STOCK
GENERAL

     The Company is authorized to issue up to 50,000,000 shares of Common Stock, no par value, 21,443,477 shares of which were issued and outstanding at June 30, 1997. In addition, the Company is authorized to issue up to 500,000 shares of preferred stock, no par value. The Company's outstanding 322,500 shares of preferred stock have been divided into a series, 322,500 of which underlie the Company's Depositary Shares (the "Depositary Shares"). Each of the Company's Depositary Shares Outstanding represents ownership of 1/4 of a share of the Company's $6.75 Convertible Exchangeable Preferred Stock (the "Convertible Preferred Stock").

COMPANY COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all other matters submitted to a vote of shareholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of Common Stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company, and of the preferential rights of any series of preferred stock then outstanding. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Harris Bank is transfer agent and registrar for the Common Stock.

COMPANY PREFERRED STOCK

     The Company is authorized to issue, without any action on the part of its shareholders, 500,000 shares of preferred stock, no par value per share. The Board of Directors has the authority to divide the preferred stock into one or more series and to fix and determine the relative rights and preference of the shares of each such series, including dividend rates, terms of redemption, sinking funds, the amount payable in the event of voluntary liquidation, dissolution or winding up of the affairs of the Company, conversion rights and voting powers.

     The Company has authorized the issuance of a series, consisting of 345,000 shares of Convertible Preferred Stock in connection with the issuance and sale by public offering of the Depositary Shares in November 1993, prior to which no shares of preferred stock were outstanding. Only 322,500 shares of Convertible Preferred Stock are issued and outstanding. The shares of Convertible Preferred Stock underlying the Depositary Shares have been deposited with Harris Bank as depositary. Depositary receipts issued by the depositary evidence the Depositary Shares. There is no public trading market for the Convertible Preferred Stock except as represented by the Depositary Shares. The following is a summary description of the Convertible Preferred Stock.

  Dividend Rights

     Holders of the Convertible Preferred Stock are entitled to receive when and if declared by the Company's Board of Directors, out of the funds of the Company legally available therefor, an annual cash dividend of $6.75 per share, payable quarterly in each year. Dividends on the Convertible Preferred Stock are cumulative. Unless full cumulative dividends on all outstanding shares of the Convertible Preferred Stock have been paid, no dividends may be paid, declared or set aside for payment, or any other distributions made on the Common Stock or on any other stock of the Company ranking junior to the Convertible Preferred Stock as to dividends.

  Conversion Rights; Redemption

     Each share of Convertible Preferred Stock is convertible, at any time, at the option of the holder thereof, into Common Stock, at a conversion rate of
10.96 shares of Common Stock for each share of Convertible Preferred Stock (equivalent to 2.74 shares of Common Stock for each Depositary Share) and at an initial conversion price of $9.125 per share. The conversion price is subject to adjustment upon certain events. In addition, the Convertible Preferred Stock has special conversion rights that become effective upon the occurrence of certain types of significant transactions affecting ownership or control of the Company or the market for the Common Stock. In such situations, the special conversion right would, for a limited period, reduce the then prevailing conversion price to the market value of the Common Stock, subject to a minimum conversion price of $5.17 per share of Common Stock (subject to certain adjustments). Such provisions may in certain circumstances discourage persons from making a tender offer or a bid to acquire the Company. The Depositary Shares, as such, are not convertible into Common Stock. Nevertheless, the depositary receipts may be surrendered by holders to the depositary to cause conversion of the Convertible Preferred Stock represented by the Depositary Shares into whole shares of Common Stock.

     The Convertible Preferred Stock may be redeemed for cash, in whole or in part, at the option of the Company at any time or from time to time, at redemption prices beginning at $105.00 per share on or after December 31, 1996 and reducing to $100.00 on or after December 31, 2001, in each case, with an amount equal to all dividends (whether or not declared) accrued and unpaid to the date fixed for redemption.

  Voting Rights

     Except as required by law or in certain instances with respect to (i) the election of directors, where dividends on the Preferred Convertible Stock are in arrears; (ii) the creation, issuance or increase in the number of authorized shares of any class or classes or series of stock ranking senior to the Convertible Preferred Stock; or (iii) the alteration, change or repeal any of the powers, rights or preferences of the holders of the Convertible Preferred Stock so as to affect adversely such powers, preferences or rights, holders of Convertible Preferred Stock have no voting rights. The limited voting rights of the holders of Convertible Preferred Stock could, under certain circumstances, operate to restrict the flexibility the Company would otherwise have in connection with any future issuances of equity securities or changes to its capital structure.

COMPANY OPTIONS AND WARRANTS

     At September 29, 1997, warrants for the purchase of 801,750 shares of Common Stock and options covering an aggregate of 1,353,068 shares of Company Common Stock were outstanding. The warrants have exercise prices of $5.00 per share and expire July 2002. The options have exercise prices ranging from $3.75 per share to $9.75 per share and expiration dates ranging from October 1997 to July 2007.

REGISTRATION RIGHTS

     Certain warrant holders of the Company presently possess registration rights with respect to 801,750 shares of Common Stock issuable upon exercise of warrants. In addition, certain stockholders of the Company have registration rights granted in connection with the Company's acquisitions. See "The
Company -- Acquisitions."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the material United Stated Federal income tax consequences of the Exchange Offer is for general information only. It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the Old Notes, and the Exchange Notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code. It does not discuss state, local or foreign tax consequences, nor, except as otherwise noted, does it discuss tax consequences to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service ("IRS") with respect to the Federal income tax consequences of the Exchange Offer.

     THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE THE NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE THE NOTES.

PAYMENTS OF INTEREST AND SPECIAL INTEREST

     In general, interest on a Note will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia), (iii) a person otherwise subject to United States Federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is received or accrued, depending on the U.S. Holder's method of accounting for tax purposes.

     The Company is obligated to pay Special Interest to the U.S. Holders of Old Notes under certain circumstances described under "Description of Notes -- Registration Rights Liquidated Damages." It is believed that any such payments should be taxable to U.S. Holders at the time it is received or accrued, depending on the U.S. Holder's method of accounting for tax purposes.

OPTIONAL REDEMPTION OR REPURCHASE

     The Notes are subject to redemption at the option of the Company, on or after June 1, 2002, at the applicable redemption price plus any accrued, unpaid interest and Liquidated Damages, if any, and to purchase at the option of each holder thereof upon a Change of Control for 101% of the principal amount plus any accrued, unpaid interest and Liquidated Damages, if any. Furthermore, under certain circumstances, the Company may become obligated to purchase all or a portion of the Notes at 101% of the principal amount plus any accrued, unpaid interest and Liquidated Damages, if any, with the proceeds of certain Asset Sales. See "Description of Notes." Upon the optional redemption or purchase of a Note, it is expected that the difference between the amount received by such holder and the holder's adjusted tax basis in the Note will be taxable as capital gain or loss, if the Note is held as a capital asset (subject to the market discount rules discussed below).

PAYMENTS OF PRINCIPAL; DISPOSITIONS

     Subject to the discussion of the Exchange Offer below, upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest or market discount, which will be taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder (increased for accrued original issue discount, if any), less any principal payment received by such U.S.

Holder. Gain or loss realized by a U.S. Holder on the sale, redemption or other disposition of a Note or an Exchange Note generally will be long-term capital gain or loss if, at the time of the disposition, the Note has been held for more than one year.

AMORTIZABLE BOND PREMIUM

     If a U.S. Holder pays an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the Note's stated redemption price at maturity at the time of its acquisition ("Bond Premium"), the U.S. Holder will not be required to include original issue discount, if any, in his income and may elect to amortize Bond Premium. If Bond Premium is amortized, the amount of interest that must be included in the U.S. Holder's income from each period ending on an interest payment date or stated maturity, as the case may be, will be reduced by the portion of the Bond Premium allocable to such period based on the Note's yield to maturity and the U.S. Holder's adjusted basis in the Notes will be reduced accordingly. This election applies to all Notes acquired by the U.S. Holder during the year of election and thereafter.

ACQUISITION PREMIUM

     If a U.S. Holder pays an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the Note's adjusted issue price at the time of its acquisition ("Acquisition Premium"), but less than its stated redemption price at maturity, the U.S. Holder may be entitled to a reduction, in the daily portion of any original issue discount includable in such U.S. Holder's income, for such Acquisition Premium. The reduction will be an amount equal to the daily portion of original issue discount for that day multiplied by a fraction, the numerator of which is equal to the Acquisition Premium, and the denominator of which is the excess of the stated redemption price at maturity over the adjusted issue price of the Note on the date of purchase.

MARKET DISCOUNT

     A U.S. Holder, other than an initial Holder, will be treated as holding a Note at a market discount (a "Market Discount Note") if the amount for which such U.S. Holder purchased the Note is less than the Note's stated redemption price at maturity, or, in the case of a Note issued with original issue discount, the "revised issue price," as defined in Section 1278 of the Code, subject to a de minimis rule.

     In general, any partial payment of principal on, or gain recognized on the maturity, optional redemption or repurchase, or disposition of, a Market Discount Note will be treated as ordinary interest income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Market discount accrues on a straight-line basis, unless the U.S. Holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the Note with respect to which it is made and is irrevocable. A U.S. Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note, in an amount not exceeding the accrued market discount on such Note, until the maturity or disposition of such Note. If such Note is disposed of in a non-taxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code) accrued market discount will be includable as ordinary income to the U.S. Holder as if such U.S. Holder had sold the Note at its then fair market value.

THE EXCHANGE OFFER

     Pursuant to recently-issued Treasury regulations, the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Old Notes and, accordingly, such exchange should be treated as a "non-event" for Federal income tax purposes. Therefore, such exchange should have no Federal income tax consequences to Holders of Old Notes, and each

Holder of Old Notes would continue to be required to include interest on the Old Notes in its gross income in accordance with its method of accounting for Federal income tax purposes.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to withholding of United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, provided in the case of interest that (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank which receives interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, (iv) the beneficial owner provides the ownership statement described below, and (v) such interest is not contingent interest under Section 871(h)(4)(A) of the Code and the regulations thereunder. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30-days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement under penalties of perjury to the Withholding Agent. In such case, however, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     A non-U.S. Holder will not be subject to withholding of United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note.

     If a non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium and interest (including original issue discount) made to such non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and original issue discount on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower treaty rate) of its effectively connected earnings and profits for the taxable year, including such premium, if any, and interest (including original issue discount) on a note or Exchange Note.

     Any gain realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain is effectively connected with a trade or business in the United States of the non-U.S. Holder, or (ii) in the case of a non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

     The Notes will not be includible in the estate of a non-U.S. Holder provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote and provided that at the time of such individual's death, payments in respect of the

Notes would not have been effectively connected with the conduct of such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments of principal, interest, original issue discount or premium made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes and exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding and information reporting for those non-U.S. Holders who are not exempt recipients and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments of the principal, interest, original issue discount or premium on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

     Payments of principal, interest, original issue discount and premium on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to above and the payer does not have actual knowledge that the beneficial owner is a United States person, or the beneficial owner otherwise establishes as exemption.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days after consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. For a period of 180 days after consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed in the Registration Rights Agreement to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                       TRANSFER RESTRICTIONS ON OLD NOTES

OFFERS AND SALES BY THE INITIAL PURCHASERS

     The Old Notes were not registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in accordance with an applicable exemption from the registration requirements thereof. Accordingly, the Old Notes were offered and sold only (i) in the United States to QIBs under Rule 144A under the Securities Act and other Institutional Accredited Investors who, prior to their purchase of Old Notes, delivered to the Initial Purchasers a letter containing certain representations and agreements, in a private sale exempt from the registration requirements of the Securities Act, and (ii) outside the United States to non-U.S. persons ("foreign purchasers") in reliance upon Regulation S under the Securities Act.

INVESTOR REPRESENTATIONS AND RESTRICTIONS ON RESALE

     Each purchaser of the Old Notes was deemed to have represented and agreed as follows (terms used in this paragraph that are defined in Rule 144A are used herein as defined therein):

          (1) The purchaser (A) is a Qualified Institutional Buyer and is aware that the sale to it is being made in reliance on Rule 144A and (B) is acquiring such Notes for its own account or for the account of another Qualified Institutional Buyer.

          (2) The purchaser understands that the Notes are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that the Notes have not been registered under the Securities Act and that (A) the Notes may be offered, resold, pledged or otherwise transferred only (i) to a person who the seller reasonably believes is a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (ii) to the Company or
     (iii) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction and (B) the purchaser will, and each subsequent holder is required to, notify any subsequent purchaser from it of the resale restrictions set forth in (A) above.

          (3) The purchaser confirms that (A) such purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing Notes, and such purchaser and any accounts for which it is acting are each able to bear the economic risks of its or their investment, (B) such purchaser is not acquiring Old Notes with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; provided that the disposition of its property and the property of any accounts for which such purchaser is acting as fiduciary shall remain at all times within its control, and (C) such purchaser has received a copy of the Offering Memorandum and acknowledges that such purchaser has had access to such financial and other information, and has been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto, as it deemed necessary in connection with its decision to purchase Old Notes.

          (4) The purchaser understands that the certificates evidencing the Notes will, unless otherwise agreed by the Company and the holder thereof, bear a legend substantially to the following effect:

          "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED

     HEREBY (1) BY ITS ACQUISITION HEREOF REPRESENTS THAT (A) IT IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR
     (B) IT IS AN "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) WHO IS AN INSTITUTION (AN "INSTITUTIONAL ACCREDITED INVESTOR") AND (2) IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE DATE OF ORIGINAL ISSUANCE OF THIS NOTE AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (THE "RESALE RESTRICTION TERMINATION DATE") (X) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i)(a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), (ii) TO THE ISSUER OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (Y) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (X) ABOVE. THE FOREGOING RESTRICTIONS ON RESALE WILL NOT APPLY SUBSEQUENT TO THE RESALE RESTRICTION TERMINATION DATE."

     Each purchaser of Old Notes that is an Institutional Accredited Investor but not a Qualified Institutional Buyer must execute and deliver a purchaser's letter for the benefit of the Initial Purchasers and the Company, whereby such institutional Accredited Investor (a) agrees to the restrictions on transfer set forth in clause (2) above, (b) confirms that it (i) is an Institutional Accredited Investor or an entity in which all of the equity owners are Institutional Accredited Investors, (ii) is acquiring such Old Notes, for its own account or for the account of one or more other Institutional Accredited Investors as to which it exercises sole investment discretion, (iii) is not acquiring the Old Notes with a view to distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; provided that the disposition of its property and the property of any accounts for which it is acting as fiduciary shall remain at all times within its control, (iv) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing Notes, and it and any accounts for which it is acting are able to bear the economic risks of its or their investment, and (v) has received a copy of the Offering Memorandum and acknowledges that it has had access to such financial and other information, and has been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto, as it deems necessary in connection with its decision to purchase Old Notes, and (c) acknowledges that the registrar and transfer agent for the Old Notes will not be required to accept for registration of transfer any Old Notes, except upon presentation of evidence satisfactory to the Company that the restrictions on transfer set forth in clause (2) above have been complied with, and that any such Old Notes will be in the form of definitive physical certificates bearing the legend set forth in clause (4) above.
                         ------------------------------

     The Old Notes may not be sold or transferred to, and each purchaser, by its purchase of the Old Notes shall be deemed to have represented and covenanted that it is not acquiring the Notes for or on behalf of, and will not transfer the Notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")), except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:

          (1) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no plan (together with any other plans maintained by the same employer or employee organization) at any time while the Notes are held by such collective investment fund has an interest in excess of 10% of the total assets in such collective investment fund and the conditions of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

          (2) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the Notes are held by such account, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the conditions of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

          (3) to the extent such purchase is made on behalf of a plan, such purchase and the continued holding of the Notes is directed by (i) an investment advisor registered under the Investment Advisers Act of 1940 that had as of the last day of its most recent fiscal year total client assets under its management and control in excess of $50,000,000 and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, or (ii) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year, or (iii) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a plan, which insurance company has as of the last day of its most recent fiscal year net worth in excess of $1,000,000 and which is subject to supervision and examination by state authority having supervision over insurance companies and, in any case, such investment adviser, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliated thereof) or employee organization and managed by such investment adviser, bank or insurance company do not represent more than 20% of the total client assets managed by such investment adviser, bank or insurance company, and the conditions of Section I of such exemption are satisfied;

          (4) to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code;

          (5) to the extent such purchase is made by or on behalf of an insurance company with assets in its insurance company general account, and the conditions of Prohibited Transaction Class Exemption 95-60 issued by the Department of Labor are satisfied at the time of purchase and thereafter while the Notes are held by such account; or

          (6) to the extent such purchase is made on behalf of a plan, such purchase and the continued holding of the Notes is directed by an in-house asset manager and the conditions of Part I of Prohibited Transactions Class Exemption 96-23 issued by the Department of Labor are satisfied.

                                 LEGAL MATTERS

     The validity of the issuance of the Exchange Notes offered hereby is being passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Wedco Technology, Inc. for the year ended March 31, 1996 incorporated in this Prospectus by reference to the current report on Form 8-K/A dated July 15, 1996 have been so incorporated in reliance on the report of Coopers and Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Rotec Chemicals Limited for the year ended December 31, 1996, incorporated in this Prospectus by reference to the current report on Form 8-K dated May 12, 1997 have been so incorporated in reliance on the report by Grant Thornton, independent chartered accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Verplast SpA as of and for the two years ended December 31, 1996 incorporated in this Prospectus by reference to the current report on Form 8-K/A dated October 2 have been so incorporated in reliance on the report of Price Waterhouse SpA, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporation Act provides:

          (1) A corporation may indemnify any officer or director from and against any judgments, penalties, fines, settlements, and reasonable expenses actually incurred by him in an action, suit, investigation or other proceeding to which he is, was, or is threatened to be a party; provided that it is determined by the board of Directors, a committee thereof, special legal counsel, or a majority of the stockholders that such officer or director: (a) acted in good faith; (b) reasonably believed that his conduct was in the best interest of the corporation or was, in some circumstances, not opposed to the corporations' interest, and (c) in a criminal case, had no reasonable cause to believe his conduct was unlawful. Such indemnity is limited to the reasonable expenses actually incurred in matters as to which the officer or director is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received by him. No indemnification is permitted with respect to any proceeding in which the officer or director is found liable for willful or intentional misconduct in the performance of his duty to the corporation.

          (2) A corporation shall indemnify a director against reasonable expenses incurred by him in connection with an action, suit, investigation, or other proceeding to which he is, was, or was threatened to be a party if he has been wholly successful in its defense.

          (3) A corporation may advance an officer or director the reasonable costs of defending an action, suit, investigation or other proceeding in certain cases.

          (4) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

     Article 7, Section 7.01 of the Registrant's Bylaws provides for indemnification of directors and officers, and such Article 7, Section 7.01 is hereby incorporated herein be reference.

     The Registrant has purchased a directors and officers liability and corporation reimbursement policy in the amount of $10,000,000 which, subject to certain exceptions, protects the officers and directors of the Registrant against liabilities arising from any claim for breach of duty, neglect, error, misstatement, misleading statement, omission or other act attempted, committed or allegedly committed by reason of the director or officer acting in such capacity.

     Article 302-7.06 of the Texas Miscellaneous Corporation Laws Act permits a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) an act or omission for which liability of a director is expressly provided by applicable statute.

     Article Twelve of the Articles of Incorporation of the Registrant provides that to the full extent that the Texas Miscellaneous Corporation Laws Act, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article Twelfth shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ITEM 21.  EXHIBITS

     The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated by parenthetical information.

      EXHIBIT NO.                                  EXHIBIT
      -----------                                  -------
         3(i)            -- Amended and Restated Articles of Incorporation of the
                            Company (filed as Exhibit 4 to Form S-3 dated September
                            13, 1993)
        3(ii)            -- By-Laws of the Company (filed as Exhibit 3(ii) to Form
                            10-Q for the quarter ended June 30, 1996)
            4.1*         -- Indenture dated as of June 9, 1997 between the Company, as issuer, and Fleet National Bank, as trustee
            4.2*         -- Registration Rights Agreement dated June 9, 1997 by and between the Company and Bear, Stearns & Co. Inc.
            4.3          -- Warrant Agreement -- Series A, dated as of September 1,
                            1992, between the Registrant and Society National Bank
                            (filed as Exhibit 4 of the Registrant's Annual Report on
                            Form 10-K for 1992).
            4.4          -- Warrant Agreement Series B, dated as of September 1,
                            1992, between the Registrant and Society National Bank
                            (filed as Exhibit 4 of the Registrant's Annual Report on
                            Form 10-K for 1992).
            4.5          -- Stock Registration Rights Agreement dated April 30, 1996 by and between the Company, a subsidiary of the Company
                            and the Wedco Shareholders Group, as defined (filed as
                            Exhibit 4.4 to Form S-4 dated May 15, 1996)
            5.1*         -- Opinion of Vinson & Elkins L.L.P.
           10.1          -- Amended and Restated Business Loan Agreement dated
                            February 21, 1997 between the Registrant and Bank of
                            America, Texas, N.A. (filed as Exhibit 10 to Form 10-Q
                            dated May 14, 1997)
           10.2          -- Substituted First Amendment to Amended and Restated
                            Business Loan Agreement by and between the Company and
                            Bank of America Texas, N.A. dated June 6, 1997 (filed as
                            Exhibit 10 to Form 10-Q dated August 14, 1997).
           10.3*         -- Second Amendment to Amended and Restated Business Loan
                            Agreement between the Registrant and Bank of America,
                            Texas, N.A. dated August 29, 1997.
           10.4          -- ICO, Inc. 1985 Stock Option Plan, as amended (filed as
                            Exhibit B to the Registrant's Definitive Proxy Statement
                            dated April 27, 1987 for the Annual Meeting of
                            Shareholders).
           10.5          -- 1993 Stock Option Plan for Non-Employee Directors of ICO,
                            Inc. (filed as Exhibit 99 to the Registrant's Form S-8
                            dated September 13, 1993).
           10.6          -- 1994 Stock Option Plan of ICO, Inc. (filed as Exhibit A to Registrant's Definitive Proxy Statement dated June 24,
                            1994 for the Annual Meeting of Shareholders).
           10.7          -- ICO, Inc. 1995 Stock Option Plan (filed as Exhibit A to
                            Registrant's Definitive Proxy Statement dated August 10,
                            1995 for the Annual Meeting of Shareholders).
           10.8          -- ICO, Inc. 1996 Stock Option Plan (filed as Exhibit A to
                            Registrant's definitive proxy statement dated August 29,
                            1996 for the Annual Meeting of Shareholders)
           10.9          -- Willoughby International Stockholders Agreement dated
                            April 30, 1996 (filed as Exhibit 10.9 to Form S-4 dated
                            May 15, 1996).
           10.10         -- Consulting Agreement -- William E. Willoughby (filed as
                            Exhibit 10.13 to Form S-4 dated May 15, 1996).
           10.11         -- Salary Continuation Agreement -- William E. Willoughby
                            (filed as Exhibit 10.14 to Form S-4 dated May 15, 1996).
           10.12         -- Addendum to Salary Continuation Agreement -- William E.
                            Willoughby (filed as Exhibit 10.15 to Form S-4 dated May
                            15, 1996).

      EXHIBIT NO.                                  EXHIBIT
      -----------                                  -------
           10.13         -- Non-Competition Covenant William E. Willoughby (filed as
                            Exhibit 10.11 to Form S-4 dated May 15, 1996).
           10.14         -- Stockholders Agreement (respecting voting of shares of
                            certain former Wedco common shareholders) (filed as
                            Exhibit 10.21 to Form S-4 dated May 15, 1996).
           10.15         -- Stockholders Agreement (respecting voting of shares of
                            certain ICO common shareholders) (filed as Exhibit 10.22
                            to Form S-4 dated May 15, 1996).
           12.0**        -- Ratio of Earnings to Fixed Charges
           21.1*         -- Subsidiaries of the Company
           23.1**        -- Consent of Price Waterhouse LLP
           23.2**        -- Consent of Coopers and Lybrand L.L.P.
           23.3**        -- Consent of Grant Thornton
           23.4**        -- Consent of Price Waterhouse SpA
           23.5*         -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            5.1)
           24.1*         -- Power of Attorney
           25.1*         -- Statement of Eligibility of State Street Bank and Trust
                            Company
           99.1*         -- Form of Letter of Transmittal


---------------

       *  Previously filed

      **  Filed herewith.

ITEM 22. UNDERTAKINGS

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 20 above, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas on October 6, 1997.

                                        ICO, INC.

                                        By:    /s/ Sylvia A. Pacholder

                                        ----------------------------------------
                                                  Sylvia A. Pacholder
                                         Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                       NAME                                        TITLE                     DATE
                       ----                                        -----                     ----

              /s/ Sylvia A. Pacholder                Chief Executive Officer,           October 6, 1997
---------------------------------------------------    President, Secretary & Director
                Sylvia A. Pacholder                    (Principal Executive Officer)

              /s/ Asher O. Pacholder                 Chairman of the Board, Chief       October 6, 1997
---------------------------------------------------    Financial Officer & Director
                Asher O. Pacholder                     (Principal Financial Officer)

              /s/ Robin E. Pacholder                 Senior Vice President and General  October 6, 1997
---------------------------------------------------    Counsel; Director
                Robin E. Pacholder

                  /s/ Jon C. Biro                    Senior Vice President and          October 6, 1997
---------------------------------------------------    Treasurer
                    Jon C. Biro                        (Principal Accounting Officer)

                         *                           Director                           October 6, 1997
---------------------------------------------------
               William E. Cornelius

                         *                           Director                           October 6, 1997
---------------------------------------------------
                  James E. Gibson

                         *                           Director                           October 6, 1997
---------------------------------------------------
                  Walter L. Leib

                         *                           Director                           October 6, 1997
---------------------------------------------------
                 William J. Morgan

                         *                           Director                           October 6, 1997
---------------------------------------------------
                 George S. Sirusas

                         *                           Director                           October 6, 1997
---------------------------------------------------
                John F. Williamson

                         *                           Director                           October 6, 1997
---------------------------------------------------
               William E. Willoughby

             * /s/ Sylvia A. Pacholder                                                  October 6, 1997
---------------------------------------------------
                 Attorney-in-fact

                               INDEX TO EXHIBITS

      EXHIBIT NO.                                  EXHIBIT
      -----------                                  -------
         3(i)            -- Amended and Restated Articles of Incorporation of the
                            Company (filed as Exhibit 4 to Form S-3 dated September
                            13, 1993)


        3(ii)            -- By-Laws of the Company (filed as Exhibit 3(ii) to Form
                            10-Q for the quarter ended June 30, 1996)
            4.1*         -- Indenture dated as of June 9, 1997 between the Company, as issuer, and Fleet National Bank, as trustee
            4.2*         -- Registration Rights Agreement dated June 9, 1997 by and between the Company and Bear, Stearns & Co. Inc.
            4.3          -- Warrant Agreement -- Series A, dated as of September 1,
                            1992, between the Registrant and Society National Bank
                            (filed as Exhibit 4 of the Registrant's Annual Report on
                            Form 10-K for 1992).
            4.4          -- Warrant Agreement Series B, dated as of September 1,
                            1992, between the Registrant and Society National Bank
                            (filed as to Exhibit 4 of the Registrant's Annual Report
                            on Form 10-K for 1992).
            4.5          -- Stock Registration Rights Agreement dated April 30, 1996 by and between the Company, a subsidiary of the Company
                            and the Wedco Shareholders Group, as defined (filed as
                            Exhibit 4.4 to Form S-4 dated May 15, 1996)
            5.1*         -- Opinion of Vinson & Elkins L.L.P.
           10.1          -- Amended and Restated Business Loan Agreement dated
                            February 21, 1997 between the Registrant and Bank of
                            America, Texas, N.A. (filed as Exhibit 10 to Form 10-Q
                            dated May 14, 1997)
           10.2          -- Substituted First Amendment to Amended and Restated
                            Business Loan Agreement by and between the Company and
                            Bank of America Texas, N.A. dated June 6, 1997 (filed as
                            Exhibit 10 to Form 10-Q dated August 14, 1997).
           10.3*         -- Second Amendment to Amended and Restated Business Loan
                            Agreement between the Registrant and Bank of America,
                            Texas, N.A. dated August 29, 1997.
           10.4          -- ICO, Inc. 1985 Stock Option Plan, as amended (filed as
                            Exhibit B to the Registrant's Definitive Proxy Statement
                            dated April 27, 1987 for the Annual Meeting of
                            Shareholders).
           10.5          -- 1993 Stock Option Plan for Non-Employee Directors of ICO,
                            Inc. (filed as Exhibit 99 to the Registrant's Form S-8
                            dated September 13, 1993).
           10.6          -- 1994 Stock Option Plan of ICO, Inc. (filed as Exhibit A to Registrant's Definitive Proxy Statement dated June 24,
                            1994 for the Annual Meeting of Shareholders).
           10.7          -- ICO, Inc. 1995 Stock Option Plan (filed as Exhibit A to
                            Registrant's Definitive Proxy Statement dated August 10,
                            1995 for the Annual Meeting of Shareholders).
           10.8          -- ICO, Inc. 1996 Stock Option Plan (filed as Exhibit A to
                            Registrant's definitive proxy statement dated August 29,
                            1996 for the Annual Meeting of Shareholders)
           10.9          -- Willoughby International Stockholders Agreement dated
                            April 30, 1996 (filed as Exhibit 10.9 to Form S-4 dated
                            May 15, 1996).
           10.10         -- Consulting Agreement -- William E. Willoughby (filed as
                            Exhibit 10.13 to Form S-4 dated May 15, 1996).
           10.11         -- Salary Continuation Agreement -- William E. Willoughby
                            (filed as Exhibit 10.14 to Form S-4 dated May 15, 1996).
           10.12         -- Addendum to Salary Continuation Agreement -- William E.
                            Willoughby (filed as Exhibit 10.15 to Form S-4 dated May
                            15, 1996).

      EXHIBIT NO.                                  EXHIBIT
      -----------                                  -------
           10.13         -- Non-Competition Covenant William E. Willoughby (filed as
                            Exhibit 10.11 to Form S-4 dated May 15, 1996).
           10.14         -- Stockholders Agreement (respecting voting of shares of
                            certain former Wedco common shareholders) (filed as
                            Exhibit 10.21 to Form S-4 dated May 15, 1996).
           10.15         -- Stockholders Agreement (respecting voting of shares of
                            certain ICO common shareholders (filed as Exhibit 10.22
                            to Form S-4 dated May 15, 1996).
           12.0**        -- Ratio of Earnings to Fixed Charges
           21.1*         -- Subsidiaries of the Company
           23.1**        -- Consent of Price Waterhouse LLP
           23.2**        -- Consent of Coopers and Lybrand L.L.P.
           23.3**        -- Consent of Grant Thornton
           23.4**        -- Consent of Price Waterhouse SpA
           23.5*         -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            5.1)
           24.1*         -- Power of Attorney
           25.1*         -- Statement of Eligibility of State Street Bank and Trust
                            Company
           99.1*         -- Form of Letter of Transmittal


---------------

       *  Previously filed

      **  Filed herewith.